UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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MOELIS & COMPANY
(Name of Registrant as Specified In Its Charter)
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Notice of Annual Meeting of Stockholders

Notice of Annual Meeting of Stockholders

We are holding our 2024 Annual Meeting of Stockholders (the “Annual Meeting”) for the following purposes, which are described in more detail in the Proxy Statement:

2024 Annual Meeting of Stockholders	Meeting Date	Thursday, June 6, 2024
	Time	8:30 a.m. (Eastern Time)
	Place	Offices of Moelis & Company 399 Park Avenue, New York, NY 10022

1.	to elect five directors to our Board of Directors;
2.	to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the accompanying Proxy Statement;
3.	to approve, on an advisory basis, the frequency (every one, two or three years) of future advisory votes to approve the compensation of our Named Executive Officers;
4.	to approve the 2024 Moelis Omnibus Incentive Plan;
5.	to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
6.	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 10, 2024 will be entitled to attend and vote at the Annual Meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are sending our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) rather than a paper set of the proxy materials. The Notice includes instructions on how to access our proxy materials over the internet, as well as how to request the materials in paper form.

Your vote is important. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend the meeting. The Notice includes instructions on how to vote, including by internet and telephone. If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

By order of the Board of Directors,

Osamu Watanabe

General Counsel and Secretary

April 24, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 6, 2024.

The Company’s Proxy Statement and 2023 Annual Report on Form 10-K

are also available at www.proxyvote.com.

Letter from our Chair and CEO

Letter from our Chair and CEO

Dear Stockholders:

We cordially invite you to attend our 2024 Annual Meeting of Stockholders, to be held on June 6, 2024, at the offices of Moelis & Company located at 399 Park Avenue, 4th Floor, New York, NY 10022. The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe Moelis & Company’s achievements, compensation highlights and governance practices to be discussed at the meeting.

At this year’s Annual Meeting we are seeking your vote on several items, including the election of our directors, approval of our 2024 Omnibus Plan, and our executive compensation practices. Your vote matters, and your support will continue to allow us to position our Firm for long-term success. We encourage you to vote by proxy in advance of the meeting, whether or not you plan to attend.

Below I reflect on our 2023 activity and results, and provide my thoughts on how we have positioned ourselves for 2024 and beyond. We look forward to your participation at the Annual Meeting.

Challenging markets and differentiated advice

2023 was a difficult year for global markets and for our business. The lingering headwinds of rapidly rising interest rates, inflation and geopolitical instability brought continued disruption and dampened transactional activity throughout the year. While our conversations with clients were at some of the highest levels we have seen since our founding, many of these discussions were forward-looking in nature, preparing our clients to transact when economic uncertainty moderates and financing conditions improve.

In this environment more than ever, our innovation and creativity, global connectivity, and deep client relationships were important differentiators for our Firm. The seamless integration of our business across sectors, products and regions enabled us to be nimble and quickly pivot to support our clients. In many instances, this involved bringing together our industry and product coverage teams to adapt creative hybrid capital solutions for our clients and their evolving business needs. This meaningful collaboration elevated the quality of our advice and execution on over $300 billion of transactions for our clients and resulted in adjusted full year revenues of $860 million for our Firm.

Our capital-light business model allowed us to return $224 million to our shareholders in 2023, with $177 million in dividends and $47 million in share repurchases(1). Since our IPO in 2014, we have paid $32.45 in dividends per share to our shareholders, representing approximately 130% of our IPO price(2). We remain debt-free with a fortress balance sheet, which continues to provide a strong foundation and significant flexibility for pursuing compelling market opportunities when they arise.

Disciplined investment and future growth

Throughout my career, I have chosen to invest in talent during periods of market dislocation, which has proven to generate significant value and been fundamental to building and scaling our Firm. 2023 was no exception as we took advantage of the unique market opportunity to invest strategically, hiring 24 Managing Directors while also actively managing our total employee headcount, which grew just under 5%. Our new Managing Directors strengthen our capabilities across the largest industry fee pools and enhance our regional and product expertise.

(1)

Includes dividend paid in Q1 2024 with respect to Q4 2023 performance. Share repurchases primarily consists of shares repurchased from employees for the purpose of settling tax liabilities incurred upon delivery of equity-based compensation and share buybacks pursuant to the Company’s share repurchase program.

(2)	IPO price of $25 per share on April 15, 2014.

Letter from our Chair and CEO

We significantly expanded our Technology franchise with the addition of 11 Managing Directors, allowing us to deepen and diversify our global capabilities not only in technology but across several sectors given the far-reaching implications of the industry. We also added senior expertise across the Industrials, Power & Utilities and Sports sectors, expanded our client coverage in France, and increased our capabilities in M&A, Capital Structure Advisory and Capital Markets.

With the global energy ecosystem undergoing major consolidation and change, we also focused on expanding our Energy franchise. In late 2023, we launched a dedicated Clean Technology effort to support our clients’ decarbonization and energy transition objectives. In early 2024, we scaled our energy coverage further, bringing on a highly accomplished industry veteran to lead this important franchise, and two additional senior bankers to enhance our upstream and midstream oil and gas coverage.

As we continue to grow, we remain steadfast in our commitment to develop best-in-class talent and create an environment where our team members can thrive. In 2023, we announced eight Managing Director promotions, and we elevated another seven in early 2024. Many of this year’s promotes began their careers at Moelis, which makes me particularly proud as I reflect on the culture we have built together.

Execution and client focus

Looking forward, I am optimistic about a recovery and the active transaction environment that will result. First, the duration of the slowdown and total decline in activity indicate we are closer to the end of the cycle than the beginning. As I have noted previously, history repeatedly points to robust periods of activity after slowdowns, including the dramatic bounce backs following the dotcom bubble, global financial crisis and most recently, the Covid-19 pandemic. Second, the elimination of tail risk associated with continued interest rate hikes and more recently the probability of rate cuts in the near to mid-term will improve market sentiment and instill confidence that should unlock the pent-up deal backlog. And finally, I expect the effect of two years of significantly higher interest rates will continue to prompt the need for creative alternative capital sources and solutions.

We have spent the downturn fortifying our capabilities and global network and enhancing our competitive advantage. I believe we are better positioned than ever for a resurgence in M&A. We are now focused on delivering this extensive expertise to our clients and seizing the opportunities that lie ahead.

Sincerely,

Ken Moelis

Chair & CEO

Moelis & Company

Although we refer to our website in this Proxy Statement, the contents of our website are not included or incorporated by reference into this Proxy Statement. All references to our website in this Proxy Statement are intended to be inactive textual references only.

Proxy Statement Highlights

Proxy Statement Highlights

2024 Annual Meeting of Stockholders to be held on June 6, 2024

This section highlights certain information that you should consider before voting on the matters presented at this year’s Annual Meeting of Stockholders to be held on Thursday, June 6, 2024 at 8:30 a.m. (Eastern Time) at the offices of Moelis & Company, 399 Park Avenue, New York, NY 10022 (the “Annual Meeting”). You should read this entire Proxy Statement carefully before voting. Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend the Annual Meeting. Additional information about our Annual Meeting, including details about how to participate in our Annual Meeting and how to cast your votes, is provided under “General Information” beginning on page 82.

Moelis & Company is a holding company and its only assets are its partnership interests in Moelis & Company Group LP (“Group LP”), its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC (“GP LLC”), and its interests in its subsidiaries. Moelis & Company operates and controls all of the business and affairs of Group LP and its operating entity subsidiaries indirectly through its equity interest in GP LLC. Our Class A common stock trades on the New York Stock Exchange under the symbol “MC.”

2024 Annual Meeting of Stockholders

2024 Annual Meeting of Stockholders	Meeting Date	Thursday, June 6, 2024
	Time	8:30 a.m. (Eastern Time)
	Place	Offices of Moelis & Company | 399 Park Avenue, New York, NY 10022

Matters to be Voted on at our 2024 Annual Meeting

Agenda and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference

• Election of the 5 nominees named in this Proxy Statement to serve on our Board of Directors until the 2025 Annual Meeting	FOR each nominee	11

• Non-binding, advisory vote to approve executive compensation of our Named Executive Officers	FOR	29

• Non-binding, advisory vote to approve, the frequency (every one, two or three years) of future advisory votes to approve the compensation of our Named Executive Officers	ONE YEAR	58

• Approval of 2024 Moelis Omnibus Incentive Plan	FOR	59

• Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2024	FOR	80

Proxy Statement Highlights

Performance Overview

We encourage you to read the following Performance Overview as background to this Proxy Statement. We continued to deliver exceptional advice to our clients amidst a challenging operating environment in 2023. Our debt-free balance sheet allowed us to take advantage of market dislocation to strategically position our Firm for the future.

Business environment	• Global M&A transaction completions declined 32%(1) • Global leveraged loan and high yield debt issuance declined 19%(2)
Disciplined growth

•  Hired 24 Managing Directors in areas of key strategic importance to the Firm including Technology, Industrials, Energy, Clean Technology, Power, Capital Markets and Capital Structure Advisory.

•  Internally promoted eight bankers to Managing Director

•  Actively managed our headcount, with total headcount growth of 5% despite expansion of new Managing Director population by approximately 20%.

Business highlights

•  Ranked #3 M&A boutique globally by volume(3)

•  Ranked #1 global Restructuring advisor by announced volume(4)

•  Winner of IFR’s America’s and EMEA Restructuring Deals of the Year (Carvana and MetroBank, respectively)

Financial performance and shareholder returns

Adjusted Revenues(5) $860.1 million Execution of over $300 billion of transactions for our clients despite challenging markets	Adjusted EPS(5) $(0.20) Due to slow deal environment and significant investment in senior banker talent

1-Year TSR(6) 55% Compares to peer average of 35%	Dividends $2.40 per share Maintained declared dividends per share year over year

(1)	LSEG, global M&A transaction completions greater than $100 million; data obtained from LSEG on 1/30/2024
(2)	LSEG; data obtained from LSEG on 1/4/2024
(3)	Dealogic; Dealogic Quarterly Rankings report, Mergers & Acquisitions – Full Year 2023
(4)	LSEG; excludes sovereigns, data obtained from LSEG on 1/5/2024,
(5)	See Annex A for a reconciliation between GAAP and Adjusted (non-GAAP) financial information
(6)	S&P CapIQ; data obtained from CapIQ on 3/14/2024

Proxy Statement Highlights

Shareholder Alignment

The following provides highlights of our 2023 compensation program, which seeks to align the interests of our named executive officers with the long–term interests of our Firm and its shareholders.

✓

Align pay with strategic and financial firmwide performance. Our program emphasizes variable incentive compensation, versus fixed salaries, and serves to reward executives for Company performance and their individual contributions and accomplishments while retaining discretion. Firmwide performance includes an assessment of financial performance and non-financial factors, including investment in the Firm’s future and execution of strategic priorities.

✓

Incentivize long-term value creation by granting a significant portion of compensation in equity. Our total incentive pay is delivered in the form of cash and equity-based compensation. The equity-based compensation allocation is designed to align the interests of our named executive officers with those of our shareholders’ interests in the long-term success of our Firm, promote retention, and mitigate excessive risk taking. In 2023, equity based compensation represented 100% of 2023 total incentive compensation awarded to our Chief Executive Officer (“CEO”).

✓

Multi-year sale restrictions on equity that are longer than most of our peers. We have imposed a five-year vesting schedule on unvested equity, or equivalent sale restrictions for deferred equity, for the portion of incentive compensation that is delivered in equity. We have elected this five year schedule because we believe it promotes leadership continuity and better aligns management’s interests with those of shareholders.

✓

Clawback Policies. We have implemented a clawback policy for our executive officers which provides for the recovery of erroneously awarded compensation in the event of a financial restatement consistent with the requirements of the SEC and NYSE rules.

✓

Significant Equity Ownership by NEOs. All of our named executive officers currently have significant equity ownership as a result of multi-year vesting or deferral schedules applied to annual incentive equity compensation. As of December 31, 2023, each of our recurring named executive officers own equity of the Company representing greater than 7x their base salaries.

✓	Hedging Prohibition. We prohibit hedging of our common stock and equity-based awards by our named executive officers and employees.

Our Board of Directors

Our Board is comprised of directors with diverse skills, experiences and backgrounds, which contribute to the Board’s ability to effectively oversee the Company and execute on its long-term strategy.

Proxy Statement Highlights

In determining that each director should be nominated for re-election, our Board considered his or her service, business experience, prior directorships, qualifications, attributes and skills described in the biographies set forth below under “Proposal 1: Election of Directors—Directors.”

Skills	Allison	Shropshire	Worrell	Cantor	Moelis

Executive/Strategic Leadership	✓	✓	✓	✓	✓

Corporate CEO Experience	✓		✓		✓

Finance/Accounting/Auditing	✓	✓	✓	✓	✓

Financial Services (non-IB)	✓	✓	✓		✓

Media/Branding/Marketing		✓	✓		✓

Compensation	✓		✓		✓

Academia/Education		✓

Corporate Social Responsibility		✓	✓		✓

IT/Cybersecurity Oversight	✓		✓	✓	✓

Risk Management	✓		✓	✓	✓

Law/Public Policy/Regulatory		✓		✓

Additional Board Experience	✓	✓	✓		✓

Corporate Governance

We are committed to corporate governance that serves the best interests of our Company and shareholders and encourages active engagement with our shareholders. The following are highlights of our key board and governance practices and policies.

✓	Independent Board

•	We have a majority independent Board

•	All committees of our Board are comprised entirely of independent directors

✓	Strong Board Leadership

•	Combined Chair/CEO providing focused strategic leadership

•	Lead Independent Director with active role and responsibilities

•	Our non-employee directors who have served multiple years on our Board own equity of the Company representing greater than 4x the annual retainer fee.

✓	Increased Board Size

•	Ms. Worrell joined our Board on January 1, 2023 in line with the Board’s decision in 2022 to increase the size of the Board from five to six members with four independent directors.

•	Ms. Worrell brings senior executive and strategic leadership experience from a range of institutions and expertise across technology, media and business services.

•

Following Ms. Richardson’s decision to resign from our Board in 2023 due to professional obligations, we are engaged in a process to fill the fourth independent director seat by our next annual meeting. With the assistance of a third-party search firm, we have actively worked to add a fourth independent director to the Board. While we intended to fill the fourth seat before year-end 2023, several candidates we were pursuing were ultimately not available or viable due to conflicts that developed and became known late in the process. We continue to work with a third-party

Proxy Statement Highlights

search firm and remain committed to appointing a director who, based on their diversity of skills and experiences, will be a valuable asset to our Board.

✓	Qualified and Engaged Board

•	Diverse qualifications, skills and experiences

•	Overall attendance by our directors at Board and committee meetings was over 75% in 2023

✓	Executive Sessions

•	Independent directors meet regularly with CEO and without management

✓	Accountability

•	Director nominees must receive a majority of the votes cast (for and against) in an uncontested election

•	See “General Information—What vote is required for each proposal?” on page 83 for more information

•	Directors are elected annually

✓	Annual Self-Assessments

✓	The Board and each committee conduct an annual self-assessment, which is overseen by the Nominating & Corporate Governance Committee.

Corporate Responsibility

Our core values of trust, partnership and commitment to long-term relationships allow us to deliver differentiated advice to our clients, attract and develop exceptional talent and maintain a diverse, inclusive, innovative and agile culture. Please see “Corporate Governance–Corporate Responsibility” for more information on our commitment to our values.

Diversity & Inclusion. We are dedicated to maintaining an inclusive workplace that promotes and values diversity. As a global firm, we are committed to building a workforce with diversity of thought and perspective that is representative of the range of clients we advise around the world.

Sustainability Report. In 2023, we renewed our Sustainability report, which details key Company focus areas in pursuit of our environmental, social and governance strategy.

Proposal to Approve the 2024 Moelis Omnibus Incentive Plan

On April 23, 2024, at the recommendation of the Compensation Committee, our Board of Directors unanimously adopted the 2024 Moelis Omnibus Incentive Plan (which we refer to in this Proxy Statement as the “2024 Plan”), subject to approval by our stockholders at our 2024 Annual Meeting. The 2024 Plan will become effective as of the date of our 2024 Annual Meeting (the “Effective Date”) if approved by our stockholders, and will not become effective if such approval is not received. The 2024 Plan replaces our 2014 Omnibus Incentive Plan (the “2014 Plan”), which expired by its terms on April 14, 2024.

The 2024 Plan provides for the issuance of a maximum of 15,000,000 shares plus any shares associated with awards granted under the 2014 Plan outstanding as of April 14, 2024 that are subsequently forfeited, canceled, exchanged or surrendered without distribution of shares, or settled in cash. We expect the 2024 Plan to last for two to three years, and in any event the 2024 Plan will expire by its terms on the third anniversary of the Effective Date.

Our people are our most valuable asset driving our revenue and profits. Equity compensation enhances our ability to attract, retain and incentivize talent in our highly competitive industry. Our equity compensation program is a critical tool for aligning the interests of our employees with the long-term interests of our stockholders, clients and driving long-term value creation. If the 2024 Plan is not approved by our stockholders, we will lose this critical tool for managing our business.

Our Board of Directors recommends that you vote “FOR” the 2024 Moelis Omnibus Incentive Plan.

Proxy Statement Highlights

Highlights of the 2024 Moelis Omnibus Incentive Plan

The 2024 Moelis Omnibus Incentive Plan includes features designed to protect stockholder interests and incorporate the best practices highlighted below.

The 2024 Moelis Omnibus Incentive Plan Design Features

× No “evergreen” provision	✓ Fixed maximum share limit

× No liberal share recycling	✓ Limited Duration

× No repricing (or cash buybacks) of underwater stock options or stock appreciation rights	✓ NEO awards are subject to a clawback

× No “reload” equity awards	✓ Separate annual compensation limit of $800,000 for non-employee directors (subject to certain limited exceptions)

× No equity grants below fair market value (subject to certain limited exceptions)	✓ Double Trigger Change in Control Provisions

The Importance of the 2024 Plan and Reasons to Vote for the Proposal

✓	Necessary to retain top talent in our human-capital intensive business.

✓	Integral to recruiting new talent in our competitive industry.

✓	Links Pay with the Long-Term Performance of the Firm.

✓	Supports our talent-based cost structure and our compensation philosophy and practices.

Impact on our Firm if the 2024 Plan is Not Approved

A reduction in equity compensation would result in an increase in cash compensation.

We are a human-capital intensive business and our ability to pay appropriate levels of compensation in the form of equity incentives has enabled us to recruit, retain and motivate highly talented individuals dedicated to our long-term growth and success. Equity compensation is a key part of our culture, not just at senior levels but throughout our company. We believe equity-based compensation is critical for directly aligning the interests of our employees with those of our shareholders and cultivating a strong commitment by our employees to continue to drive shareholder value. It also reduces the need for cash compensation.

Important Considerations when Evaluating our 2024 Plan

It is important to compare our equity compensation practices to other publicly traded independent investment banks.

Proxy advisors compare Moelis, and our publicly traded independent investment banking peers, to a group drawn from companies within the broad “Diversified Financials” GICS sector designation. This designation includes, but is not limited to, mortgage REITs, lending and trading firms, consumer and specialized finance companies, asset managers and other less-human capital based businesses that do not share the same need for equity compensation.

Our equity compensation practices are generally comparable to other publicly traded investment banking advisory firms we have identified in this Proxy Statement (see “Executive Compensation—Framework to Determine Executive Compensation—Performance relative to Our Peers”). These peers generally employ similar equity compensation programs as a method of attracting and retaining talent and aligning employee interests with long-term interests of stockholders. We believe it is important to compare our equity compensation practices to those of our immediate publicly traded independent investment banking peers in order to assess or our 2024 Plan.

For a more detailed summary of the proposed 2024 Moelis Omnibus Incentive Plan, please see “Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan”.

Proposal 1: Election of Directors

Proposal 1: Election of Directors

Our Board of Directors is currently comprised of five directors. At the Annual Meeting, stockholders will vote to elect as directors of the Company the five nominees named in this Proxy Statement. Each of the directors elected at the Annual Meeting will hold office until the 2025 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. The Board of Directors has nominated Kenneth Moelis, Eric Cantor, Kenneth L. Shropshire, John A. Allison IV and Laila Worrell for election at the Annual Meeting. The persons named as proxies will vote to elect each of these nominees unless a stockholder indicates that his or her shares should be withheld with respect to one or more of such nominees.

Directors

The following sets forth information regarding our directors, including their ages as of the date hereof.

Kenneth Moelis, 65 Chair of the Board of Directors and Chief Executive Officer

Kenneth Moelis is the Founder, Chair of the Board of Directors and Chief Executive Officer of Moelis & Company. Ken has over 40 years of experience both as an investment banker and an executive, having served in various significant leadership roles where he has been responsible for the innovation and growth of franchises across the industry. Prior to founding Moelis & Company, Mr. Moelis was President of UBS Investment Bank and previously, Head of Corporate Finance at Donaldson, Lufkin & Jenrette. He began his investment banking career at Drexel Burnham Lambert. Mr. Moelis holds a B.S. in Economics and an M.B.A. from the Wharton School at the University of Pennsylvania. He is a member of the Business Council, Business Roundtable and the WSJ CEO Council and currently serves on the Wharton Board of Overseers and the Ronald Reagan UCLA Medical Center Board of Advisors. He was formerly Board Chair and Director of the Tourette Association of America and served on the Board of Trustees at the University of Pennsylvania for 10 years.

Mr. Moelis’ knowledge of and extensive experience in investment banking and the financial services industry give the Board of Directors valuable industry-specific knowledge and expertise on these and other matters. In addition, as our Founder and Chief Executive Officer, he has an unparalleled understanding of our business and operations, which positions him well to serve on our Board of Directors.

Eric Cantor, 60 Managing Director, Vice Chair of the Company and Director

Eric Cantor has served as a Managing Director, Vice Chair of the Company, and a Director of our Company since September 2014. Mr. Cantor, who has more than 30 years of political and business experience, was formerly United States Representative for Virginia’s 7th Congressional District and U.S. House Majority Leader. He served in the U.S. House of Representatives from 2001 to 2014. He was elected by his colleagues in the House to serve as the Majority Leader for the 112th and 113th Congresses where he led the public policy agenda for the House. During his time in office, Mr. Cantor was a leading voice on the economy, job creation and policies focused on improving the lives of the American middle class. He championed pro-growth solutions including lowering taxes, eliminating excessive regulation, strengthening businesses, and encouraging entrepreneurship. He was also regularly featured in publications focusing on a wide range of topics including both domestic and international matters. Mr. Cantor holds a B.A. from The George Washington University, a J.D. from The College of William and Mary, and an M.A. from Columbia University. He serves as a member of the Bipartisan Policy Center’s Executive Council on Infrastructure and has been named a visiting fellow at Harvard University’s John F. Kennedy School of Government. He served on the U.S. Department of Defense Policy Board from 2017-2020.

Mr. Cantor’s knowledge of public and economic policy, his extensive experience in public policy, international business and geo-politics and his investment banking experience position him well to serve on our Board of Directors.

Proposal 1: Election of Directors

Kenneth L. Shropshire, 69 Lead Independent Director

Kenneth L. Shropshire has been a director since July 2014 and has been our Lead Independent Director since 2022. Mr. Shropshire is the David W. Hauck Professor Emeritus at the Wharton School at the University of Pennsylvania and the former Faculty Director of its Wharton Sports Business Initiative. Mr. Shropshire joined the Wharton faculty in 1986 specializing in sports business and law and served as Chairman of the Wharton School’s Legal Studies and Business Ethics department from 2000 to 2005. Prior to returning to Wharton, Mr. Shropshire was the Adidas Distinguished Professor of Global Sport and CEO of Global Sport Institute at Arizona State University from 2017 to 2022. His consulting roles have included work for the NFL, the NCAA, the NFL Players Association and USA Track and Field, and he was an executive on the organizing committee for the 1984 Los Angeles Olympic Games. Mr. Shropshire was previously a member of the board of directors of Peace Players International and Valley Green Bank in Philadelphia and a trustee of the Women’s Sports Foundation. He is a former president of the Sports Lawyers Association, the largest such organization in the world, and Program Chair of the ABA Forum Committee, Sports Law Section. Mr. Shropshire is the author of numerous books and articles on the business of sports. He holds an A.B. in Economics from Stanford University and a J.D. from Columbia Law School.

Mr. Shropshire’s knowledge of corporate and business law and his extensive experience with business law and ethics, negotiation, and dispute resolution position him well to serve on our Board of Directors.

John A. Allison IV, 75 Independent Director

John A. Allison IV has been a director since October 2015. Mr. Allison is Executive in Residence at Wake Forest School of Business and Chairman of the Executive Advisory Council of the Cato Institute’s Center for Monetary and Financial Alternatives, and a member of the Cato Institute’s Board of Directors. Mr. Allison was president and CEO of the Cato Institute from October 2012 to April 2015. Mr. Allison served as the Chief Executive Officer of BB&T Corporation from 1989 to 2008. Mr. Allison was also a director of BB&T Corporation from 1986 to 2014, serving as Chairman from 1989 to 2008, and a Branch Bank & Trust Company director from 1986 to 2008 and 2013 to 2014. Mr. Allison served as Chairman and Chief Executive Officer of Branch Bank & Trust Company from 1989 to 2008. He also served as a Distinguished Professor of Practice on the faculty of the Wake Forest University Schools of Business from 2009 to 2012. Mr. Allison is a Phi Beta Kappa graduate of the University of North Carolina—Chapel Hill. He received his master’s degree in management from Duke University and is also a graduate of the Stonier Graduate School of Banking.

Mr. Allison’s knowledge of and extensive experience with finance, banking and investments, in addition to his years of experience and expertise as a senior corporate executive and public company board member, position him well to serve on our Board of Directors.

Laila J. Worrell, 56 Independent Director

Laila Worrell has been a director since January 2023. She has over 30 years of leadership experience in both public and private-equity owned companies. After joining KKR-owned Aricent as COO in 2017, she was instrumental in the company’s acquisition for $2.1b by publicly traded Altran Technologies, creating the largest product design and engineering company in the world. After succeeding Aricent’s CEO, she was appointed CEO of Altran Americas and again played a key role in its $5.5b acquisition by Capgemini in 2020. She now serves as CEO of HBR Global, following her appointment as an HBS Executive Fellow. Laila has also served as senior advisor and operating partner at CDPQ, one of the largest private equity investors globally, and as Partner and Managing Director in Boston Consulting Group’s Principal Investing and Private Equity (PIPE) practice. Previously, Laila held a number of senior leadership roles at Accenture, heading its $2b New York Metro region and growth and strategy for Accenture’s $13b North American business. Laila sits on the Advisory Council for the American Museum of Natural History, a position she’s held since 2012. Laila has been a board member of the Harvard Business School Club of New York since 2013, and she has previously served on the Corporate Advisory Board of Lincoln Center for the Performing Arts and its Women’s Leadership Council. From 2007 to 2014, she served as the Board Chair of Susan G. Komen Greater NYC. Laila holds a BA from The University of Texas at Austin and an MBA from Harvard Business School.

Ms. Worrell’s senior executive and strategic leadership experience from a range of institutions and her expertise across technology, media and business services positions her well to serve on our Board of Directors

Proposal 1: Election of Directors

Our Board is comprised of directors with diverse skills, experiences and backgrounds, which contribute to the Board’s ability to effectively oversee the Company and execute on its long-term strategy. We are engaged in a process to fill the fourth independent director seat as further discussed in “Proxy Highlights – Corporate Governance – Increased Board Size.”

The presentation below is a summary of skills and experiences found on the Board, with information provided by the director nominees:

(1)  The demographic information presented is based on voluntary self-identification, where one out of five directors identify as female, and one out of five directors identifies as Black/African American.

Proposal 1: Election of Directors

Director Nomination Rights of Partner Holdings

In connection with our initial public offering, we entered into a stockholders agreement with Partner Holdings, an entity controlled by our Chair and Chief Executive Officer, Kenneth Moelis, pursuant to which our Board of Directors is required to nominate individuals designated by Partner Holdings equal to a majority of the Board of Directors, and to take reasonable actions necessary to cause such directors to continue in office, as long as the Class B Condition is satisfied. The designees of Partner Holdings nominated by the Board of Directors for election at the Annual Meeting are Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partners Holdings will not designate any additional nominees to our Board of Directors this year. This is because the Company, which is no longer a “controlled company” under New York Stock Exchange (“NYSE”) rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board of Directors. The stockholders agreement and the Class B Condition are described under “Certain Relationships and Related Person Transactions—Transactions With Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement” below. Mr. Moelis’ beneficial ownership of our shares is set forth under “Stock Ownership of Certain Beneficial Owners and Management” below.

Director Nominees and Board Recommendation

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. All of the nominees are currently serving as directors and we do not expect that any of the nominees will be unavailable or will decline to serve.

In determining that each director should be nominated for re-election, our Board considered his or her service, business experience, prior directorships, qualifications, attributes and skills described in the biography set forth above.

The Board of Directors recommends that you vote “FOR” each of the director nominees in this Proposal 1

Executive Officers

Executive Officers

The following sets forth information regarding our executive officers, including their ages as of the date hereof. Information relating to Mr. Moelis, our Chair and Chief Executive Officer, is set forth above in “Proposal 1: Election of Directors.”

Navid Mahmoodzadegan, 54 Co-President and Managing Director

Navid Mahmoodzadegan is a Co-Founder and has served as Co-President since September 2015 and as a Managing Director of our Company since 2007. Mr. Mahmoodzadegan served as a director of our Company from April 2014 to April 2021. Prior to founding our Company, Mr. Mahmoodzadegan worked at UBS from 2001 to 2007, where he was most recently Global Head of Media Investment Banking and was a member of the UBS Investment Banking Department Americas Executive Committee. Before joining UBS, Mr. Mahmoodzadegan was an investment banker at Donaldson, Lufkin & Jenrette from 1995 to 2001.

He began his career as an attorney with Irell & Manella. Mr. Mahmoodzadegan serves on the Taft School Board of Trustees. Mr. Mahmoodzadegan previously served as Board Chair for the Carlthorp School Board of Trustees and served on the National Board of Directors of JumpStart. He holds an A.B. with Highest Distinction from the University of Michigan (Phi Beta Kappa) and a J.D. from Harvard Law School, magna cum laude.

Jeffrey Raich, 57 Co-President and Managing Director

Jeffrey Raich is a Co-Founder and has served as Co-President since September 2015 and as a Managing Director of our Company since 2007. Mr. Raich served as a director of our Company from April 2014 to April 2021. Prior to founding our Company, Mr. Raich worked at UBS from 2001 to 2007, where he was most recently Joint Global Head of Mergers and Acquisitions. Prior to joining UBS, Mr. Raich was a Managing Director and Head of West Coast Mergers and Acquisitions at Donaldson, Lufkin & Jenrette, where he worked from 1996 to 2000.

He began his career as an investment banker with PaineWebber in 1989. He is a member of the McIntire School of Commerce Advisory Board at the University of Virginia, a Board Member of the UCLA Health System and is also Co-Chair of the Lung Health Advisory Board at UCLA. Mr. Raich also serves on The Posse Foundation National Board of Directors. He holds a B.S. in Commerce with Distinction from the McIntire School of Commerce at the University of Virginia.

Joseph Simon, 65 Chief Financial Officer

Joseph Simon has served as our Chief Financial Officer since 2010. Prior to joining our Company, Mr. Simon served as Chief Financial Officer of Financial Security Assurance from 2002 to 2010. Prior to joining Financial Security Assurance, Mr. Simon served as Chief Financial Officer of IntraLinks and TENTV.com from 2000 to 2002.

Prior to that, Mr. Simon worked at Cantor Fitzgerald where he served as Chief Financial Officer, Global Controller and Global Head of Operations from 1993 to 1999. Before joining Cantor Fitzgerald, Mr. Simon was a Fixed Income Product and Legal Entity Controller at Morgan Stanley from 1986 to 1993. He began his career at Price Waterhouse from 1983 to 1986. Mr. Simon holds a B.S. from Cornell University and an M.B.A. from The University of Michigan. He is a Certified Public Accountant.

Executive Officers

Katherine Pilcher Ciafone, 44 Chief Operating Officer

Katherine Pilcher Ciafone is a Co-Founder and has served as the Chief Operating Officer since October 2023, where she is responsible for the Firm’s global strategy and operations. Ms. Ciafone previously served as the Firm’s Chief Operating Officer of Investment Banking where she led business management and other corporate functions. Ms. Ciafone has over 20 years of experience in the investment banking industry both as a banker and as an operating executive. Prior to Moelis & Company, Ms. Ciafone worked at UBS from 2002 to 2007 in various roles, including in the office of the CEO and President of UBS Investment Bank and as an investment banker in the Financial Institutions Group.

Ms. Ciafone serves on the Board of Directors of MA Financial Group Limited (ASX: MAF) and is a 2023 David Rockefeller Fellow through the Partnership for New York City. Ms. Ciafone holds a B.S. in Commerce with distinction from The McIntire School of Commerce at the University of Virginia.

Osamu R. Watanabe, 63 General Counsel and Secretary

Osamu R. Watanabe has served as our General Counsel and Secretary since 2011. Prior to joining our Company in 2010, he was General Counsel and Chief Compliance Officer of Sagent Advisors from 2009 to 2010. Prior to joining Sagent Advisors, Mr. Watanabe held senior legal positions at UBS from 2002 to 2009, Credit Suisse First Boston from 2001 to 2002 and Donaldson, Lufkin & Jenrette from 1997 to 2001.

From 1987 to 1997, Mr. Watanabe was in private practice at Sullivan & Cromwell in New York, Tokyo, Hong Kong and Melbourne. Prior to that, he clerked for the Honorable Morey L. Sear, Eastern District of Louisiana. Mr. Watanabe holds a B.A. from Antioch College and a J.D. from Yale Law School (1985).

Corporate Governance

Corporate Governance

The Company is governed by a board of directors and various committees of the Board that meet regularly throughout the year. Our Board has three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has adopted and operates under a written charter. You are encouraged to visit our website at www.moelis.com to view or to obtain copies of our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics. Additional information relating to the corporate governance of our Company is also set forth below and included in other sections of this Proxy Statement.

Board of Directors Leadership Structure

Mr. Moelis serves as our Chair and Chief Executive Officer in accordance with the terms of his employment agreement. As Mr. Moelis is the founder, Chief Executive Officer and among the largest shareholders of the Company, we believe that combining the roles of Chair of the Board and Chief Executive Officer encourages focused, strategic leadership.

Under our Corporate Governance Guidelines, the Board of Directors does not require the separation of the offices of the Chair of the Board and the Chief Executive Officer. If at any time the Chair is not an independent director, then the Board of Directors will elect a Lead Independent Director. Our Board of Directors periodically reviews its leadership structure.

Ken Shropshire was elected our Lead Independent Director in March, 2022. Mr. Shropshire is an independent director and active board member and also serves as the Chair of our Audit Committee.

The specific duties and responsibilities of the Lead Independent Director include the following:

Meetings and Executive Sessions

•	Presides at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors.

•	Has discretion to call executive sessions of the independent directors.

•	Facilitates discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings.

Liaison with the Chair and Management

•	Serves as the principal liaison between the independent directors and the Chair, without inhibiting direct communication between them.

•	Communicates to the Chair and management, as appropriate, any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board meetings.

•	Provides the Chair with feedback and counsel concerning the Chair’s interactions with the Board.

•	May communicate with management regarding any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board Meetings.

Oversight of Information Provided to the Board

•	Works with the Chair to develop and approve Board meeting agendas and meeting schedules, including to ensure that there is sufficient time for discussion of all agenda items.

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•	Works with the Chair on the appropriateness (including quality and quantity) and timeliness of the information provided to the Board.

•	Authorizes the retention of advisors and consultants who report directly to the Board when appropriate.

Board and Leadership Evaluation

•	In consultation with the Nominating and Corporate Governance Committee, reviews and reports on the results of the Board and Committee performance self-evaluations.

•	Periodically meets with independent directors to discuss Board and Committee and Chair performance, effectiveness and composition.

•	Coordinate with the CEO regarding the agenda for the annual review of the CEO succession plan.

Stockholder Communication

•	If requested, and in coordination with executive management, is available for consultation and direct communication with stockholders.

Crisis Management

•	Play an increased role in crisis management oversight, as appropriate under the circumstances.

The Lead Independent Director shall be appointed annually and serve until his or her successor is duly appointed and qualified, or until his or her earlier removal or resignation, or such time as he or she is no longer an independent director or such time as the Chair is an independent director. Although elected annually, the Lead Independent Director is generally expected to serve for more than one year.

Board Size

In early 2023, we successfully added Ms. Worrell to our Board in line with our Board’s decision in 2022 to increase the size of the Board from five to six members with four independent directors. Following Ms. Richardson’s decision to resign from our Board in 2023 due to professional obligations, our Nominating & Corporate Governance Committee is engaged in a process to fill the fourth independent director seat. As part of the process, we have retained a third-party search firm to assist in identifying and assessing a diverse slate of qualified Board candidates. See “Corporate Governance-Director Qualifications and Nominating Process” for more information.

Director Independence

The Board of Directors has reviewed the composition of its committees and the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board of Directors has determined that each of John A. Allison IV, Kenneth L. Shropshire and Laila Worrell is an “independent director” under applicable NYSE standards and that each such director has no relationships with the Company that would interfere with such director’s exercise of independent judgment in carrying out his responsibilities as a director of the Company.

Corporate Governance

Dual Class Voting Structure

Mr. Moelis controls the voting power of all of our Class B common stock, which has 10:1 voting per share compared to our Class A common stock, so long as the Class B Conditions are met(1). Under the Class B Condition, which was publicly disclosed at the time of our IPO, Mr. Moelis is required to hold a substantial economic interest of approximately 4.5 million shares, which makes him one of the top stockholders of Moelis & Company and further reinforces his alignment with stockholders. Additionally, Mr. Moelis is the only person who has the right to 10 votes per Class B share and such right is not transferable(2).

We believe that the stability of our CEO role, attributable to our dual-class share structure, promotes long-term shareholder value creation in our highly competitive industry by giving us the unique ability to attract and retain high-caliber Managing Directors.

Our board is currently comprised of three independent directors who possess diverse expertise and experience and play a critical role in overseeing our company’s operations and safeguarding the interests of all of our stockholders

Board of Directors Role in Risk Oversight and Succession Planning Oversight

We are exposed to a number of risks, and we regularly identify and evaluate these risks and our risk management strategy. Management is principally responsible for identifying, evaluating and managing the risks on a day-to-day basis, under the oversight of the Board and the Audit Committee. Our Managing Directors and certain business committees of our Managing Directors are responsible for various aspects of risk management associated with our business, and our executive officers have the primary responsibility for enterprise-wide risk management. Our Chief Operating Officer, Chief Financial Officer and General Counsel work closely with our Managing Directors, our management and operations teams (including our finance and accounting, legal and compliance, human capital management and information technology and security teams) and our outsourced internal audit function to monitor and manage risk. Our executive officers meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss important risks we face. Our executive officers meet regularly with the Board to discuss important risks we face, including without limitation, those related to information security. Our Audit Committee focuses on oversight of financial risks relating to the company and the Compensation Committee determines named executive officer compensation plans and arrangements and evaluates compensation-related risks to the Company. The full Board keeps itself regularly informed regarding risks overseen by the Audit Committee through management and committee reports and otherwise.

The Board annually evaluates succession planning with respect to the CEO and the executive officers. In addition, the Company’s emergency succession plan is reviewed by the Board (or a committee designated by the Board) at least annually.

(1)	Class B Condition is defined in our Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to our Form 8-K filed on April 22, 2014.
(2)

For a more detailed description of the Class B Condition, see “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement”.

Corporate Governance

Board of Directors Role in Environmental, Social and Governance Matters Oversight

The Board conducts a periodic review of matters related to environmental, social and governance (“ESG”) (other than within the purview of other committees of the Board), including the overall ESG strategy, risk oversight, including, without limitation cybersecurity risk oversight, sustainability initiatives and stakeholder engagement. The Board periodically reviews and monitors the Company’s policies and initiatives in the areas of diversity and inclusion (other than within the purview of other committees of the Board).

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has established an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. Our Board of Directors may from time to time establish other committees.

Audit Committee

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements and assists our Board of Directors in monitoring our financial systems and our legal and regulatory compliance.

Our Audit Committee is responsible for, among other things:

•

appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;

•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control over financial reporting;

•	establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and

•	reviewing and approving in advance any proposed related person transactions.

We believe that the functioning of our Audit Committee complies with the applicable requirements of the NYSE and SEC rules and regulations.

The members of our Audit Committee are Mr. Shropshire, Mr. Allison and Ms. Worrell. Since November 2015, our Audit Committee has been comprised of entirely independent directors as defined under NYSE rules. Mr. Allison and Ms. Worrell are our Audit Committee financial experts, as defined under SEC rules.

Corporate Governance

Mr. Shropshire is the Chairperson of our Audit Committee.

Our Board of Directors has considered the independence and other characteristics of each member of our Audit Committee. Audit Committee members must satisfy the NYSE independence requirements and additional independence criteria set forth under Rule 10A-3 of the Exchange Act of 1934 (the “Exchange Act”). In addition, the NYSE requires that, subject to specified exceptions, including certain phase-in rules, each member of a listed company’s audit committee be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3. In order to be considered independent for purposes of Rule 10A-3, an audit committee member may not, other than in his or her capacity as a member of the board of directors, accept consulting, advisory or other fees from us or be an affiliated person of us. Our Board of Directors has determined that each of Mr. Allison, Mr. Shropshire and Ms. Worrell qualifies as an independent director pursuant to NYSE rules and Rule 10A-3.

Our Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee Charter is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our executive officers, including our Chief Executive Officer;

•

evaluating the performance of our Chief Executive Officer and other executive officers in light of established goals and objectives and determining and approving the Chief Executive Officer’s and other executive officers compensation level based on this evaluation;

•	administering our equity compensation plans for our employees and directors;

•	evaluates compensation-related risks to the Company; and

•	approving the appointment of a retained independent compensation consultant.

The members of our Compensation Committee are Mr. Allison, Mr. Shropshire and Ms. Worrell. From February 2015, our Compensation Committee has been comprised of entirely independent directors meeting NYSE requirements. Ms. Worrell is the Chairperson of the Compensation Committee.

The Compensation Committee Charter is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com. The charter allows the Compensation Committee to form and delegate its responsibility to subcommittees of the Compensation Committee for any purpose it deems appropriate, with certain limits.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee advises on identifying individuals qualified to become members of our Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board;

Corporate Governance

•	reviewing the background and qualifications of individuals being considered as director candidates;

•

recommending to the Board of Directors the director nominees for election by the stockholders or appointment by the Board of Directors, as the case may be, pursuant to the Company’s Corporate Governance Guidelines; and

•	reviewing the suitability for continued service as a director of each board member when his or her term expires and when he or she has a change in status.

The members of our Nominating and Corporate Governance Committee are Mr. Allison, Mr. Shropshire and Ms. Worrell. From April 19, 2021, our Nominating and Corporate Governance Committee has been comprised of entirely independent directors meeting NYSE requirements. Mr. Allison is the Chairperson of the Nominating and Corporate Governance Committee.

Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee Charter is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com. The charter allows the Nominating and Corporate Governance Committee to form and delegate its responsibility to subcommittees of the Nominating and Corporate Governance Committee for any purpose it deems appropriate, with certain limits.

Board and Committee Meetings; Annual Meeting Attendance

Between January 1, 2023 and December 31, 2023 our Board of Directors held seven meetings, our Audit Committee held five meetings, our Compensation Committee held nine meetings and our Nominating and Corporate Governance Committee held six meetings. During 2023, each director attended at least 75% of the meetings of the Board of Directors and committees on which the director served. The independent directors of the Company regularly meet in executive session with our CEO and without management. Under the Corporate Governance Guidelines adopted by our Board of Directors, the Lead Independent Director (or in his absence, another independent director designated by him) presides at such executive sessions.

Under our Corporate Governance Guidelines, directors are expected to attend the Company’s annual meetings of stockholders. A director who is unable to attend an annual meeting of stockholders (which it is understood will occur on occasion) is expected to notify the Chair of the Board of Directors. All directors attended our 2023 annual meeting.

Board Evaluation

Our Board and each committee conduct an annual self-evaluation, which is overseen by our Nominating and Corporate Governance Committee.

Director Qualifications and Nominating Process

In considering candidates for nomination, the Nominating and Corporate Governance Committee and Board of Directors take into consideration many factors, including the needs of the Board and the candidate’s qualifications. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, and meaningful experience in business, law or accounting or other relevant areas. Candidates must also be committed to representing the long-term interests of our stockholders. The Board also considers other factors it deems appropriate based on current needs, including specific business and financial expertise currently desired, experience as a public company director, conflicts of interest, experience overseeing information technology or cybersecurity. In addition to a candidate’s qualifications, the Board considers their diversity of experiences and backgrounds, which includes gender,

Corporate Governance

age and racial diversity. The Board strives to maintain a Board comprised of the skills, character, judgement, and diversity of experience that is tailored to the interests of the Firm and our stockholders.

Our full Board of Directors participates in the consideration of nominees to our Board of Directors other than as set forth below. The Board believes that recommendations from the Nominating and Corporate Governance Committee and input from all directors in the nominating process enhances the Company’s ability to identify, evaluate and select director nominees. In addition, the Stockholders Agreement provides that our Board of Directors will nominate individuals designated by Partner Holdings equal to a majority of the Board of directors, for so long as the Class B Condition is satisfied and, thereafter, one quarter of the candidates for so long as the Secondary Class B condition is satisfied. Partner Holdings is an entity controlled by our Chair and Chief Executive Officer, Kenneth Moelis, and the designees of Partner Holdings nominated by the Board of Directors for election at the Annual Meeting are currently Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partners Holdings will not designate a third nominee to our Board of Directors. This is because the Company, which is no longer a “controlled company” under NYSE rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board of Directors. See “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement”.

The Board of Directors will consider a candidate recommended or nominated by a stockholder in a manner consistent with its evaluation of potential nominees, so long as the nomination meets the requirements of our by-laws, as summarized below.

The Notice of Nomination Should Include the Following Information:

•	the stockholder’s name, record address, and name and principal place of business,

•	the name, age, business address, residence address, and principal occupation or employment of the nominee,

•	the class or series, and number of all shares of the Company’s stock owned beneficially or of record by the stockholder or the nominee,

•	whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by the stockholder or the nominee with respect to the Company’s stock,

•	a description of all agreements or arrangements to which the stockholder or the nominee is a party with respect to the nomination, the Company or the Company’s stock,

•

a description of agreements or arrangements entered into by the stockholder or the nominee with the intent to mitigate loss, manage risk or benefit from changes in the stock price or increase or decrease the stockholder’s voting power,

•	a representation that the stockholder will attend the meeting in person or by proxy to nominate the persons named in its notice, and

•	any other information related to the stockholder or the nominee required to be disclosed in the solicitation of proxies for election of directors under federal securities laws.

The notice must be accompanied by the nominee’s consent to be elected and to serve as a director and include certain representations and agreements by the nominee set forth in our by-laws.

This notice must be updated, if necessary, so that the information is true and correct as of the record date for the meeting.

Corporate Governance

Stockholder nominees should be submitted to the Company’s General Counsel and Secretary at the Company’s principal executive offices. Stockholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by stockholders in connection with a meeting of stockholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the stockholder must submit the information required by our by-laws and other information reasonably requested by the Company within the timeframe described below under “Additional Information—Procedures for Submitting Stockholder Proposals.”

When the Company or the Board of Directors is required by contractual obligation (including pursuant to the Stockholders Agreement) to nominate candidates designated by any person or entity, the selection and nomination of these directors is not subject to the above process.

Shareholder Engagement

In 2023, we engaged with unaffiliated shareholders representing approximately 80% of the outstanding Class A shareholders at the time. In our meetings with shareholders, we primarily discussed feedback on our executive compensation program, our broad-based approach to equity compensation, financial performance, talent/human capital management updates, among other matters. We carefully consider their feedback while evaluating key business decisions and have incorporated feedback received from our shareholders in this proxy. We also took into account feedback from our shareholders in developing our 2024 Omnibus Incentive Plan.

We remain committed to having an open dialogue with shareholders, which allows us to better appreciate our shareholders’ perspective. Our senior management frequently meets with our shareholders during conferences, sell-side sponsored group meetings, and other ad-hoc interactions. Finally, our investor presentation, and other relevant shareholder information can be found on our website at investors.moelis.com. The information on our website is not incorporated into this Proxy Statement.

Communication with the Board of Directors

Any stockholder or other interested parties who would like to communicate with the Board of Directors, the independent directors as a group or any specific member or members of the Board of Directors should send such communications to the attention of our General Counsel and Secretary at Moelis & Company, 399 Park Avenue, 4th Floor, New York, NY 10022. Communications should contain instructions on which member or members of the Board of Directors the communication is intended for. Such communications will generally be forwarded to the intended recipients. However, our General Counsel and Secretary may, in his sole discretion, decline to forward any communications that are inappropriate.

Corporate Responsibility

Moelis was founded in 2007 on the tenets of trust, partnership and commitment to long-term relationships and we remain true to these values in delivering differentiated advice to our clients, attracting and developing exceptional talent and maintaining a diverse, inclusive, innovative and agile culture. We are focused on integrating these values into all facets of our business.

In 2023, we renewed our Sustainability Report, which addresses how environmental, social and governance factors are incorporated in our guiding principles and commitment to our stakeholders. Our 2023 Sustainability Report is available on the Investor Relations section of our website at www.moelis.com. We will continue to evaluate our corporate sustainability and provide updates in future reports. Below are highlights of our approach to our people and environmental sustainability.

Corporate Governance

Our People

Our people are critical to the success of Moelis. Investing in our people allows us to best serve our clients and generate long-term value for our shareholders. To this end, our goal is to attract, retain and develop top talent in our industry across all levels. We devote significant time and resources to training and mentoring our employees, striving to foster a collaborative environment, and attracting and retaining talent that is passionate about our business and culture.

As detailed below, during 2023, we remained committed to investing in our most valuable asset by cultivating diverse recruitment practices, developing our talent and prioritizing the health and well-being of our employees.

Diversity & Inclusion

We are dedicated to maintaining an inclusive workplace that promotes and values diversity. As a global firm, we are committed to building a workforce with diversity of thought and perspective that are representative of the range of clients we advise around the world. We are focused on creating an inclusive environment and attracting and retaining the brightest and most talented individuals from diverse backgrounds to create a platform for collaboration, employee engagement and innovation. Our ability to provide a rewarding career path in an environment focused on collaboration that brings together diverse perspectives and experiences results in best in class advice for our clients. Our commitment to uphold a culture of respect and inclusion is driven by our executive leadership and our Board of Directors.

Recruiting Programs

We believe it is important to invest early by recruiting a diverse group of high performing individuals to elevate our culture and business strategy at all levels of the firm. We recruit from the world’s leading undergraduate and graduate programs and have developed partnerships with a variety of associations and diversity groups which have resulted in the hiring of analysts and associates into all of our global offices. Institutions and associations participating in these partnerships include BLK Capital Management Group, Out4Undergrads and Sponsors for Educational Opportunity (SEO) in the UK. In addition, through our pipeline talent programs, including our flagship Leadership Development Program, Moelis Experience Programs and Rise Above Diversity Fellowship, we provide targeted coaching, development and networking opportunities for new graduates including graduates from underrepresented groups.

Employee Networks

In keeping with our firm culture of inclusion, collaboration and talent development, our Employee Networks provide an important opportunity for an exchange of ideas and relationship building among employees who identify as part of underrepresented groups and their allies. These firm-sponsored and employee-driven networks create a framework for global connectivity and idea sharing while advancing our culture, work quality and employee fulfillment. Our firm also supports diverse communities through volunteerism, fundraising efforts and partnerships. We support more than 40 employee selected nonprofit organizations around the world.

Developing our Talent

Developing our people means investing in the long-term success of the Firm. To this end, we devote significant time and resources to training and mentoring our employees. We strive to develop our brightest and most ambitious junior professionals into productive Managing Directors who provide best in class services to our clients. This ongoing commitment has resulted in internal promotion of 40% of our Managing Director population.

Corporate Governance

Moelis Academy

We continue to invest in the educational opportunities and resources for our employees. Through Moelis Academy, all employees can access learning opportunities and content to improve their technical, communication and leadership skills, and in turn, advance the Moelis culture, work quality and overall employee fulfillment. We continue to build our resource offerings through Moelis Academy, leveraging both external expertise and our internal knowledge base to provide and lead continued opportunities for development and growth.

Collaborative Culture

We reinforce our culture of partnership and collaboration by bringing together multifaceted deal teams across products and geographies. In addition, we ensure our professionals receive transaction experience across a wide range of products and industries. We believe this exposure enhances the investment banking experience and allows our developing talent to refine their proficiency in a broad variety of corporate finance matters at an early stage in their career.

We provide ongoing feedback and formally review performance on an annual basis, which allows us to both recognize employee contributions and continue to identify and invest in areas of targeted development and professional growth.

Our compensation approach and philosophy incentivizes employees to work collaboratively across products and geographies. Our top performers provide clients with the best of our expertise and creates an open knowledge forum for their peers.

Environmental Guidelines

In 2021, we adopted our Environmental Guidelines. We endeavor to implement efficiencies and environmental sustainability in our business practices and seek to operate our office footprint and daily operations more efficiently. We will continue to monitor our progress as we move forward in our corporate citizenship journey to reduce our environmental impact.

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors, including our chief executive and senior financial officers. The code of business conduct and ethics is available in the Corporate Governance section of our Investor Relations website at investors.moelis.com. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities. The Corporate Governance Guidelines are available in the Corporate Governance section of our Investor Relations website at investors.moelis.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

Director Compensation

Effective March 1, 2023 each of our non-employee directors receive annual compensation of $200,000, which is comprised of (i) $100,000 in the form of RSUs (the “RSU Grants”) and (ii) $100,000, which the director may elect to receive in the form of cash, RSUs or a combination thereof. Prior to March 1, 2023, each of our non-employee directors received annual compensation of $150,000, which is comprised of (i) $65,000 in the form of RSUs (the “RSU Grants”) and (ii) $85,000, which the director may elect to receive in the form of cash, RSUs or a combination thereof.

Additionally, the Chairperson of each Board committee and the Lead Independent Director receive $20,000 annually, which is comprised of (i) $5,000 of RSU Grants and (ii) $15,000, which the Chairperson or Lead Independent Director, as applicable, may elect to receive in the form of cash, RSUs or a combination thereof.

Cash compensation is paid quarterly in arrears. The annual RSU Grants generally vest upon grant and are settled following the second anniversary of grant. Any other RSUs elected to be received generally vest 25% on a quarterly basis over the one-year period beginning July 1 of each year and are settled within 60 days following the applicable vesting date. We reimburse all directors for expenses incurred in connection with attending Board and committee meetings.

The following table shows compensation paid to the individuals who served as our non-employee directors in fiscal year 2023.

Name(1)(2)	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	Total ($)

John A. Allison IV	56,250	178,482(4)	234,732

Kenneth L. Shropshire	114,750	136,556(5)	251,306

Laila J. Worrell	32,500	261,272(6)	293,772

Yolonda Richardson(7)	26,250	2,923(8)	29,173

(1)

Our directors who also serve as our employees or executive officers do not receive any compensation for their service as directors and have thus been omitted from this table. These individuals consist of: (i) Mr. Moelis whom is a named executive officer of the Company, and (ii) Mr. Cantor, who is a Managing Director of the Company. Additional information regarding Mr. Cantor’s employment agreement is included below in “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Employment Agreement with Eric Cantor.”

(2)

As of December 31, 2023, our non-employee directors held the following unvested RSUs: Mr. Allison, 982; Mr. Shropshire, 222; Ms. Worrell, 982; and the following vested RSUs: Mr. Allison, 4,620; Mr. Shropshire, 4,870; Ms. Worrell, 3,561.

(3)

Amounts represent the grant date fair value of RSU awards made during the identified fiscal year, as calculated under FASB ASC Topic 718. The amount excludes RSUs issued pursuant to the terms of our 2014 Omnibus Incentive Plan as dividend equivalents on the underlying RSUs that have accumulated subsequent to the grant date held by Messrs. Allison, Shropshire and Ms. Worrell in connection with dividends paid by the Company to holders of its Class A common stock. Dividend equivalents are subject to the same terms and conditions as the underlying RSUs. For a summary of the assumptions used in the valuation of these awards, please see Note 2 to the audited financial statements included in our 2023 Annual Report on Form 10-K.

(4)

Award comprised of (i) 309 RSUs granted on April 3, 2023 which vested upon grant and will be settled within 60 days following July 1, 2024, and (ii) 66 RSUs granted on April 3, 2023 which vested on July 1, 2023 and were settled within 60 days following the applicable grant date, and (iii) 2,335 RSUs granted on

Director Compensation

July 3, 2023 which vested upon grant and will be settled within 60 days following July 1, 2025, and (iv) 1,278 RSUs granted on July 3, 2023, 319 of which vested on October 1, 2023, 319 of which vested on January 1, 2024, 320 of which vested on April 1, 2024 and 320 which vest on July 1, 2024 and all of which were or will be settled within 60 days following the applicable vesting date. Cash amount reflects $7,500 for nominating and corporate governance committee chair.

(5)

Award comprised of (i) 309 RSUs granted on April 3, 2023 which vested upon grant and will be settled within 60 days following July 1, 2024, and (ii) 13 RSUs granted on April 3, 2023 which vested on July 1, 2023 and were settled within 60 days following the applicable vesting date (iii) 2,446 RSUs granted on July 3, 2023 which vested upon grant and will be settled within 60 days following July 1, 2025, and (iv) 289 RSUs granted on July 3, 2023, 72 of which vested on October 1, 2023, 72 of which vested on January 1, 2024, 72 of which vested on April 1, 2024 and 73 which vest on July 1, 2024 and all of which were or will be settled within 60 days following the applicable vesting date. Cash amount reflects $13,500 for audit committee chair and $13,500 for lead independent director.

(6)

Award comprised of (i) 772 RSUs granted on January 11, 2023 which vested upon grant and will be settled within 60 days following July 1, 2024, and (ii) 1,010 RSUs granted on January 11, 2023, 550 of which vested on April 1, 2023 and 550 of which vested on July 1, 2023 and all of which were settled within 60 days following the applicable vesting date, and (iii) 342 RSUs granted on April 3, 2023 which vested upon grant and will be settled within 60 days following July 1, 2024, and (iv) 132 RSUs granted on April 3, 2023 which vested on July 1, 2023 and were settled within 60 days following the applicable vesting date, and (v) 2,335 RSUs granted on July 3, 2023 which vested upon grant and will be settled with 60 days following July 1, 2025, and (vi) 1,278 RSUs granted on July 3, 2023, 319 of which vested on October 1, 2023, 319 of which vested on January 1, 2024, 320 of which vested on April 1, 2024 and 320 which vest on July 1, 2024 and all of which were or will be settled within 60 days following the applicable vesting date. Cash amount reflects $7,500 for compensation committee chair.

(7)	Ms. Richardson resigned from our Board of Directors in March 2023.

(8)	Award comprised of 77 RSUs granted on April 3, 2023 which vested upon grant and will be settled within 60 days following July 1, 2024.

Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

Our named executive officers for the fiscal year ended December 31, 2023, which consist of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2023 (the “NEOs” or “named executive officers”), are as follows:

•	Kenneth Moelis, Chair and Chief Executive Officer;

•	Navid Mahmoodzadegan, Co-President, Managing Director;

•	Jeffrey Raich, Co-President, Managing Director;

•	Joseph Simon, Chief Financial Officer; and

•	Katherine Pilcher Ciafone, Chief Operating Officer.

2023 Overview

Our compensation program is designed to align the interests of our named executive officers and other employees with the long-term interests of the Firm and its shareholders. Firmwide performance, which includes execution of strategic initiatives and financial performance, was a significant factor in determining our named executive officer compensation for 2023. The following is an overview of our 2023 performance year.

Revenue and business environment

•

Amidst a challenging market environment which saw a 32% decline in global M&A transaction completions(1) and a 19% decline in leveraged loan and high yield debt issuance(2), we reported total 2023 annual GAAP revenues of $854.7 million and Adjusted revenues of $860.1 million, down 11% from 2022 Adjusted revenues(3)

•

Despite subdued transaction activity, our Firm’s differentiated integration of expertise across sectors, products and regions enabled us to advise on over $300 billion of transactions, underscoring our nimbleness and the quality of our advice for clients

¡	2023 transaction achievements include:

g	Ranked #3 global M&A boutique investment bank by volume(4)

g	Ranked #1 global restructuring advisor by announced volume(5)

g	IFR’s Americas Restructuring Deal of the Year (Carvana)

g	IFR’s EMEA Restructuring Deal of the Year (Metro Bank)

Disciplined growth

•

Our debt-free balance sheet allowed us to take advantage of market dislocation. As many competitors pulled back, we aggressively invested, hiring 24 Managing Directors across areas of key strategic importance including: Technology, Industrials, Energy, Clean Technology, Power, Capital Markets and Capital Structure Advisory.

•	Many of our recent Managing Director hires are focused on the largest and most dynamic sectors globally where we see meaningful opportunities to advise our clients and drive growth for the Firm:

¡

The substantial growth of our Technology team, through the hiring of 11 seasoned Managing Directors, profoundly enhances and broadens our global expertise within the technology sector, which has comprised approximately 20% of the global M&A fee pool since 2019(6)

Executive Compensation

¡

We launched our dedicated Clean Technology Group in late 2023, underscoring our continued commitment to supporting our strategic, financial sponsor and venture capital clients as they navigate decarbonization and energy transition across a range of industries and end markets

•	Actively managed our headcount, with total headcount growth of 5% despite expansion of new Managing Director population by approximately 20%.

Continued focus on talent development

•	In addition to actively hiring, we also promoted eight advisory professionals to Managing Director.

•	Approximately 40% of our Managing Directors are internal promotes, underscoring our commitment to cultivating top-tier talent

•

We continued to provide our employees with training and experiences they need to reach their full potential through our Moelis Academy curriculum including, Moelis Compass and Moelis @ Wharton programs

Profitability measures & shareholder returns

•

As a result of a slow deal environment and our significant investments in senior talent, we reported a net loss per share of $0.36 on a GAAP basis. On an Adjusted basis, we reported a net loss per share of $0.20, as compared with net income of $2.22 in 2022(3)

•	Our capital-light business model allowed us to return approximately $224 million in capital to shareholders through dividends and share repurchases

•	We declared $2.40 per share in dividends and generated a total shareholder return of 55%, versus the peer average of 35%(7).

(1)	LSEG, global M&A transaction completions greater than $100 million; data obtained from LSEG on 1/30/2024
(2)	LSEG, data obtained from LSEG on 1/4/2024
(3)	See Annex A for a reconciliation between GAAP and Adjusted (non-GAAP) financial information.
(4)	Dealogic; Dealogic Quarterly Rankings report, Mergers & Acquisitions—Full Year 2023
(5)	LSEG; excludes sovereigns, data obtained from LSEG on 1/5/2024
(6)	Dealogic; data obtained from Dealogic on 1/22/2024
(7)	S&P CapIQ; data obtained from CapIQ on 3/14/2024

Executive Compensation

CEO 2023 Total Awarded Compensation

Our CEO’s total awarded annual compensation for the 2023 performance cycle is consistent with our focus on aligning pay with strategic and financial firmwide performance and promoting long-term shareholder value creation.

Our CEO was awarded total annual compensation for the 2023 performance cycle of $9.0 million, which is comprised of $8.57 million of Deferred Units granted in February 2024, base salary of $400,000 paid in 2023 and a cash payment of $30,500 paid in February of 2024 to enable 401(k) contributions. In 2023, our Compensation Committee awarded 100% of the CEO’s total annual incentive based compensation in the form of deferred equity, promoting a long-term focus and appropriate alignment between our CEO and our shareholders.

Our Compensation Committee considered a number of factors in assessing CEO performance and determining his compensation. Performance was assessed holistically and was guided by the key tenets of our compensation framework as described below. Our Compensation Committee considered key strategic achievements in 2023 with CEO leadership resulting in execution of our strategic growth plan through the appointment of 24 external Managing Directors across a range of key growth sectors and products, including Technology, Industrials, Energy, Clean Technology, Power, Capital Markets and Capital Structure Advisory. Our Compensation Committee assessed our financial performance in 2023, taking into account the challenging global market conditions, and the expansion of sector and product coverage across the franchise. Our adjusted revenues for 2023 declined 11% against adjusted revenues for 2022, as compared to a 23% decline in M&A fee pool over the same period. Our 2023 adjusted revenue included growth across non-M&A product revenue compared to 2022. When assessing our CEO’s performance our Compensation Committee also considered the unique contributions of the CEO as an industry leading adviser and deal maker. See “–Framework to Determine Executive Compensation” and “–Named Executive Compensation – Ken Moelis” for more information.

Key Compensation Practices

The design of our executive compensation program is integral to the implementation of our compensation philosophy. The following chart provides highlights of our 2023 compensation program.

WHAT WE DO

✓	Align pay with strategic and financial firmwide performance. Our program emphasizes variable incentive compensation, versus fixed salaries, and serves to reward executives for Company

Executive Compensation

performance and their individual contributions and accomplishments while retaining discretion. Firmwide performance includes an assessment of financial performance and non-financial factors, including investment in the Firm’s future and execution of strategic priorities.

✓

Incentivize long term value creation by granting a significant portion of compensation in equity. Our total incentive pay is delivered in the form of cash and equity-based compensation. The equity-based compensation allocation is designed to align the interests of our named executive officers with those of our shareholders’ interests in the long-term success of our Firm, promote retention, and mitigate excessive risk taking. In 2023, equity based compensation represented 100% of 2023 total incentive compensation awarded to our CEO.

✓

Multi-year sale restrictions on equity that are longer than most of our peers. We have imposed a five-year vesting schedule on unvested equity, or equivalent sale restrictions for deferred equity, for the portion of incentive compensation that is delivered in equity. We have elected this five year schedule because we believe it promotes leadership continuity and better aligns management’s interests with those of shareholders.

✓

Clawback Policies. We have implemented a clawback policy for our executive officers which provides for the recovery of erroneously awarded compensation in the event of a financial restatement consistent with the requirements of the SEC and NYSE rules.

✓

Significant Equity Ownership by NEOs. All of our named executive officers currently have significant equity ownership as a result of multi-year vesting or deferral schedules applied to annual incentive equity compensation. As of December 31, 2023, each of our recurring named executive officers own equity of the Company representing greater than 7x their base salaries.

✓	Hedging Prohibition. We prohibit hedging of our common stock and equity-based awards by our named executive officers and employees.

WHAT WE DON’T DO

×	No annual guaranteed incentive compensation

×	No severance payments or golden parachutes

×	No substantive tax gross ups

×	No excessive perquisites

×	No pension benefit accruals

How Compensation is Determined

In connection with 2023 compensation, our Compensation Committee of the Board of Directors took into account our compensation philosophy and our compensation framework to determine compensation for our named executive officers.

Our Compensation Committee has retained an independent compensation consultant, Willis Towers Watson (“WTW”), to assist it in collecting and evaluating external market data regarding executive compensation and performance and to advise the Compensation Committee on developing trends and best practices in executive compensation and equity and incentive plan design. In performing these services, WTW attends meetings of the Compensation Committee regularly, including portions of the meetings without management present, and separately with the Compensation Committee Chair.

WTW is the Compensation Committee’s independent advisor and does not provide any other services to the Company or its executive officers that could jeopardize its independent status. The Company has affirmatively determined that no conflict of interest has arisen in connection with the work of WTW as compensation consultant for the Compensation Committee.

Executive Compensation

Compensation Philosophy

Our compensation program is designed to align the interests of our named executive officers and other employees with the long-term interests of the Firm and its shareholders.

Through our compensation program, we seek to:

•	Attract, retain and motivate executives who are aligned in creating long-term shareholder value

•	Promote a highly collaborative culture focused on delivering the highest quality advice to our clients

•	Reinforce the long-term interests of the Firm over individual short-term interests

•	Pay for Firm performance

•	Reinforce sound decision making and prudent risk taking

Framework to Determine Executive Compensation

In order to implement our compensation philosophy for 2023, our Compensation Committee took into account four key factors listed below in determining compensation of our named executive officers. These factors were used as the framework, together with our compensation philosophy, to guide compensation decisions for our named executive officers and other senior employees of the Company. Our compensation program allows us to take into account multiple aspects of the four key compensation factors (firmwide performance, performance of our peers, individual contributions and risk management assessment) based on our actual historical performance.

1. Firmwide Performance

In assessing firmwide performance, the Firm’s financial performance and how that financial performance was achieved in light of the Firm’s long-term strategic priorities was considered. Financial performance was evaluated with a focus on the Company’s Adjusted revenues, operating margins, Adjusted net income and total shareholder return. These metrics were considered on both a year over year and multi-year basis, within the context of the global investment banking advisory market and the broader environment in which the Company operates. In addition, the firmwide performance review takes into account the identification and execution of key strategic initiatives of the Company, which may include strategic hiring and talent initiatives or business expansion. Firmwide performance is a substantial factor in assessing NEO compensation levels.

2. Performance Relative to Our Peers

Our performance relative to the performance of our public company peer financial institutions on a year over year and multi-year basis was considered in determining 2023 compensation. The companies included in the performance comparison were Evercore Inc., Houlihan Lokey, Inc., Lazard Ltd, Perella Weinberg Partners and PJT Partners Inc. We have achieved one-year total shareholder return of 55% compared to the peer group average of 35%, while maintaining a debt free balance sheet and all through organic growth. In addition, the prior year compensation structure of this peer group, along with third party surveys, is used to gauge pay practices and compensation trends. A key component of our executive compensation program is to promote retention of our existing executive team and the next generation of leadership who aspire to ascend to executive roles. To that end, the Committee evaluates executive compensation using peer

Executive Compensation

benchmarking to ensure executive roles are properly valued. No specific metrics or targets for our performance relative to these competitors has been set.

3. Individual Contributions

Individual performance achievements of each of the named executive officers were considered in determining compensation for 2023. Factors reviewed include each named executive officer’s responsibilities and role-specific performance and execution of business initiatives and strategy. In addition, leading client development and engagement, direct contributions to revenues and supporting other investment banking professionals in revenue generation and talent development are important determinants for the compensation of our CEO and Co-Presidents. The revenue contributions of named executive officers who maintain direct responsibility for client development and generating revenues as an investment banker are assessed according to the same framework used to assess and compensate other revenue producing investment bankers.

4. Risk Management Assessment

The named executive officers manage risk in the Company’s business. In making compensation decisions, we take into account the impact of the named executive officers’ risk decisions on the business and the judgement exercised to avoid excessive risk-taking.

Executive Compensation

Overview of Compensation Elements

The following table summarizes the key elements of our 2023 annual awarded executive compensation program, which demonstrates our Compensation Committee’s focus on awarding compensation in line with our Compensation Philosophy.

Pay Element	Type	Key Features	Award Period	For More Information

Base Salary	Base Salary	• Fixed cash portion of total compensation	Ongoing	Page 35

	Cash	• Variable award assessed annually	Annual	Page 35

Annual Variable Compensation	Restricted Equity	• Variable award assessed annually • RSUs/Restricted LP Units: vesting over 5 years • Deferred LP Units: delivered over 5 years subject to transfer and non-compete restrictions	5 Years	Page 41-44

Base Salary. Consistent with our pay-for-performance philosophy, base salary comprises a small portion of our named executive officers’ total annual compensation. Base salaries for each of our named executive officers for 2023 were $400,000. The amount of the base salary for the named executive officers was set in accordance with the terms of their respective employment agreements and may be adjusted from time to time in accordance with those agreements. Base salaries are reviewed annually. We did not increase the base salaries of our named executive officers in 2023.

Annual Variable Incentive Compensation. Annual variable incentive compensation comprises a substantial portion of each of our named executive officer’s total compensation. Once the aggregate amount of the incentive compensation award is determined, a portion of the incentive compensation award is allocated in equity, consisting of either restricted stock units (“RSUs”) or profits interest limited partnership units in Moelis & Company Group Employee Holdings LP or Moelis & Company Group LP (“Group LP” and the “LP Units”), each with the features described below, and the remainder is allocated in cash. Annual variable incentive compensation for performance in 2023 was awarded and paid, as appropriate, in the first quarter of 2024.

The amount of variable incentive compensation awards is based on a discretionary assessment, taking into account the four factors described in our Framework of Compensation. Historically, we have used a discretionary incentive compensation structure because it adjusts to market cycles and accounts for a variety of indicators of Firm and individual performance. See “Moelis Annual Equity Awards” for a detailed discussion of the variable incentive compensation awarded to each named executive officer in respect of performance in 2023. We did not provide guaranteed incentive compensation to any of our named executive officers in respect of 2023.

Deferred LP Units. For performance in 2023, a portion of certain of our named executive officers’ total annual compensation was awarded in LP Units which are eligible for redemption and exchange rights in accordance with the following schedule: 40% in February of 2026 and 20% in each of February of 2027, 2028 and 2029. These LP Units vested at grant and are subject to prohibitions on transfer and non-compete restrictions, which if violated, result in the forfeiture of the undelivered portion of the award (the “Deferred LP Units”).

Restricted LP Units. For performance in 2023, a portion of certain of our named executive officers’ total annual compensation was awarded in LP units, which will vest 40% in February of 2026 and 20% in each of February of 2027, 2028 and 2029 (the “Restricted LP Units”). For performance in 2023, a portion of certain of our named executive officers’ total annual compensation was awarded in LP units, which will vest 50% in each of February of 2028 and February of 2029 (the “Restricted LTI LP Units”).

Executive Compensation

For a more detailed description of the above awards, please refer to “-Moelis Annual Equity Awards”.

2023 Compensation Assessment. For compensation paid in respect of 2023 performance, restricted equity represented 76% of total compensation awarded to our named executive officers. Restricted equity was awarded in the form of RSUs or LP Units, which are subject to a five-year vesting or deferral schedule. Our Compensation Committee believes these key features are in line with our philosophy of aligning our named executive officer interests with our shareholders.

Process and Timing for Grants of Annual Incentive Awards. All annual incentive award amounts (whether payable in cash, equity, or other deferred compensation) to named executive officers are estimated at the end of December and are finally determined by our Compensation Committee by February of the following year.

2023 Named Executive Officer Compensation

In determining 2023 annual incentive compensation for our named executive officers, the Compensation Committee considered the Company’s performance achievements and the other contributions of each of the named executive officers.

The Company performance in 2023 includes:

•	Adjusted revenues of $860.1 million amidst challenging market conditions

•	Execution of strategic investment in key franchises strategically positioning the Firm for the future

•	Prudent balance sheet management allowing the Firm to take advantage of market dislocation to acquire and retain top talent during difficult markets

•	Commitment to leading and fostering a collaborative culture to deliver the highest quality advice to our clients

Compensation for 2023 reflects our philosophy of linking pay to annual firmwide performance, promoting investment in long term value creation, rewarding individual performance, and aligning management’s interests with those of our shareholders.

Ken Moelis

As CEO, Mr. Moelis drove our strategic direction and provided leadership and vision for the Firm’s long-term growth during a period of competitor disruption. Mr. Moelis delivered on an integrated business strategy, investing in key sectors positioned for continued expansion and capitalizing on a differentiated culture of collaboration and on the quality and depth of client relationships. Mr. Moelis’s leadership continued to drive disciplined execution of our strategy with a focus on shareholder value. Mr. Moelis directed business opportunities and talent development, partnering with bankers globally in his role as an industry leading adviser and deal maker with deep client relationships. Mr. Moelis drove global brand recognition cementing the Firm’s presence and further building on a market leading franchise.

Navid Mahmoodzadegan

Mr. Mahmoodzadegan provided critical leadership in overseeing the management of the Firm’s investment banking business, including day to day management of bankers globally. He also made significant contributions to client development and revenue generation as an investment banker.

(i)

Strategic leadership: Mr. Mahmoodzadegan, in partnership with Co-president Mr. Raich, provided critical leadership in overseeing the management of the investment banking business. Mr. Mahmoodzadegan successfully executed on key strategic growth initiatives including the hiring of a 55 person Technology coverage team and continued the Firm’s commitment to development and promotion of talent at the

Executive Compensation

Managing Director level. In 2023, Mr. Mahmoodzadegan continued to provide oversight of the Company’s risk procedures including conflict management.

(ii)

Direct contribution to revenue performance and client advice: Mr. Mahmoodzadegan leads a market leading global Media, Telecommunications and Technology business and continues to be one of the Firm’s leading revenue generating bankers. For 2023, our Compensation Committee specifically considered Mr. Mahmoodzadegan’s contributions to our revenues given the number of client mandates Mr. Mahmoodzadegan advised on and the sustainable contribution of the global media franchise which he leads. Mr. Mahmoodzadegan’s revenue contributions are measured according to the same framework used to assess and compensate our other revenue producing bankers.

Jeff Raich

Mr. Raich provided critical leadership in overseeing the management of the Firm’s investment banking business, including day to day management of bankers globally. He also made significant contributions to client development and revenue generation as an investment banker.

(i)

Strategic leadership: Mr. Raich, in partnership with Co-president Mr. Mahmoodzadegan, provided critical leadership in overseeing the management of the investment banking business. Mr. Raich successfully executed on key strategic growth initiatives including the formation of a dedicated Clean Technology franchise and growth across our global Industrials business. Mr. Raich continued the Firm’s commitment to development and promotion of talent at the Managing Director level. In 2023, Mr. Raich continued to provide oversight of the Company’s risk procedures including conflict management.

(ii)

Direct contribution to revenue performance and client advice: Mr. Raich is an experienced M&A banker with deep client relationships in private equity. For 2023, our Compensation Committee specifically considered Mr. Raich’s contributions to our revenues. Mr. Raich’s revenue contributions are measured according to the same framework used to assess and compensate our other revenue producing bankers.

Joe Simon

Mr. Simon provided strategic leadership over worldwide finance, accounting, tax and information technology functions for the Company. Mr. Simon’s leadership in financial planning and management contributed to core strategic decisions and the Firm’s growth investment strategy. Mr. Simon provided operational risk oversight and led firmwide cyber and enterprise risk management initiatives and defense enhancements. Mr. Simon also led investor relations, developing investor and research analyst relationships.

Katherine Pilcher Ciafone

Ms. Ciafone was appointed to the role of Chief Operating Officer (COO) in October 2023. Ms. Ciafone previously held the role of COO of Investment Banking until assuming her Executive leadership role. Ms. Ciafone provided critical contributions to the business integration of the expanded Technology and new Clean Technology teams. Ms. Ciafone was responsible for leading business organization initiatives across the Firm and led the 2023 new brand development and roll out. In partnership with our CFO and General Counsel, Ms. Ciafone led operational risk oversight and provided leadership across all business management and operations contributing to the advancement of the Firm’s strategy.

Other Compensation Program Features

No Guarantees

Historically, we have not guaranteed any named executive officer any compensation and have not provided contractual entitlements to severance or additional payments triggered by termination.

Executive Compensation

Clawback Policies

RSUs and LP Units are forfeited by our named executive officers in the event of (1) a voluntary termination of employment other than for “good reason” (as defined in the 2014 Omnibus Incentive Plan) or eligible retirement or (2) termination by the Company for cause. For a detailed discussion of the RSU and LP Unit forfeiture provisions, see “Overview of Compensation Elements” and “Moelis Annual Equity Awards”. In addition, we have implemented a clawback policy for our named executive officers which provides for the recovery of erroneously awarded compensation in the event of a financial restatement consistent with the requirements of the SEC and NYSE rules.

Anti-Hedging Policy

Our named executive officers and other employees are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them. Certain forms of hedging or monetization transactions, such as forward sale contracts, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow a named executive officer to continue to own Moelis common stock, but without the full risks and rewards of ownership. When that occurs, the named executive officer may no longer have the same incentives or objectives as the Company’s other shareholders. Consequently, named executive officers are prohibited from engaging in hedging their exposure with respect to directly or indirectly owned Moelis common stock, whether obtained through compensation, open-market purchases, or otherwise. For purposes of this policy, ‘‘hedging’’ includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Moelis common stock.

In addition, named executive officers are prohibited from engaging in directly or indirectly pledging owned Moelis common stock to secure obligations of a brokerage margin account as described above. Pledges of Moelis common stock by a named executive officer can result in the sale of shares without the consent of the officer if the obligation secured by the shares is in default, and if this occurs during a blackout period it could result in an insider trading violation by that officer. Pledges of Moelis common stock in a brokerage margin account (where shares are pledged to secure a loan to buy other securities) present significant insider trading risk because the shares can be sold automatically with a decline in the stock price. In addition, the reputation of the Company, as well as officers’ personal reputations, can be adversely affected if Moelis common stock is sold pursuant to a defaulted obligation.

2023 Say on Pay Vote

At last year’s Annual Stockholders Meeting, approximately 85% of all votes cast supported our compensation program. We believe that our compensation program continues to support our pay-for-performance culture and provides a strong alignment of the interests of our named executive officers with those of our stockholders more generally. We believe that it was also important to engage with our stockholders in order to get their input on our compensation program and the Firm’s performance.

As discussed above in the “Corporate Governance—Shareholder Engagement” section, we engaged shareholders representing approximately 80% of our outstanding shares held by unaffiliated shareholders as of November 2023 to discuss our executive compensation program and other general corporate matters. We used this opportunity to discuss our compensation philosophy, along with the structure and components of our executive compensation program, and to solicit any comments or feedback from the shareholders. We had constructive conversations and received generally positive feedback. As a result of the positive feedback that we received, we did not make substantial changes to the executive compensation program. We understand the importance of engaging with our shareholders regarding our executive compensation program and expect to continue having these discussions and soliciting their input on an ongoing basis.

Executive Compensation

Summary Compensation Table for 2023

The following table summarizes the total compensation paid to or earned by each of our named executive officers for the periods presented below under SEC rules.

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Kenneth Moelis Chair, Chief Executive Officer	2023	400,000	30,500	7,438,446	9,900	7,878,846
	2022	400,000	30,000	18,784,112	9,150	19,223,262
	2021	400,000	5,100,000	8,829,314	29,645	14,358,959

Navid Mahmoodzadegan Co-President, Managing Director	2023	400,000	3,000,000	13,554,171	45,300	16,999,471
	2022	400,000	5,000,000	9,960,423	57,856	15,418,279
	2021	400,000	11,260,000	8,327,639	52,437	20,040,076

Jeffrey Raich Co-President, Managing Director	2023	400,000	100,000	2,084,352	10,720	2,595,072
	2022	400,000	30,000	5,538,893	9,150	5,978,043
	2021	400,000	6,850,000	4,514,959	36,120	11,801,079

Joseph Simon Chief Financial Officer, Managing Director	2023	400,000	1,000,000	715,316	9,900	2,125,216
	2022	400,000	1,218,000	1,078,856	9,150	2,706,006
	2021	400,000	1,630,000	923,030	10,875	2,963,905

Katherine Pilcher Ciafone Chief Operating Officer, Managing Director(4)	2023	400,000	900,000	398,489	20,520	1,719,009

(1)

Amounts represent the annual cash bonuses paid for performance in the identified fiscal year, whether or not paid in such year. The Company paid its cash bonuses for performance in each of 2023, 2022 and 2021 in the first quarter of the following year. The repayment terms for 2023, 2022 and 2021 equity bonuses are described below under “—Moelis & Company Annual Equity Awards.”

(2)

Amounts represent the grant date fair value of the awards granted during the identified fiscal year, as calculated under FASB ASC Topic 718. For a summary of the assumptions used in the valuation of these awards, please see Note 2 to the audited financial statements included in our 2023 Annual Report on Form 10-K. In accordance with SEC rules, the table includes equity awards for 2020 performance that were granted in 2021, equity awards for 2021 performance that were granted in 2022 and equity awards for 2022 performance that were granted in 2023 but excludes equity awards for 2023 performance that were granted in 2024. On February 15, 2024, Mr. Moelis received 156,818 Deferred LP Units. The grant date fair value of these awards is $7,160,262. On February 15, 2024, Mr. Mahmoodzadegan received 166,526 Restricted LP Units and 2,744 Restricted LTI LP units. The grant date fair value of these awards is $9,541,749. On February 15, 2024, Mr. Raich received 54,898 Deferred LP units. The grant date fair value of these awards is $2,506,626. On February 15, 2024, Ms. Pilcher Ciafone received 10,979 Restricted LP Units. The grant date fair value of these awards is $618,886. On February 15, 2024, Mr. Simon received 17,384 Deferred LP units. The grant date fair value of these awards is $793,748. The grant date fair value of all aforementioned awards were calculated under FASB ASC Topic 718. The Restricted LP Units for Mr. Mahmoodzadegan and Ms. Pilcher Ciafone granted in February 2024 vest 40% on February 23, 2026 and 20% on each of February 23, 2027, February 23, 2028 and February 23, 2029. Restricted LTI LP Units for Mr. Mahmoodzadegan granted in February 2024 vest 50% on each of February 23, 2028 and February 23, 2029. The Deferred LP Units for Mr. Moelis, Mr. Raich and Mr. Simon granted in February 2024 vest upon grant date. Subject to the forfeiture provisions set forth in

Executive Compensation

the Deferred LP Unit Award Agreement, the Deferred LP Units will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2026 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2027, February 23, 2028 and February 23, 2029.

(3)

Amounts represent (i) contributions by the Company to each named executive officer in respect of the officer’s participation in our 401(k) plan and (ii) tax-related interest payments to each named executive officer that resulted from the timing of our annual cash bonus payments in relation to the date on which estimated taxes on such awards were required to be paid by the officer. In addition to the amounts listed in this column, we reimbursed Mr. Moelis for costs in lieu of a hotel when traveling to New York City on business. The amount of this reimbursement approximated the cost of a comparable hotel room and does not constitute additional compensation.

(4)	Ms. Pilcher Ciafone became an executive officer on October 1, 2023.

Grants of Plan-Based Awards in 2023

The following table summarizes grants of plan based awards to each of our named executive officers in fiscal year 2023.

Name	Grant Date	Estimated future payouts under equity incentive plan awards: number of shares of stock or units(1) (#)			All other stock awards: number of shares of stock or units(4) (#)		Grant date fair value of stock awards(3)(5)(6) ($)
		Threshold(2)	Target(2)	Maximum(3)	Deferred LP Units(5)	Restricted Equity(6)

Kenneth Moelis	2/16/2023				130,720		4,841,869
	2/16/2023	28,465	56,930	85,395			2,596,577

Navid Mahmoodzadegan	2/16/2023					253,996	11,556,818
	2/16/2023	21,896	43,792	65,688			1,997,353

Jeffrey Raich	2/16/2023				56,273		2,084,352

Joseph Simon	2/16/2023				19,312		715,316

Katherine Pilcher Ciafone	2/16/2023					8,758	398,489

(1)

Equity incentive plan awards were made in the form of Performance Units as described below in the section entitled “—Moelis Annual Equity Awards.” The terms and conditions of these Performance Units are described below in the section entitled “—Moelis Annual Equity Awards.” For a summary of the assumptions used in the valuation of these awards, please see footnote 2 to the audited financial statements included in our 2023 Annual Report on Form 10-K.

(2)

Performance Units awarded subject to performance conditions and time-based vesting conditions set forth within “—Moelis Annual Equity Awards—Performance Units” with grant date fair value of $33.38 per share as calculated under FASB ASC Topic 718.

(3)

Maximum amount of Performance Units in the amount of (i) 56,930 awarded subject to performance conditions and time-based vesting conditions set forth within “–Moelis Annual Equity Awards—Performance Units” with grant date fair value of $33.38 per share as calculated under FASB ASC Topic 718 plus (ii) 28,465 (the amount of Performance Units in excess of target) awarded subject to performance conditions and time-based vesting conditions set forth within “—Moelis Annual Equity Awards—Performance Units” with grant date fair value of $24.46 per share as calculated under FASB ASC Topic 718.

(4)	Stock awards were made in the form of LP Units and RSUs as described below in the section entitled “—Moelis Annual Equity Awards.” The terms and conditions of these LP Units and RSUs are described

Executive Compensation

below in the section entitled “—Moelis Annual Equity Awards.” For a summary of the assumptions used in the valuation of these awards, please see footnote 2 to the audited financial statements included in our 2023 Annual Report on Form 10-K.

(5)

Deferred LP Units awarded subject to post-vesting sale and non-compete restrictions and with grant date fair value of $37.04 per share as calculated under FASB ASC Topic 718. For additional details see “—Moelis Annual Equity Awards—LP Units—Deferred LP Units”

(6)	Restricted LP Units and RSUs awarded subject to time-based vesting conditions and with grant date fair value of $45.50 per share as calculated under FASB ASC Topic 718.

Moelis Annual Equity Awards

2023 Equity Awards

In February of 2024, we granted equity incentive awards in the form of LP Units or RSUs to our Managing Directors, including our named executive officers in respect of 2023 performance. Mr. Moelis received 156,818 Deferred LP Units, Mr. Mahmoodzadegan received 166,526 Restricted LP Units and 2,744 Restricted Long Term Incentive LP Units, Mr. Raich received 54,898 Deferred LP units, Mr. Simon received 17,384 Deferred LP Units and Ms. Pilcher Ciafone received 10,979 Restricted LP Units.

2022 Equity Awards

In February of 2023, we granted equity incentive awards in the form of LP Units or RSUs to our Managing Directors, including our named executive officers in respect of 2022 performance. Mr. Moelis received 130,720 Deferred LP Units and 56,930 target Performance Units (with a maximum of 85,395 of Performance Units available pursuant to the award in the event the 150% TSR Performance Condition and other terms of the award are satisfied). Mr. Mahmoodzadegan received 253,996 Restricted LP Units and a target number of 43,792 Performance Units (with a maximum of 65,688 of Performance Units available pursuant to the award in the event the 150% TSR Performance Condition and other terms of the award are satisfied). Mr. Raich received 56,273 Deferred LP units, Mr. Simon received 19,312 Deferred LP units and Ms. Pilcher Ciafone received 8,758 RSUs.

2021 Equity Awards

In February of 2022, we granted equity incentive awards in the form of LP Units or RSUs to our Managing Directors, including our named executive officers in respect of 2021 performance. Mr. Moelis received 251,159 Restricted LP Units, 113,646 Three Year Deferred LP Units (as defined below) and 28,979 Restricted LTI LP Units (as defined below), Mr. Mahmoodzadegan received 141,808 Restricted LP Units and 68,188 Three Year Deferred LP Units, Mr. Raich received 82,109 Restricted LP Units and 34,094 Three Year Deferred LP Units and Mr. Simon received 16,808 Restricted LP Units and 5,682 Three Year Deferred LP Units.

LP Units

Each LP Unit is intended to qualify as a “profits interest” for federal income tax purposes and is eligible to share in a specified portion of the profits of the Company created after the grant of the profits interest. The LP Units may be redeemed for shares of our Class A common stock after they become vested or are eligible for delivery and a sufficient amount of appreciation in the value of Group LP is achieved and allocated to the LP Units to enable a redemption of the LP Units for shares of our Class A common stock on a one-for-one basis. Upon the satisfaction of these conditions, the LP Units will be redeemable for shares of Class A common stock provided that (i) any sales or exchange restriction on these LP Units have lapsed and in no event earlier than two years following the grant date and (ii) the awards have not been otherwise forfeited pursuant to the terms of the award agreement. All references herein to LP Unit includes any Restricted LP Unit, Restricted LTI LP Unit, 2021 Restricted LTI LP Unit, Deferred Unit or Performance Unit unless the context requires otherwise.

Executive Compensation

Restricted LP Units. Restricted LP Units granted in February of 2024 for 2023 performance will vest 40% on or about February 23, 2026 and 20% on or about February 23 of each of 2027, 2028 and 2029.

In February of 2024 for performance in 2023, Mr. Mahmoodzadegan was granted Restricted LTI LP Units, which vest 50% on or about February 23, 2028 and 50% on or about February 23 of 2029.

Restricted LP Units granted in February of 2023 for 2022 performance will vest 40% on or about February 23, 2025 and 20% on or about February 23 of each of 2026, 2027 and 2028.

Restricted LP Units granted in February of 2022 for 2021 performance will vest 40% on or about February 23, 2024 and 20% on or about February 23 of each of 2025 through 2027.

In February of 2022 for performance in 2021, Mr. Moelis was granted long term incentive LP Units, which vest in equal installments on or about February 23 of each of 2025, 2026 and 2027 (these LP Units are referred to herein as the “2021 Restricted LTI LP Units”).

Restricted LP Units granted in February of 2021 for 2020 performance vested 40% in February 2023 and 20% on or about February 23 of each of 2024 through 2026.

Deferred LP Units. Subject to the forfeiture provisions described below, Deferred LP Units granted in February of 2024 for 2023 performance will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2026 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2027, February 23, 2028 and February 23, 2029. These Deferred LP Units vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered. Deferred LP Units were awarded to retirement eligible named executive officers.

Subject to the forfeiture provisions described below, Deferred LP Units granted in February of 2023 for 2022 performance will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2025 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2026, February 23, 2027 and February 23, 2028. These Deferred LP Units vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered. Deferred LP Units were awarded to retirement eligible named executive officers.

In February of 2022 for performance in 2021, a portion of each named executive officer’s total incentive compensation was granted in LP Units, which vested at grant and are subject to a three year restriction on any transfers and a three year non-compete restriction (these LP Units are referred to herein as the “Three Year Deferred LP Units”). The awards were granted in lieu of cash for performance in 2021 to further align the interests of our named executive officers with our shareholders.

RSUs

Each RSU represents the right to receive upon settlement either, at our option, a share of our Class A common stock or an amount of cash equal to the fair market value of a Class A share. Participants have no rights as a stockholder with respect to the RSUs unless and until shares of our Class A common stock underlying the RSUs are actually delivered, provided that each participant will generally be eligible to receive additional RSUs in respect of any dividends we pay with respect to our Class A common stock, which additional RSUs will be forfeitable and subject to the same restrictions and conditions as the underlying RSUs.

Our RSUs granted in connection with bonuses are granted subject to the terms of the 2014 Omnibus Incentive Plan and individual award agreements. A copy of the plan is included as Exhibit 99.1 to our Registration Statement on Form S-8 filed on August 8, 2014.

Executive Compensation

Performance Units

Our Performance Units are subject to both a performance condition and a five year time-based vesting condition (the “Time-Based Vesting Condition”). The performance vesting requirement for the Performance Units will be deemed satisfied to the extent that the Company’s Class A common stock achieves the designated dividend-adjusted per-share prices based on the volume-weighted average closing share price of the Company’s Class A common stock over any 20 consecutive trading-day period (“20-day VWAP”). The number of Performance Units for which the performance condition has been met (the “Earned Units”) will be determined (i) on a quarterly basis at the end of each fiscal quarter to occur after the Grant Date and (ii) as of and for the period ended on February 16, 2028 (the “End Date”) (each such fiscal quarter end date, together with the period ending with the End Date, a “Measurement Date”), based on the highest 20-day VWAP to have been achieved at any time starting on the Grant Date and ending on End Date.

If as of any Measurement Date (i) the highest 20-day VWAP reaches $68.00 (dividend adjusted to $63.53), 50% of the total Performance Units will become Earned Units, (ii) if the highest 20-day VWAP reaches $91.00 (dividend adjusted to $85.02), 100% of the total Performance Units will become Earned Units, and (iii) if the highest 20-day VWAP reaches $114.00 (dividend adjusted to $106.51), or greater, 150% of the total Performance Units will become Earned Units. If as of any Measurement Date, the highest 20-day VWAP is between $68.00-114.00 (dividend adjusted to $63.53-$106.51), then the percentage of the total Performance Units that will become Earned Units as of such time shall be determined by linear interpolation. As a result of the reinvestment of dividends, the Performance Units may become Earned Units before the 20-Day VWAP of our Class A Common Stock achieves the dollar amount set forth above. Dividend adjusted targets are listed as of April 10, 2024.

The target Performance Units satisfy the time-vesting requirement in equal installments on each of the third, fourth and fifth anniversaries of February 16, 2023 (the grant date) and Performance Units in excess of the target Performance Units satisfy the time-vesting requirement on the End Date.

If a “change in control” (as defined in the Performance Unit award agreement) occurs on or prior to the End Date, the Time-Based Vesting Condition will be deemed fully achieved, so long as the participant remains employed as of the date of the change in control, and the 20-day VWAP will be determined based on the price paid per share of Class A common stock in connection with the change in control, with a corresponding number of Performance Units becoming fully vested. Any Performance Units that do not vest in connection with the change in control will be forfeited.

In the event that a participant’s employment is (i) terminated by us without “cause” or (ii) by the participant for “good reason” (each, as defined in the Performance Unit award agreement), in each case on or prior to the End Date, the participant will be eligible to vest in a number of Performance Units equal to (I) the greater of (A) the number of Performance Units that are Earned Units as of the date of such employment termination, and (B) the number of “termination eligible units” as set forth on Annex I to the Performance Unit award agreement that corresponds to the employment termination date, less (II) the number of Performance Units that otherwise fully vested on or prior to the employment termination date, in each case without regard to the Time-Based Vesting Condition (any such Earned Units, “Qualifying Termination Units”). The Qualifying Termination Units will fully vest on the End Date, subject to the participant not engaging in any “detrimental activities” prior to the End Date. Any Performance Units that do not vest in connection with such employment termination will be forfeited.

In the event that a participants employment is terminated due to death or disability (as defined in the Performance Unit award agreement), in each case on or prior to the End Date, the participant will be eligible to vest in a number of Performance Units equal to (I) the great of (A) the number of Performance Units that are Earned Units as of the date of such employment termination, and (B) the applicable number of “pro-rated units” set forth on Annex I to the Performance Unit award agreement that corresponds to the applicable “implied TSR hurdle,” subject to the achievement of the implied TSR hurdle corresponding to the applicable,

Executive Compensation

less (II) the number of Performance Units that otherwise fully vested on or prior to the employment termination date, in each case without regard to the Time-Based Vesting Condition (any such Earned Units, “Death/Disability Units”). The Death/Disability Units will fully vest on the End Date, subject to the participant not engaging in any “detrimental activities” prior to the End Date. Any Performance Units that do not vest in connection with such employment termination will be forfeited.

Other Key Terms of Equity Awards

RSUs and Restricted LP Units (including Restricted LTI LP Units) will not vest unless a participant remains in continuous employment or service with us through the applicable vesting date. Except as described in the following paragraphs, if the participant’s employment or service with us is terminated for any reason, any unvested RSUs or Restricted LP Units will be forfeited as of the notice of termination date.

For RSUs and Restricted LP Units (including Restricted LTI LP Units), if the participant’s employment or service with us is terminated (i) by us without cause, (ii) by the participant for “good reason” (as defined in the 2014 Omnibus Incentive Plan) or (iii) by us due to disability, any unvested RSUs and Restricted LP Units will continue to vest on the originally scheduled vesting dates, provided that the participant has not engaged in any “detrimental activities” (as described below) through the applicable vesting date. If the participant engages in any detrimental activity following such termination, any unvested RSUs or Restricted LP Units will be forfeited. For purposes of these RSU and Restricted LP Unit awards, “detrimental activities” means any solicitation of our employees or certain clients, any interference with our relationships with certain clients, any failure to execute an attestation that the participant has not engaged in such acts prior to each applicable vesting date or other time reasonably requested by us or any failure to satisfy any obligation of the participant under any agreement with us with respect to confidentiality, non-disparagement, non-solicitation or noncompetition. If the participant’s employment or service with us is terminated due to the participant’s death, any unvested RSUs or Restricted LP Units will immediately vest.

If the participant’s employment or service with us is terminated (i) by us without cause or (ii) by the participant for good reason, in each case on or within 12 months after the effective date of a “change in control” (as defined in the 2014 Omnibus Incentive Plan), any unvested RSUs or Restricted LP Units will immediately vest.

For Deferred LP Units, if the participant is terminated for Cause or engages in any detrimental activity (as defined below) at any time during the term of the award, any Deferred LP Units not yet delivered will be forfeited. For purposes of Deferred LP Unit awards, “detrimental activities” means engaging in competitive enterprises (as defined in the award), any solicitation of our employees or certain clients, any interference with our relationships with certain clients, failure to responsibly transition coverage of the Participant’s clients and clients’ transactions prior to a termination event, any failure to execute an attestation that the participant has not engaged in such acts prior to each applicable delivery date or other time reasonably requested by us or any failure to satisfy any obligation of the participant under any agreement with us with respect to confidentiality, non-disparagement, non-solicitation or noncompetition. In the event of the participant’s death, any Deferred LP Units will cease to be subject to the transfer and non-compete restrictions on the earlier of (i) two year anniversary of the grant date or (ii) death.

A retiring officer or employee generally will not forfeit qualifying RSUs or LP Units granted during employment if at retirement (i) the officer or employee is at least 56 years old, (ii) has provided at least 5 consecutive years of service to the Company and (iii) such officer’s or employee’s years of service plus age at the time of retirement equals 65, unless such officer or employee waives such retirement arrangements. In each case, any such RSUs or LP Units will be delivered pursuant to their applicable vesting schedule, subject to noncompetition and other terms.

The specific number of RSUs and the number of LP units granted to our named executive officers and other employees for 2023 awarded annual compensation in February of 2024 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 8,

Executive Compensation

2023 through February 14, 2023 (the “February 2024 Grant Date Price”). The specific number of RSUs and the number of LP units granted to our named executive officers and other employees for 2022 awarded annual compensation in February of 2023 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 9, 2023 through February 15, 2023 (the “February 2023 Grant Date Price”). The specific number of RSUs and the number of LP units granted to our named executive officers and other employees for 2021 awarded annual compensation in February of 2022 was determined by dividing the dollar value of awarded equity by the average share price, calculated as of the five day trading period from February 10, 2022 through February 16, 2022 (the “February 2022 Grant Date Price”) except that the number of Three Year Deferred LP Units was determined by dividing the dollar value of awarded equity by the February 2022 Grant Date Price less a liquidity discount of 15%.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2023. In accordance with SEC rules, this table does not reflect Deferred LP Units, which are vested at the grant date of such awards. Below this table, we have provided an alternative tabular disclosure that includes Deferred LP Units that remain subject to sale and contractual restrictions. Please see “—Alternative Presentation of Outstanding Equity Awards at 2023 Fiscal Year-End”.

Stock Awards(1)

Name	Number of shares or units of stock that have not vested(2) (#)	Market value of shares or units of stock that have not vested(3) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(3) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(3) ($)

Kenneth Moelis(4)	585,620	32,870,878	90,121	5,058,482

Navid Mahmoodzadegan(5)	632,431	35,498,373	69,323	3,891,113

Jeffrey Raich(6)	185,183	10,394,323

Joseph Simon(7)	49,108	2,756,441

Katherine Pilcher Ciafone(8)	25,152	1,411,793

(1)	Stock awards were made in the form of Restricted LP Units and RSUs. The terms and conditions of these awards are described in the section entitled “—Moelis Annual Equity Awards.”

(2)	All LP Units or RSUs are subject to accelerated vesting upon the officer’s death.

(3)	Market value is equal to the applicable number of LP Units or RSUs multiplied by the $56.13, the closing price per share of our Class A common stock on the NYSE on December 29, 2023.

(4)

Consists of (i) 20,432 RSUs originally granted to Mr. Moelis in February 2019 in respect of 2018 performance and 10,485 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest 100% on February 23, 2024 and (ii) 81,687 RSUs originally granted to Mr. Moelis in February 2020 in respect of 2019 performance and 31,612 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2025 and (iii) 161,266 Restricted LP Units originally granted to Mr. Moelis in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2023, which vest 20% on February 23 of each of 2024 through 2026 and (iv) 251,159 Restricted LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (v) 28,979 2021 Restricted LTI LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance

Executive Compensation

with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23, 2025, February 23, 2026 and February 23, 2027 and (vi) 85,395 Performance Units originally granted to Mr. Moelis in February 2023 in respect of 2022 performance and 4,726 dividend equivalent Performance Units with respect thereto that were held by him as of December 31, 2023 which vest according to the schedule set forth in “—Moelis Annual Equity Awards—LP Units—Performance Units”, provided certain performance goals are achieved.

(5)

Consists of (i) 23,535 RSUs originally granted to Mr. Mahmoodzadegan in February 2019 in respect of 2018 performance and 12,078 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest 100% on February 23, 2024 and (ii) 79,130 RSUs originally granted to Mr. Mahmoodzadegan in February 2020 in respect of 2019 performance and 30,623 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2025 and (iii) 91,262 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2023, which vest 20% on February 23 of each of 2024 through 2026 and (iv) 141,808 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (v) 253,996 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2023 in respect of 2022 performance with respect thereto that were held by him as of December 31, 2023, which vest 40% on February 23 of 2025 and 20% on February 23 of each of 2026 through 2028 and (vi) 65,688 Performance Units originally granted to Mr. Mahmoodzadegan in February 2023 in respect of 2022 performance and 3,635 dividend equivalent Performance Units with respect thereto that were held by him as of December 31, 2023 which vest according to the schedule set forth in “—Moelis Annual Equity Awards—LP Units—Performance Units”, provided certain performance goals are achieved.

(6)

Consists of (i) 11,554 RSUs originally granted to Mr. Raich in February 2019 in respect of 2018 performance and 5,929 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest 100% on February 23, 2024 and (ii) 26,036 RSUs originally granted to Mr. Raich in February 2020 in respect of 2019 performance and 10,076 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2025 and (iii) 49,479 Restricted LP Units originally granted to Mr. Raich in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2023, which vest 20% on February 23 of each of 2024 through 2026 and (iv) 82,109 Restricted LP Units originally granted to Mr. Raich in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027.

(7)

Consists of (i) 3,530 RSUs originally granted to Mr. Simon in February 2019 in respect of 2018 performance and 1,812 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest 100% on February 23, 2024 and (ii) 10,364 RSUs originally granted to Mr. Simon in February 2020 in respect of 2019 performance and 4,011 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2025 and (iii) 10,116 RSUs originally granted to Mr. Simon in February 2021 in respect of 2020 performance and 2,468 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2026 and (iv) 16,808 Restricted LP Units originally granted to Mr. Simon in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027.

(8)

Consists of (i) 856 RSUs originally granted to Ms. Pilcher Ciafone in February 2019 in respect of 2018 performance and 439 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2023, which vest 100% on February 23, 2024 and (ii) 3,830 RSUs originally

Executive Compensation

granted to Ms. Pilcher Ciafone in February 2020 in respect of 2019 performance and 1,482 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2025 and (iii) 3,299 RSUs originally granted to Ms. Pilcher Ciafone in February 2021 in respect of 2020 performance and 805 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2026 and (iv) 4,672 RSUs originally granted to Ms. Pilcher Ciafone in February 2022 in respect of 2021 performance and 526 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2027 and (v) 8,758 RSUs originally granted to Ms. Pilcher Ciafone in February 2023 in respect of 2022 performance and 485 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2028.

*Note that any equity awards with a vesting date that falls on a weekend day may vest on the preceding business day or the next business day as determined by the Compensation Committee as administrator of the Omnibus Plan.

Alternative Presentation of Outstanding Equity Awards at 2023 Fiscal Year-End

This table is an alternative to the SEC required Outstanding Equity Awards at 2023 Fiscal Year-End table presented above. This alternative tabular presentation includes, in addition to stock awards that have not yet vested, Deferred LP Units that are fully vested at grant and are subject to a prohibition on transfer and non-compete restrictions, which if violated, result in the forfeiture of the portion of the award not yet delivered.

Stock Awards(1)

Name	Number of shares or units of stock that have not vested(2) (#)	Market value of shares or units of stock that have not vested(3) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(3) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(3) ($)

Kenneth Moelis(4)	829,986	46,587,142	90,121	5,058,482

Navid Mahmoodzadegan(5)	700,619	39,325,766	69,323	3,891,113

Jeffrey Raich(6)	275,550	15,466,623

Joseph Simon(7)	74,102	4,159,354

Katherine Pilcher Ciafone(8)	25,152	1,411,793

(1)	Stock awards were made in the form of LP Units, including Deferred LP Units, and RSUs. The terms and conditions of these awards are described in the section entitled “—Moelis Annual Equity Awards.”

(2)	All LP Units or RSUs are subject to accelerated vesting upon the officer’s death.

(3)	Market value is equal to the applicable number of LP Units and RSUs multiplied by the $56.13, the closing price per share of our Class A common stock on the NYSE on December 29, 2023.

(4)

Consists of (i) 20,432 RSUs originally granted to Mr. Moelis in February 2019 in respect of 2018 performance and 10,485 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest 100% on February 23, 2024 and (ii) 81,687 RSUs originally granted to Mr. Moelis in February 2020 in respect of 2019 performance and 31,612 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2025 and (iii) 161,266 LP Units originally granted to Mr. Moelis in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2023, which vest 20% on February 23 of each of 2024 through 2026 and (iv) 251,159 Restricted LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which vest 40%

Executive Compensation

on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (v) 113,646 Three Year Deferred LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2022, which are vested at grant and restricted for 3 years and (vi) 28,979 2021 Restricted LTI LP Units originally granted to Mr. Moelis in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23, 2025, February 23, 2026 and February 23, 2027 and (vii) 85,395 Performance Units originally granted to Mr. Moelis in February 2023 in respect of 2022 performance and 4,726 dividend equivalent Performance Units with respect thereto that were held by him as of December 31, 2023 which vest according to the schedule set forth in “—Moelis Annual Equity Awards—LP Units—Performance Units”, provided certain performance goals are achieved and (viii) 130,720 Deferred LP Units originally granted to Mr. Moelis in February 2023 in respect of 2022 performance with respect thereto that were held by him as of December 31, 2023, which are vested at grant. Subject to the forfeiture provisions set forth in the award agreement and described below, the Deferred LP Units will be eligible for 3 redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2025 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2026, February 23, 2027 and February 23, 2028.

(5)

Consists of (i) 23,535 RSUs originally granted to Mr. Mahmoodzadegan in February 2019 in respect of 2018 performance and 12,078 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest 100% on February 23, 2024 and (ii) 79,130 RSUs originally granted to Mr. Mahmoodzadegan in February 2020 in respect of 2019 performance and 30,623 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2025 and (iii) 91,262 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2023, which vest 20% on February 23 of each of 2024 through 2026 and (iv) 141,808 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (v) 68,188 Three Year Deferred Units originally granted to Mr. Mahmoodzadegan in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which are vested at grant and restricted for 3 years and (vi) 253,996 Restricted LP Units originally granted to Mr. Mahmoodzadegan in February 2023 in respect of 2022 performance with respect thereto that were held by him as of December 31, 2023, which vest 40% on February 23 of 2025 and 20% on February 23 of each of 2026 through 2028 and (vii) 65,688 Performance Units originally granted to Mr. Mahmoodzadegan in February 2023 in respect of 2022 performance and 3,635 dividend equivalent Performance Units with respect thereto that were held by him as of December 31, 2023 which vest according to the schedule set forth in “—Moelis Annual Equity Awards—LP Units—Performance Units”, provided certain performance goals are achieved.

(6)

Consists of (i) 11,554 RSUs originally granted to Mr. Raich in February 2019 in respect of 2018 performance and 5,929 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest 100% on February 23, 2024 and (ii) 26,036 RSUs originally granted to Mr. Raich in February 2020 in respect of 2019 performance and 10,076 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2025 and (iii) 49,479 Restricted LP Units originally granted to Mr. Raich in February 2021 in respect of 2020 performance with respect thereto that were held by him as of December 31, 2023, which vest 20% on February 23 of each of 2024 through 2026 and (iv) 82,109 Restricted LP Units originally granted to Mr. Raich in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (v) 34,094 Three Year Deferred LP Units originally granted to Mr. Raich in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which are vested at grant and restricted for 3 years and (vi) 56,273 Three Year Deferred LP Units originally granted to Mr. Raich in February 2023 in respect of 2022 performance with respect thereto that were held by him as of December 31, 2023, which are vested at grant. Subject to the forfeiture provisions set forth in the award agreement and described

Executive Compensation

below, the Three Year Deferred LP Units will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2025 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2026, February 23, 2027 and February 23, 2028.

(7)

Consists of (i) 3,530 RSUs originally granted to Mr. Simon in February 2019 in respect of 2018 performance and 1,812 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest 100% on February 23, 2024 and (ii) 10,364 RSUs originally granted to Mr. Simon in February 2020 in respect of 2019 performance and 4,011 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2025 and (iii) 10,116 RSUs originally granted to Mr. Simon in February 2021 in respect of 2020 performance and 2,468 additional dividend equivalent RSUs awarded with respect thereto that were held by him as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2026 and (iv) 16,808 Restricted LP Units originally granted to Mr. Simon in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which vest 40% on February 23 of 2024 and 20% on February 23 of each of 2025 through 2027 and (v) 5,682 Three Year Deferred LP Units originally granted to Mr. Simon in February 2022 in respect of 2021 performance with respect thereto that were held by him as of December 31, 2023, which are vested at grant and restricted for 3 years and (vi) 19,312 Three Year Deferred LP Units originally granted to Mr. Simon in February 2023 in respect of 2022 performance with respect thereto that were held by him as of December 31, 2023, which are vested at grant. Subject to the forfeiture provisions set forth in the award agreement and described below, the Deferred LP Units will be eligible for redemption and exchange rights in accordance with the following schedule: 40% on or about February 23, 2025 and the remaining 60% pro rata annually (20% each year) on or about each of February 23, 2026, February 23, 2027 and February 23, 2028.

(8)

Consists of (i) 856 RSUs originally granted to Ms. Pilcher Ciafone in February 2019 in respect of 2018 performance and 439 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2023, which vest 100% on February 23, 2024 and (ii) 3,830 RSUs originally granted to Ms. Pilcher Ciafone in February 2020 in respect of 2019 performance and 1,482 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2025 and (iii) 3,299 RSUs originally granted to Ms. Pilcher Ciafone in February 2021 in respect of 2020 performance and 805 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2026 and (iv) 4,672 RSUs originally granted to Ms. Pilcher Ciafone in February 2022 in respect of 2021 performance and 526 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2027 and (v) 8,758 RSUs originally granted to Ms. Pilcher Ciafone in February 2023 in respect of 2022 performance and 485 additional dividend equivalent RSUs awarded with respect thereto that were held by her as of December 31, 2023, which vest in equal installments on February 23 of each of 2024 through 2028.

*Note that any equity awards with a vesting date that falls on a weekend day may vest on the preceding business day or the next business day as determined by the Compensation Committee as administrator of the Omnibus Plan.

Executive Compensation

Stock Vested in 2023

The following table summarizes stock vested in fiscal year 2023 for our named executive officers.

Stock Awards

Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Kenneth Moelis	113,769	4,785,131

Navid Mahmoodzadegan	171,407	7,209,365

Jeffrey Raich	91,482	3,847,727

Joseph Simon	20,901	879,116

Katherine Pilcher Ciafone	7,375	310,200

Nonqualified Deferred Compensation for 2023

There were no deferred cash awards granted to any named executive officer for 2023 performance.

Potential Payments upon Termination of Employment or Change in Control

Other than with respect to the potential continued or accelerated vesting of outstanding equity awards that each of our named executive officers may be entitled to in connection with termination without cause, resignation for good reason, retirement, disability, death or change in control, our named executive officers are not entitled to any additional payments or benefits following a change in control or upon termination of employment, and are only entitled to payments and benefits that are available generally on a non-discriminatory basis to all salaried employees, such as continuation of health care benefits through the end of the month of the termination of employment and retirement benefits.

The following table describes the potential incremental payments and benefits to which our NEOs would be entitled upon a termination of employment without cause, a resignation for good reason, retirement, disability, death or a change in control with respect to RSUs and all LP Units except for Deferred LP Units. All calculations in this table are based on an assumed termination date of December 31, 2023.

Named Executive Officer	Value of Shares of Common Stock – Termination Without Cause (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Retirement (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Disability (Continuation of Vesting)(1) ($)	Value of Shares of Common Stock – Death (Acceleration)(2) ($)	Value of Common Stock – Change in Control Event (Acceleration)(2) ($)

Kenneth Moelis	37,929,361(3)	23,149,415(4)	37,929,361(3)	37,929,361(3)	37,929,361(3)

Navid Mahmoodzadegan	39,389,486(5)	35,498,373(6)	39,389,486(5)	39,389,486(5)	39,389,486(5)

Jeffrey Raich(7)	10,394,323	10,394,323	10,394,323	10,394,323	10,394,323

Joseph Simon(8)	2,756,441	2,756,441	2,756,441	2,756,441	2,756,441

Katherine Pilcher Ciafone(9)	1,411,793	1,411,793	1,411,793	1,411,793	1,411,793

Executive Compensation

(1)

For RSUs, Restricted LP Units and Restricted LTI LP Units, upon termination without cause, resignation for good reason, retirement or disability, equity awards will be delivered pursuant to the applicable vesting schedule subject to forfeiture in the event the named executive officer participates in detrimental activities prior to the applicable vesting date. For Performance Units, see “—Moelis Annual Equity Awards—LP Units—Performance Units” for applicable terms.

(2)

For RSUs, Restricted LP Units and Restricted LTI LP Units, upon (i) death or (ii) (x) a Change in Control (as defined in our 2014 Omnibus Incentive Plan) and (y) an NEO’s employment or service is terminated without Cause by the Company or by the NEO for Good Reason on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control (“Change in Control Event”), vesting and delivery will accelerate to the date of death or upon a Change in Control Event. For Performance Units, see “—Moelis Annual Equity Awards—LP Units—Performance Units” for applicable terms.

(3)

Amount represents the value of 675,741 unvested RSUs and LP Units and includes the maximum amount of Performance Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 29, 2023 ($56.13).

(4)

Amount represents the value of 412,425 unvested RSUs and LP Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 29, 2023 ($56.13). 263,316 RSUs, Performance Units and LP Units not eligible for retirement.

(5)

Amount represents the value of 701,755 unvested RSUs and LP Units and includes the maximum amount of Performance Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 29, 2023 ($56.13).

(6)

Amount represents the value of 632,431 unvested RSUs and LP Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 29, 2023 ($56.13). 69,323 Performance Units and LP Units not eligible for retirement.

(7)

Amount represents the value of 185,183 unvested RSUs and LP Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 29, 2023 ($56.13).

(8)

Amount represents the value of 49,108 unvested RSUs and LP Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 29, 2023 ($56.13).

(9)

Amount represents the value of 25,152 unvested RSUs and LP Units. For purposes of this table, the value of the equity awards was determined based on the closing price of our Class A common stock on December 29, 2023 ($56.13).

Other Compensation Arrangements

Retirement Arrangements

We have a 401(k) savings plan for eligible employees, including our named executive officers, and may, in our sole discretion, provide annual matching contributions to 401(k) plan participants. We do not have a defined benefit pension plan.

Employee Benefits

Eligible employees, including our named executive officers, participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. Our named executive officers participate in these programs on the same basis as eligible employees generally.

Executive Compensation

Assessment of Risk of Our Compensation Program

Our compensation program is designed to discourage excessive risk taking. The base salary component of compensation does not encourage risk taking because it is a fixed amount and a relatively small percentage of total compensation. Bonuses for our employees are based on an assessment of a variety of quantitative and qualitative factors, including appropriate risk management. A substantial portion of bonuses for our managing directors, including our named executive officers, are paid in equity to align their interests with shareholders and the long-term objectives and success of the Firm.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, presented below is the total compensation of our median employee, the annual total compensation of our CEO, and the ratio of those two values:

•	The 2023 annual total compensation of our median employee (other than our CEO), calculated in accordance with Item 402(c) of Regulation S-K, was $298,460;

•

The 2023 annual total compensation of our CEO, Mr. Moelis, calculated in accordance with Item 402(c) of Regulation S-K and as reported in the Summary Compensation Table in this Proxy Statement, was $7,878,846; and

•	For 2023, the ratio of the annual total compensation of Mr. Moelis to the annual total compensation of our median employee was 26.4 to 1.

We did not include independent contractors in our determination.

We have determined to use the same median employee that we identified as of December 31, 2021, for purposes of this disclosure. We determined that it was appropriate to use the same median employee because there have been no changes in our employee population or employee compensation arrangements that would significantly impact our pay ratio determinations.

For purpose of this disclosure, we determined the median employee’s annual total compensation for 2023 in accordance with the requirements of Item 402(c) of Regulation S-K consistent with the calculation of the 2023 annual total compensation of our CEO as reported in the Summary Compensation Table in this Proxy Statement.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. The information disclosed in this section was developed and is provided solely to comply with specific, legal requirements. We do not use this information in managing our Company.

Executive Compensation

Pay Versus Performance Table
The following disclosures provide information on the compensation of our chief executive officer (“CEO”) and other Named Executive Officers (each a “NEO”), each as calculated in accordance with SEC rules, and in comparison to certain metrics of the Company and our peer group.
The calculation of “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to
non-CEO
NEOs” is not reflective of how the Compensation Committee assesses executive officer compensation. Equity-based awards included in the below presentation are based on the grant date instead of the associated performance year. In addition, the values of equity awards may not reflect actual economic benefit that will be received due to uncertain market value and vesting schedules, among other factors.
2023 Pay Versus Performance Table

Year (1)	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO (2) ($)	Average Summary Compensation Table Total for non-CEO NEOs ($)	Average Compensation Actually Paid to non-CEO NEOs (2) ($)	Value of Initial Fixed $100 Investment Based On		Net Income ($)	Adjusted Revenue ($)
					MC Total Shareholder Return ($)	Peer Group Total Shareholder Return (3) ($)

2023	7,878,846	22,107,303	5,859,692	10,710,298	244	133	(27,516)	860,085

2022	19,223,262	7,528,921	6,854,413	1,666,534	157	119	168,682	970,195

2021	14,358,959	24,392,175	9,707,758	14,853,476	243	133	422,978	1,557,997

2020	9,874,166	17,566,907	5,526,044	9,686,401	163	98	218,438	943,276

(1)
For fiscal years 2020, 2021 and 2022, the CEO was Kenneth Moelis and the
non-CEO
NEOs were Navid Mahmoodzadegan, Jeffrey Raich, Elizabeth Crain, and Joseph Simon. For fiscal year 2023 the CEO was Kenneth Moelis and the non-CEO
NEOs were Navid Mahmoodzadegan, Jeffrey Raich, Joseph Simon and Katherine Pilcher Ciafone.

Executive Compensation

(2)
Amounts in this column are calculated in accordance with Item 402(v) of Regulation
S-K.
The following table details the adjustments prescribed by Item 402(v) to the “Summary Compensation Table” totals to determine the “Compensation Actually Paid” amounts. For the avoidance of doubt, no equity awards were cancelled due to a failure to meet vesting conditions during the years identified. In addition, all amounts presented below for
“Non-CEO
NEOs” are averages of the
non-CEO
NEO group.

Year	Executive(s)	Summary Compensation Table Total ($)	Deduct: Stock Awards ($)	Add: Year- end Value of Unvested Equity Awards Granted During Year (i)(ii) ($)	Increase/ (Decrease) in Value of Unvested Equity Awards Granted in Prior Years (i)(ii) ($)	Add: Value of Equity Awards Granted and Vested During Year (i)(ii) ($)	Increase/ (Decrease) in Value of Equity Awards Granted in Prior Years Which Vested During Year (i)(ii) ($)	Add: Dividends (i)(ii) ($)	Total (Compensation Actually Paid) ($)

2023	CEO	7,878,846	(7,438,446)	3,966,881	9,120,683	5,947,760	882,462	1,749,117	22,107,303
	Non-CEO NEOs	5,859,692	(4,188,082)	4,449,952	2,733,596	859,779	360,317	635,044	10,710,298

2022	CEO	19,223,262	(18,784,112)	10,748,893	(9,626,847)	5,666,390	(1,252,883)	1,554,218	7,528,921
	Non-CEO NEOs	6,854,413	(4,539,002)	2,557,121	(4,186,071)	1,430,758	(990,468)	539,783	1,666,534

2021	CEO	14,358,959	(8,829,314)	10,080,736	4,556,688	—	994,127	3,230,979	24,392,175
	Non-CEO NEOs	9,707,758	(3,829,680)	4,343,460	2,402,997	31,687	604,023	1,593,231	14,853,476

2020	CEO	9,874,166	(4,648,523)	5,729,175	3,735,291	—	864,694	2,012,104	17,566,907
	Non-CEO NEOs	5,526,044	(3,084,494)	3,772,633	1,867,579	29,743	467,487	1,107,409	9,686,401

(i)
For purposes of calculating amounts disclosed in this column, retirement eligible Restricted LP Units and RSUs are treated as unvested awards in accordance with recent SEC guidance as compared to our prior year proxy statement in which retirement eligible Restricted LP Units and RSUs were treated as vested in accordance with FASB ASC Topic 718. See “Executive Compensation—Moelis Annual Equity Awards” for further details of each of these type of awards.

(ii)
Our CEO and
non-CEO
NEOs receive a substantial portion of their annual variable incentive compensation in equity, which may consist of restricted stock units, deferred LP units, restricted LP units, and/or Performance Units. Each form of equity has its own set of restrictions and vesting conditions, which may result in fluctuations across the components of Compensation Actually Paid for the years identified. See “Executive Compensation—Moelis Annual Equity Awards” for further details.

(3)
Total shareholder return for S&P 500 Financials Index. We have determined to include the S&P 500 Financials index to be consistent with the approach taken by our peer group, the other publicly traded independent investment banks with global coverage capabilities across all major industries. Last year, we used the TSR of this peer group. For comparison purposes, we have provided a graphical comparison of Compensation Actually Paid, peer group TSR and S&P 500 Financials Index TSR. For fiscal years 2020, 2021 and 2022 the TSR peer group includes Evercore Partners Inc., Greenhill & Co., Houlihan Lokey, Inc., Lazard Ltd, and PJT Partners. Perella Weinberg Partners (“Perella”) became a publicly listed company in 2021 and does not have a public cumulative total shareholder return for 2021. Accordingly, Perella was excluded from calculation of 2020 and 2021 peer group TSR but was included for 2022 and 2023. For fiscal year 2023 the TSR peer group includes Evercore Partners Inc., Houlihan Lokey, Inc., Lazard Ltd, Perella Weinberg and PJT Partners. Greenhill & Co. was sold in 2023 and does not have a public cumulative total shareholder return for 2023. Accordingly, Greenhill & Co. was excluded from the calculation of 2023 peer group TSR.

Executive Compensation

List of Performance Measures
While the Committee takes into account each of the measures in our Compensation Framework in a holistic manner to evaluate executive compensation of firm performance (without ascribing any specific weight to any single factor or metric), the below measures from the Compensation Framework have been selected as they represent those firmwide financial performance measures that are assessed every year on an annual and multi-year basis.

Performance Measures

Adjusted Revenues

Adjusted Net Income

Operating Margin

TSR
Relationship Between “Compensation Actually Paid” and Performance Measures
In accordance with the Item 402(v), of Regulation
S-K,
we are providing the following graphic description of the relationship between information presented in the Pay Versus Performance table, reflecting changes from 2020-2021, 2021-2022, 2022-2023, and 2023-2024 unless otherwise noted.

Relationship Between Compensation Actually Paid and Net Income
We are a human capital business. In order to align the interests of our executive officers with shareholders and incentivize retention, a significant amount of our NEO annual incentive compensation is comprised of equity grants that are vested/deferred over multiple years. As a result, our Compensation Actually Paid to our NEO’s, as calculated in accordance with Item 402(v) of SEC Regulation
S-K,
is significantly driven by movements in our share price that occur after our Compensation Committee’s grant of such equity.
In determining the current year awarded compensation, our Compensation Committee considers, among other factors, net income but the mark to market of prior year equity grants is typically not taken into consideration. Any correlation between net income and Compensation Actually Paid is not by design. For each fiscal year end commencing with 2020 through fiscal year end 2022, the changes in Compensation Actually Paid directionally correlated with the changes in net income for each fiscal year end in the same period and for fiscal year end commencing with 2022 through fiscal year end 2023, the changes in Compensation Actually Paid were directionally inversely correlated.

Compensation Committee Report

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K.

Compensation Committee

Laila Worrell (Chair)

John A. Allison IV

Kenneth L. Shropshire

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

Proposal 2: Advisory Vote on Executive Compensation

Proposal 2: Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), we are including in the Proxy Statement a separate resolution to approve, in a non-binding, stockholder advisory vote, the compensation paid to our named executive officers as disclosed herein.

While the results of the vote are non-binding and advisory in nature, we intend to consider the results of this vote in making future compensation decisions.

The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

In considering their vote, stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this Proxy Statement.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Proposal 3: Advisory Vote on the Frequency of Future Non-Binding Votes on Compensation

Proposal 3: Advisory Vote on the Frequency of Future Non-Binding Votes on Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are submitting for stockholder consideration a separate resolution to determine, in a non-binding advisory vote, whether a stockholder vote to approve the compensation paid to our Named Executive Officers (that is, votes similar to the non-binding, advisory vote in Proposal 2 on page 29) should occur every one, two or three years.

After careful consideration, our Board of Directors believes that a frequency of every year for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say-on-pay” vote.

While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote when considering the frequency of future advisory votes on executive compensation.

Our Board of Directors recommends that you vote for, on an advisory basis, the approval of the option of “1 YEAR” for holding a future advisory vote on executive compensation.

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

Summary of the 2024 Moelis Omnibus Incentive Plan

On April 23, 2024, upon the recommendation of the Compensation Committee, our Board of Directors unanimously adopted the 2024 Moelis Omnibus Incentive Plan (which we refer to in this Proxy Statement as the “2024 Plan”), subject to approval by our stockholders at our 2024 Annual Meeting. The 2024 Plan will become effective as of the date of our 2024 Annual Meeting (the “Effective Date”) if approved by our stockholders, and will not become effective if such approval is not received. The 2024 Plan replaces our 2014 Omnibus Incentive Plan (the “2014 Plan”), which expired by its terms on April 14, 2024.

The 2024 Plan provides for the issuance of a maximum of 15,000,000 shares plus any shares associated with awards granted under the 2014 Plan outstanding as of April 14, 2024 that are subsequently forfeited, canceled, exchanged or surrendered without distribution of shares, or settled in cash. We expect the 2024 Plan to last for two to three years, and in any event, the 2024 Plan will expire by its terms on the third anniversary of the Effective Date.

Our people are our most valuable asset driving our revenue and profits. Equity compensation enhances our ability to attract, retain and incentivize talent in our highly competitive industry. Our equity compensation program is a critical tool for aligning the interests of our employees with the long-term interests of our stockholders, clients and driving long-term value creation. If the 2024 Plan is not approved by our stockholders, we will lose this critical tool for managing our business.

Highlights of the 2024 Moelis Omnibus Incentive Plan

The 2024 Moelis Omnibus Incentive Plan includes features designed to protect stockholder interests and incorporate the best practices highlighted below.

The 2024 Moelis Omnibus Incentive Plan Design Features

× No “evergreen” provision	✓ Fixed maximum share limit

× No liberal share recycling	✓ Limited Duration

× No repricing (or cash buybacks) of underwater stock options or stock appreciation rights	✓ NEO awards are subject to a clawback

× No “reload” equity awards	✓ Separate annual compensation limit of $800,000 for non-employee directors (subject to certain limited exceptions)

× No equity grants below fair market value (subject to certain limited exceptions)	✓ Double Trigger Change in Control Provisions

The Importance of the 2024 Plan and Reasons to Vote for the Proposal

Necessary to retain top talent in our human-capital intensive business

We are a human-capital intensive business and our ability to pay appropriate levels of compensation in the form of equity incentives has enabled us to recruit, retain and motivate highly talented individuals dedicated to

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

our long-term growth and success. Equity compensation is a key part of our culture, not just at senior levels but throughout our company. We believe equity-based compensation is critical for directly aligning the interests of our employees with those of our shareholders and cultivating a strong commitment by our employees to continue to drive shareholder value. It also reduces the need for cash compensation.

Integral to recruiting new talent in our competitive industry

Since our inception, we have achieved rapid growth and scaled our business meaningfully. During the past five years we have continued on this trajectory, adding 80 Managing Directors to enhance sector, product and regional capabilities across our platform. As we continue to invest in and grow our business, it is critical that we align the interests of new hires with those of our stockholders. Long-term incentive awards granted as equity serve to attract talent and incentivize talent to focus on the long-term success of our clients and franchise. The ability to grant equity enhances our recruiting efforts, extends employee tenure and reduces the amount of cash needed to attract top talent to our Firm.

Links Pay with the Long-Term Performance of the Firm

We believe that a significant portion of incentive compensation of our Managing Directors should be paid in the form of equity awards, typically in the form of RSUs or LP Units. We believe it is important to align our employees’ interests with the long-term interests of our Firm and our clients. These awards incentivize the best quality advice for our clients while driving long-term value creation and aligning the interests of our employees with the interests of our stockholders.

We maintain a culture of partnership and collaboration to deliver the highest quality advice to our clients. We bring together multifaceted deal teams across products and geographies. Our compensation program reinforces the importance of these key values through broad based equity compensation with multi-year vesting awards. Equity awards are made throughout the ranks of our Firm. Over the last three years, more than 86% of all equity awards granted have been issued to employees other than our executive officers and, of those awards, more than 98% were issued to employees with direct revenue-generating and client-facing responsibilities.

Supports our talent-based cost structure and our compensation philosophy and practices.

Our people are our most valuable asset driving our revenue and profits. We believe that traditional burn rate and dilution analyses often compare us to companies with significantly different compensation systems, cost structures and businesses. Broad based equity compensation is a critical tool for achieving our important business objectives outlined above.

Impact on our Firm if the 2024 Plan is Not Approved

A reduction in equity compensation would result in an increase in cash compensation

We seek to deliver compensation at market competitive levels and at levels correlated with employee productivity. A material reduction in equity compensation would damage our ability to recruit, retain and motivate employees and threaten our future business prospects. If the 2024 Plan is not approved, we would need to alter our compensation program to increase cash compensation in order to remain competitive, which we believe is less effective as a retention tool and could result in increased employee turnover, annually, especially amongst our most highly productive employees. Increased cash compensation would also reduce the alignment between our employees and our stockholders, as well as the Firm’s financial flexibility.

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

Important Considerations when Evaluating our 2024 Plan

It is important to compare our equity compensation practices to other publicly traded independent investment banks

Proxy advisors compare Moelis, and our publicly traded independent investment banking peers, to a group drawn from companies within the broad “Diversified Financials” GICS sector designation. This designation includes, but is not limited to, mortgage REITs, lending and trading firms, consumer and specialized finance companies, asset managers and other less-human capital based businesses that do not share the same need for equity compensation.

Our equity compensation practices are generally comparable to other publicly traded investment banking advisory firms we have identified in this Proxy Statement (see “Executive Compensation—Framework to Determine Executive Compensation—Performance relative to Our Peers”). These peers generally employ similar equity compensation programs as a method of attracting and retaining talent and aligning employee interests with long-term interests of stockholders. We believe it is important to compare our equity compensation practices to those of our immediate publicly traded independent investment banking peers in order to assess or our 2024 Plan.

Historical Annual Share Usage

In determining the number of shares of Class A common stock to reserve for issuance under the 2024 Plan, we took into account a variety of factors including the awards granted over the last three years, which have been used to manage and grow our business, and the need to adequately and appropriately incentivize our officers, Managing Directors, employees and non-employee directors, to ensure that the interests of those individuals continue to be closely aligned with the interests of our stockholders.

The annual share usage under the 2014 Plan for the last three fiscal years was as follows:

(shares in thousands)	2021	2022	2023	Three-Year Average

Annual Incentive Awards(1)	3,063	3,428	3,814	3,435

Off-Cycle Awards(2)	100	302	359	254

Dividend Equivalent RSUs(3)	1,108	511	543	721

Gross Equity Grants	4,271	4,241	4,716	4,409

Forfeitures	(434)	(307)	(441)	(394)

Net Equity Grants (incl. forfeitures)	3,838	3,934	4,275	4,016

Basic Weighted-Average shares of Class A common stock(4)	70,731	71,808	74,739	72,426

Burn Rate (incl. forfeitures)	5.4%	5.5%	5.7%	5.5%

(1)	Represents RSUs and partnership units granted in February of each year with respect to the prior performance year

(2)	Reflects new hire and other retention awards issued to certain employees

(3)	Represents RSUs granted in lieu of cash with respect to dividends paid; Dividend equivalent RSUs are subject to the same vesting conditions as the underlying award

(4)

Represents the basic weighted-average shares of Class A common stock outstanding assuming all Class A partnership units were converted into shares of Class A common stock as disclosed in our quarterly earnings releases

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

Dilution Calculation

We believe that the Burn Rate is the best measure of the dilutive effect of annual equity-based compensation. However, certain proxy advisors and certain investors may focus on total potential equity awards that may be made under a plan, together with outstanding, unvested awards, as a measure of dilution.

Below is a summary of the potential dilution associated with the 2024 Plan for completeness. The shares listed in the table are as of April 10, 2024 and reflects 70,354,653 shares of our Class A common stock, and 4,432,288 shares of our Class B common stock converted into Class A shares.

(shares in thousands)

Shares Requested Under the 2024 Plan	15,000

Shares Remaining Available Under the 2014 Plan(1)	0

Number of shares to be issued upon vesting of outstanding equity compensation awards	11,943

Total Potential Unvested Equity Awards	26,943

Moelis Class A Shares Outstanding(2)	70,357

Total Shares and Share Equivalents	97,300

Potential Dilution from the 2024 Plan	27.7%

(1)	The 2014 Plan expired on April 14, 2024, at which time the remaining shares available for issuance under the 2014 Plan were canceled.
(2)	Represents Class A common stock outstanding and Class B Shares if converted to Class A common stock as of April 10, 2024.

Material Features of the 2024 Plan

The following is a summary of the material features of the 2024 Plan. This summary is qualified in its entirety by the full text of the 2024 Plan, a copy of which is included as Annex B to this Proxy Statement.

Type of Awards

The 2024 Plan provides for the issuance of options (including non-statutory stock options and incentive stock option), stock appreciation rights (referred to as SARs), restricted stock, restricted stock units (referred to as RSUs), stock bonuses, other stock-based awards and cash awards. As of April 10, 2024 the closing stock price of a share of our Class A common stock on the NYSE was $54.04.

Shares of Class A Common Stock Available for Issuance

The aggregate maximum number of shares of our Class A common stock reserved and available for future issuances under the 2024 Plan will be 15,000,000 shares of our Class A common stock plus any shares associated with awards granted under the 2014 Plan outstanding as of the April 14, 2024 that are subsequently forfeited (or cancelled), including without limitation, any awards forfeited or cancelled on or after the expiration of the 2014 Plan on April 14, 2024.

Shares of our Class A common stock subject to an award under the 2024 Plan that remain unissued upon the cancellation or termination or forfeiture of the award will again become available for grant under the 2024 Plan. However, shares of our Class A common stock that are exchanged by a participant or withheld by the Company to satisfy tax withholding obligations related to any award or to pay the exercise or purchase price of any award under the 2024 Plan and 2014 Plan, will not be available for subsequent awards under the 2024 Plan. If an award is settled in cash, or can only be settled in cash, or is a substitute award granted in connection with certain acquisitions and business combinations, such award will not be counted against the

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

total number of shares of our Class A common stock available for grant under the 2024 Plan. Any shares of our Class A common stock repurchased using the proceeds received by the Company from the payment of any exercise or purchase price of any award or the tax withholding obligation with respect to such award will not be added to the shares of our Class A common stock available for grant under the 2024 Plan.

Minimum Vesting Conditions

Our awards typically have multi-year vesting conditions. In certain circumstances, we may grant fully vested awards subject to multi-year sale restrictions and forfeiture provisions consistent with awards with vesting conditions.

Administration

The 2024 Plan will be administered by our Board of Directors, or if our Board of Directors does not administer the 2024 Plan, a committee or subcommittee of our Board of Directors that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable stock exchange listing requirements (our Board of Directors or the committee or subcommittee referred to above, the “Plan Administrator”). The Plan Administrator may interpret the 2024 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2024 Plan.

The Plan Administrator has the authority to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of our Class A common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award (subject to the minimum vesting conditions), and to amend the terms and conditions of outstanding awards, and construe and interpret the terms and provisions of the Plan and any Award.

Eligible Recipients

Each of the officers, employees, Managing Directors, non-employee directors, independent contractors, partners and consultants of the Company or any of its affiliates are eligible to participate in the 2024 Plan, provided that they have been selected by the Plan Administrator to receive awards under the 2024 Plan. As of April 10, 2024, if selected by the Plan Administrator, there were approximately 1,383 individuals eligible to participate in the 2024 Plan (comprised of 1,186 employees and 194 contractors) and 3 non-employee directors of the Company who would be eligible to participate in the 2024 Plan.

RSUs and Restricted Stock

Restricted stock and RSUs may be granted under the 2024 Plan. The Plan Administrator will determine the terms and conditions (including the purchase price, if any, vesting schedule, and performance objectives) applicable to the grant of RSUs and restricted stock, as well as any non-transfer periods with respect to restricted stock or the shares of Class A common stock issued with respect to RSUs. If the restrictions, performance objectives or other conditions determined by the Plan Administrator are not satisfied, the RSUs and restricted stock will be forfeited. The Plan Administrator has the sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or in part) under certain circumstances, including the attainment of performance goals or a participant’s termination of employment or service. The rights of the RSU and restricted stock holders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have the rights of a stockholder, including the right to vote and receive dividends declared with respect to such stock, during the restricted period. During the restricted period, RSUs may also be credited with dividend equivalent rights. Notwithstanding the foregoing, unless otherwise set forth in an award agreement, any dividends or dividend equivalent awards paid or granted in respect of any restricted stock or RSU will be subject to the same restrictions, condition and risks of forfeiture as the underlying RSUs of restricted stock.

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

Options

We may issue stock options under the 2024 Plan. Each option will indicate whether it is intended to be an ISO or a nonqualified stock option. The exercise price of all options will be no less than 100% of the fair market value of the related shares of Class A common stock on the date of grant, except in the case of substitute awards granted in connection with certain acquisitions and business combinations. The maximum term of an option may not exceed 10 years. Each option will vest and become exercisable at such time and subject to such terms and conditions as determined by the Plan Administrator in the applicable individual option agreement.

All shares of Class A common stock reserved under the 2024 Plan may be granted in the form of ISOs, subject to compliance with the statutory requirements under the Code.

Stock Appreciation Rights

SARs may be granted under the 2024 Plan either alone or in conjunction with all or part of any stock option granted under the 2024 Plan. A free-standing SAR granted under the 2024 Plan entitles its holder to receive an amount per share equal to the excess of the fair market value of a share over the base price of the SAR. A SAR granted in conjunction with all or part of a stock option entitles its holder to receive an amount per share equal to the excess of the fair market value of a share over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares on the date of grant, except in the case of substitute awards granted in connection with certain acquisitions and business combinations. The maximum term of a SAR may not exceed 10 years. The Plan Administrator may determine to settle the exercise of a SAR in shares of Class A common stock, cash, or any combination thereof.

Unless an individual free-standing SAR agreement provides otherwise, free-standing SARs will generally be treated in the same manner as nonqualified stock options upon termination of employment. SARs granted in conjunction with all or part of a stock option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other Stock-Based Awards

Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of Class A common stock may be granted under the 2024 Plan, including dividend equivalents and units in Moelis & Company Group LP or Moelis & Company Group Employee Holdings LP or another affiliate of the Company, to the extent directly or indirectly convertible into shares of our Class A common stock. The Plan Administrator will determine the terms and conditions of these awards, including the number of shares to be granted, the manner of settlement, and the conditions to vesting and payment. Any dividend or dividend equivalent awarded under the 2024 Plan shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying award.

Stock Bonuses and Cash Awards

Bonuses payable in fully vested shares of Class A common stock and awards that are payable solely in cash may also be granted under the 2024 Plan and the terms and conditions of such awards shall be determined by the Plan Administrator.

Equitable Adjustments

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, corporate transaction or event, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of our Class A common stock, cash or other property), stock split,

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

reverse stock split, subdivision or consolidation, combination, exchange of shares, or other change in corporate structure affecting the shares of our Class A common stock, an equitable substitution or proportionate adjustment shall be made, at the sole discretion of the Plan Administrator, in (i) the aggregate number of shares of our Class A common stock reserved for issuance under the 2024 Plan, (ii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the 2024 Plan, (iii) the kind, number and purchase price of shares of our Class A common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs, stock bonuses and other stock-based awards granted under the 2024 Plan or (iv) the performance goals and periods applicable to award granted under the 2024 Plan. Equitable substitutions or adjustments other than those listed above may also be made as determined by the Plan Administrator, in its sole discretion. In addition, the Plan Administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of our Class A common stock, cash or other property covered by such awards over the aggregate exercise price or base price, if any, of such awards, but if the exercise price or base price of any outstanding award is equal to or greater than the fair market value of the shares of our Class A common stock, cash or other property covered by such award, the Administrator may cancel the award without the payment of any consideration to the participant.

No Repricing

Subject to the equitable adjustments permitted under the 2024 Plan, we may not, without first obtaining the approval of our stockholders, (i) amend the terms of outstanding options or SARs to reduce the exercise price or base price, as applicable, (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original options or SARs or (iii) cancel outstanding options or SARs with an exercise price or base price, as applicable, that is above the current per share stock price, in exchange for cash, property or other securities.

Double Trigger Treatment Upon a Change in Control

Unless otherwise determined by the Plan Administrator and set forth in an individual award agreement, if (i) a “change in control” (as defined below) occurs and (ii) either (a) an outstanding award is not assumed or substituted in connection therewith or (b) an outstanding award is assumed or substituted in connection therewith and the participant’s employment or service is terminated by the Company, its successor or an affiliate without “cause” or by the Participant for “good reason” within 12 months following the change in control, then all outstanding awards will become fully vested and exercisable and any applicable performance conditions will be deemed to be fully achieved.

Definition of Change in Control

For purposes of the 2024 Plan, a “change in control” means, in summary: (i) a person or a group of persons (other than a stockholder’s family members or a trust for the benefit of a stockholder and/or the stockholder’s family members) becomes the beneficial owner of more than 50% of the Company’s voting power; (ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the effective date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); (iii) a merger or consolidation of the Company or any of its subsidiaries such that, immediately thereafter, either (a) the members of the Board of Directors immediately prior thereto do not constitute a majority of the board of directors of the surviving entity or its parent or (b) the beneficial owners of the Company’s voting securities immediately prior thereto

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

fail to represent more than 50% of the combined voting power of the surviving entity or its parent; or (iv) stockholder approval of a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition of substantially all of the Company’s assets, other than a sale or disposition to an entity, at least 50% of the combined voting power of which is owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale. However, a Change in Control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which Kenneth Moelis or any of his affiliates possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (or any successor thereto), whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the Board of Directors of the Company or the board of directors or similar body governing the affairs of any successor to the Company.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the Plan Administrator regarding payment of any applicable withholding taxes with respect to any award granted under the 2024 Plan. The Company has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the Plan Administrator, the participant may satisfy the foregoing requirement by either electing to have the Company withhold from delivery of shares of our Class A common stock, cash or other property, as applicable, by delivering already owned unrestricted shares of our Class A common stock, delivery cash or through a broker assisted sale procedure, in each case, having a value not exceeding the maximum applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2024 Plan

The 2024 Plan provides the Plan Administrator with authority to amend, alter or terminate the 2024 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent provided that the Plan Administrator may amend the terms of any award for purposes of conforming the terms of such award to any applicable law, government regulation or stock exchange listing requirement. The Plan Administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

Clawbacks and Forfeitures

The 2024 Plan provides that awards granted under the 2024 Plan are subject to our clawback policy for our executive officers, which provides for the recovery of erroneously awarded compensation in the event of a financial restatement, consistent with the requirements of the SEC and NYSE rules. See Section 26 of the 2024 Plan for a complete description of the clawback and forfeiture terms.

Plan Term

The 2024 Plan will terminate on the third anniversary of the Effective Date, although awards granted under the 2024 Plan before that time will remain outstanding in accordance with their terms.

New Plan Benefits

The dollar value and number of awards to be granted in the future to eligible participants in the 2024 Plan are not currently determinable because the value and number of such awards are subject to the discretion of the Plan Administrator. Consequently, it is not possible to determine the benefits that might be received by participants under the 2024 Plan.

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

Equity Compensation Plan Information

The table below reflects details of the 2014 Plan as of December 31, 2023. The 2014 Plan expired on April 14, 2024. The 2014 Plan expired on April 14, 2024, at which time the remaining shares available for issuance under the 2014 Plan were canceled.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)(2)

Equity Compensation Plans Approved by Security Holders	11,822,548(1)	6,205,941

Equity Compensation Plans Not Approved by Security Holders	None	—

Total	11,822,548(1)	6,205,941

(1)

Our 2014 Omnibus Incentive Plan was approved by our security holders in April 2014 – See “Note 8—Equity-Based Compensation” to the audited financial statements included in our 2023 Annual Report on Form 10-K.

(2)

The number of shares of Class A common stock available for issuance under the 2014 Omnibus Incentive Plan is adjusted on the first day of each fiscal year by a formula, which generally provides the shares available for issuance to be equal to 15% of the outstanding Class A common stock of the Company at that time.

Registration with SEC

We intend to file with the SEC a registration statement on Form S-8 covering the shares of our Class A common stock issuable under the 2024 Plan.

US Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of awards granted to individual service providers under the 2024 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the common shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any common shares received upon exercise of an option will be the fair market value of the common shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

Incentive stock options are eligible for favorable federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted, and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option generally does not realize compensation income for federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the excess of the fair market value of the shares on the date of exercise or the date of sale, whichever is less, over the exercise price, and any additional amount realized will be taxed as capital gain.

Stock Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any common shares received upon exercise of a SAR will be the fair market value of the shares of our Class A common stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Stock

A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Internal Revenue Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Internal Revenue Code, a participant may elect to recognize ordinary income at the time the shares of restricted stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares of restricted stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

RSUs

In general, the grant of RSUs (including performance share units) will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount unless such participant is a named executive officer where the deductibility of compensation is statutorily limited each year.

Proposal 4: Approval of the 2024 Moelis Omnibus Incentive Plan

Other Awards

With respect to other awards granted under the 2024 Plan, including stock bonuses, other stock-based awards and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares of our Class A common stock or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount unless such participant is a named executive officer where the deductibility of compensation is statutorily limited each year.

Our Board of Directors recommends that you vote “FOR” the approval of the 2024 Moelis Omnibus Incentive Plan.

Stock Ownership of Certain Beneficial Owners and Management

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock held by (i) each of our directors, (ii) each of our named executive officers, (iii) our directors and executive officers as a group and (iv) each person known to us to beneficially own more than 5% of our Class A common stock and Class B common stock. For our directors and officers, the information is as of April 10, 2024. For other stockholders who own more than 5% of our Class A common stock, the information is as of the most recent Schedule 13G filed by each such stockholder with the SEC.

The number of shares and percentage of beneficial ownership set forth below is based upon 70,354,653 shares of Class A common stock and 4,432,288 shares of Class B common stock outstanding on the Record Date.

Beneficial ownership is determined in accordance with the rules of the SEC. The beneficial ownership of each of our directors and officers excludes units held in the form of LP Units or RSUs. These units become redeemable for shares of our Class A common stock after they are vested or become eligible for delivery and upon the satisfaction of the conditions of the award. For additional details, see “-Moelis Annual Equity Awards.”

	Number of Shares of Class A Common Stock	Percent of Class A Common Stock	Number of Shares of Class B Common Stock	Percent of Combined Voting Power

Directors and Named Executive Officers(1)

Kenneth Moelis	82,441(2)	0.1%	4,432,288	38.7%

Navid Mahmoodzadegan	44,980	0.1%	0	0.0%

Jeffrey Raich	—	0.0%	0	0.0%

Eric Cantor	195,863	0.3%	0	0.2%

Joseph Simon	—	0.0%	0	0.0%

Katherine Pilcher Ciafone	3,666	0.0%	0	0.0%

John A. Allison IV	19,847	0.0%	0	0.0%

Kenneth L. Shropshire	7,302	0.0%	0	0.0%

Laila Worrell	1,815	0.0%	0	0.0%

All executive officers and directors as a group (10 persons)	356,045(4)	0.5%	4,432,288(3)	39.0%

Holders of 5% or more of Class A Common Stock

BlackRock, Inc.(5)	8,002,597	12%	0	11.4%

The Vanguard Group(6)	7,772,642	11.66%	0	11.0%

Kayne Anderson Rudnick Investment Management, LLC(7)	7,083,910	10.63%	0	10.1%

London Company of Virginia(8)	3,468,178	5.2%	0	4.9%

*	Less than 1%

(1)	The address of each of our directors and executive officers is c/o Moelis & Company, 399 Park Avenue, 4th Floor, New York, NY 10022.

Stock Ownership of Certain Beneficial Owners and Management

(2)

The number excludes 4,076,314 shares of Class A common stock issuable in exchange for Class A partnership units of Group LP, held by Partner Holdings on behalf of The Moelis Family Trust, of which Mr. Moelis is a beneficiary. Mr. Moelis shares voting and dispositive power over the assets of The Moelis Family Trust with Mrs. Julie Moelis. Mr. Moelis has a pecuniary interest in the Group LP Class A partnership units held by Partner Holdings on behalf of The Moelis Family Trust. These shares of Class A common stock represent approximately 5.3% of the shares of Class A common stock that would be outstanding as of April 10, 2024 if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of the Company’s Class B common stock were converted at that time.

(3)

Shares of Class B common stock are held by Partner Holdings. This number correlates to the aggregate number of vested and unvested Group LP Class A partnership units held by Partner Holdings. Partner Holdings is controlled by Mr. Moelis. Each share of Class B common stock has ten votes and is convertible into 0.00055 shares of Class A common stock.

(4)

This number excludes 4,104,857 shares of Class A common stock issuable in exchange for Group LP Class A partnership units held by Partner Holdings on behalf of our executive officers and directors. These shares of Class A common stock represent approximately 5.4% of the shares of Class A common stock that would be outstanding if all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted.

(5)

Based on the Schedule 13G filed with the SEC on January 23, 2024 by BlackRock, Inc. on behalf of itself and certain wholly-owned subsidiaries named in the Schedule 13G. The address of the filer is 50 Hudson Yards, New York, NY 10001.

(6)

Based on the Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group on behalf of itself and certain wholly-owned subsidiaries named in the Schedule 13G. The address of the filer is 100 Vanguard Boulevard, Malvern, PA 19355.

(7)

Based on the Schedule 13G filed with the SEC on February 13, 2024 by Kayne Anderson Rudnick Investment Management, LLC on behalf of itself. The address of the filer is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(8)	Based on the Schedule 13G filed with the SEC on February 14, 2024 by London Company of Virginia, on behalf of itself. The address of the filer is 1800 Bayberry Court, Suite 301, Richmond, VA 23226.

Certain Relationships and Related Person Transactions

Certain Relationships and Related Person Transactions

In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Executive Compensation,” this section describes transactions, or series of related transactions, to which we were a party or will be a party required to be disclosed under Item 404 of Regulation S-K, in which:

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our capital stock (each a “5% Holder”), or any members of the immediate family of and any entity affiliated with any such person, had or will have a direct or indirect material interest.

Transactions with Our Directors, Executive Officers and 5% Holders

Agreements with Kenneth Moelis

Moelis & Company Manager LLC (the “Manager”) owns an aircraft. Mr. Moelis is the managing member of Manager. This aircraft is used and operated by the Company pursuant to an Aircraft Dry Lease entered into on July 12, 2019 (the “2019 Lease”) between Manager as lessor and the Company and Mr. Moelis as lessees. The lessees will pay the lessor monthly rent for the aircraft based on their respective usage. For the year ended December 31, 2023, the Company incurred approximately $1.08 million in aircraft lease costs to be paid to Manager. The lessees will generally assume all costs related to the maintenance and operation of the aircraft during the term of the lease. The lessees will bear the risk of loss, theft, confiscation, damage to or destruction to the aircraft. The lessees will also indemnify the lessor and its successors and assigns against any losses in connection with the aircraft, subject to certain limitations. The lease terminated on December 31, 2023, but was extended for one year by the lessees pursuant to the terms of the 2019 Lease. We also entered into a new Cost Sharing and Operating Agreement on July 12, 2019 with Mr. Moelis. The new agreement provides that each lessee will have exclusive use of the aircraft during the times scheduled by such lessee. The lease payments and fixed operating costs (including, without limitation, insurance premiums, storage and scheduled maintenance) related to the aircraft will be allocated among the lessees based upon their respective use of the aircraft. Each lessee will be responsible for the direct operating costs (including, without limitation, fuel and service charges) for its use of the aircraft and will indemnify the other lessees for any losses arising from such use.

Moelis & Company granted a license to Mr. Moelis’ progeny, under which they have the right to use trademarks incorporating the term “Moelis” for certain purposes, including in connection with financial services activities.

Rights of Partner Holdings and Stockholders Agreement

We are party to the Stockholders Agreement with Partner Holdings, which provides that for so long as the Class B Condition is satisfied, Partner Holdings has approval rights over the following transactions:

•	any incurrence of indebtedness (other than inter-company indebtedness) in excess of $20 million;

•

any issuance by us of equity or equity-related securities (other than preferred stock) that would represent, after such issuance or upon conversion, exchange or exercise, as the case may be, at least three percent (3%) of the total voting power of our outstanding shares of Class A common stock (except in certain circumstances);

•	the issuance by us of preferred stock;

•	any debt or equity investment by us (including any commitment to invest) in an amount greater than $20 million;

Certain Relationships and Related Person Transactions

•	any entry by us into a new line of business that requires a principal investment in excess of $20 million;

•	the adoption of stockholder rights plans;

•	the appointment or termination of Section 16 officers;

•	any amendments to Moelis & Company’s amended and restated certificate of incorporation or by-laws;

•	any amendments to Group LP’s amended and restated limited partnership agreement;

•	renaming Moelis & Company;

•	the adoption of annual budgets and business plans;

•	distributions to stockholders (except in certain circumstances);

•

entry into any merger, consolidation, recapitalization, liquidation or sale of Moelis & Company or all or substantially all of its assets or certain similar transactions involving Moelis & Company or entering into any agreement providing therefor (except in certain circumstances);

•

voluntarily initiating any liquidation, dissolution or winding up of Moelis & Company or permitting the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to Moelis & Company or any of its subsidiaries or controlled affiliates;

•	the entry into or amendment of certain material contracts;

•	the entry into related party transactions;

•	the initiation or settlement of material legal actions; and

•	changes to our taxable or fiscal year.

The effect of the agreement, if enforced, is that Partner Holdings may maintain control over our significant corporate transactions even if it holds less than a majority of the combined total voting power of our shares of Class A and Class B common stock.

The Stockholders Agreement provides that our Board of Directors will nominate individuals designated by Partner Holdings equal to a majority of the Board of Directors, and to take all actions necessary to cause such directors to continue in office, for so long as the Class B Condition is satisfied and, thereafter, one quarter of the candidates for so long as the Secondary Class B condition is satisfied. Partner Holdings is an entity controlled by our Chair and Chief Executive Officer, Kenneth Moelis, and the designees of Partner Holdings nominated by the Board of Directors for election at the Annual Meeting are currently Kenneth Moelis and Eric Cantor. Although the Class B Condition is satisfied, Partner Holdings has notified the Company that Partners Holdings will not designate any additional nominee to our Board of Directors this year. This is because the Company, which is no longer a “controlled company” under NYSE rules, is required to satisfy NYSE independence requirements, including the requirement to have independent directors constitute a majority of our Board of Directors.

In addition, in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any director who is designated by Holdings in accordance with the stockholders agreement, the Stockholders Agreement provides that the Company must take all actions necessary to cause the vacancy created thereby to be filled as promptly as practicable by a designee of Holdings, including without limitation, in the event of a resignation of a Holdings’ designee as a result of a failure to obtain a majority vote.

The “Class B Condition” is defined as Mr. Moelis satisfying all of the following conditions:

i)

he maintains directly or indirectly ownership of an aggregate of at least 4,458,445 shares of Class A common stock of Moelis & Company and Equivalent Class A Shares (as defined below), subject to customary adjustments, which represent approximately one-third of his ownership immediately following our initial public offering;

Certain Relationships and Related Person Transactions

ii)

he maintains directly or indirectly beneficial ownership (as defined below) of at least five percent (5%) of the Class A common stock of Moelis & Company (calculated, without duplication, on the basis that all issued and outstanding Group LP Class A partnership units not held by Moelis & Company or its subsidiaries had been exchanged for shares of Class A common stock of Moelis & Company);

iii)	he has not been convicted of a criminal violation of a material U.S. federal or state securities law that constitutes a felony or a felony involving moral turpitude;

iv)	he is not deceased; and

v)

his employment agreement has not been terminated in accordance with its terms because of a breach of his covenant to devote his primary business time and effort to the business and affairs of the Company and its subsidiaries or because he suffered an “incapacity” (i.e., order of incompetence or of insanity or permanent physical incapacity).

“Equivalent Class A Shares” means, on any date, the number of shares of Class A common stock represented by any shares, units, interests, options, warrants, evidence of indebtedness, stock awards or other securities or awards which by their terms are directly or indirectly convertible into, exchangeable for, exercisable for or pursuant to which the holder is entitled to receive shares of Class A common stock, whether immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of shares of Class A common stock.

“Beneficial ownership” has the same meaning given to it in Section 13(d) under the Exchange Act and the rules thereunder, except that a person will be deemed to have “beneficial ownership” of all securities that person has the right to acquire, whether the right is exercisable immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of such securities.

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, Partner Holdings will have certain approval rights over the following transactions:

i)	the appointment or termination of the Chief Executive Officer;

ii)	any amendments to Moelis & Company’s amended and restated certificate of incorporation or by-laws that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis; and

iii)	any amendments to Group LP’s amended and restated limited partnership agreement that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis.

iv)

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, our Board of Directors will nominate individuals designated by Partner Holdings equal to one quarter of the Board of Directors.

v)	For so long as either the Class B Condition or the Secondary Class B Condition is satisfied, Partner Holdings will retain the right to remove any director previously designated by it.

vi)	The “Secondary Class B Condition” is defined as Mr. Moelis satisfying all of the following conditions:

vii)

he maintains directly or indirectly ownership of an aggregate of at least 2,229,222 shares of Class A common stock of Moelis & Company and Equivalent Class A Shares, subject to customary adjustments, which represent approximately one-sixth of his ownership immediately following our initial public offering; and

viii)	conditions (ii)-(v) required under the Class B Condition.

In a lawsuit currently pending in the Delaware Court of Chancery, West Palm Beach Firefighters’ Pension Fund v. Moelis & Co., Case No. 2023-0309-JTL, a Company stockholder claimed that certain provisions of

Certain Relationships and Related Person Transactions

the Stockholders Agreement are invalid under the Delaware General Corporation Law. On March 4, 2024, the court issued an interlocutory order, presently in effect, that certain provisions of the Stockholders Agreement, including the provisions relating to approval rights and director vacancies identified above, are facially invalid, void, and unenforceable under Delaware law. A final order has not yet been entered in the lawsuit and the time for taking an appeal has not yet run.

Employment Agreement with Kenneth Moelis

We entered into an employment agreement with Mr. Moelis in April 2014, pursuant to which he serves as our Chair and Chief Executive Officer. The employment agreement provides that Mr. Moelis receives an annual base salary of $400,000, is eligible to receive an annual discretionary performance bonus and is eligible to participate in our employee benefit plans and arrangements as in effect from time to time. Either party is permitted to terminate the agreement at any time with or without cause.

The employment agreement provides that upon a voluntary termination of Mr. Moelis’ employment other than for good reason, he will not compete with us for 90 days following the date of such termination. In addition, the agreement provides that Mr. Moelis will not solicit our employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason. The agreement also includes restrictions relating to confidentiality, intellectual property and non-disparagement.

Employment Agreements with Navid Mahmoodzadegan and Jeffrey Raich

We entered into substantially similar employment agreements with Messrs. Mahmoodzadegan and Raich in April 2014. The employment agreements provide that Messrs. Mahmoodzadegan and Raich each receive an annual base salary of $400,000, are eligible to receive an annual discretionary performance bonus and are eligible to participate in our employee benefit plans and arrangements as in effect from time to time. In addition, the employment agreements provide that during their employment, Messrs. Mahmoodzadegan and Raich have the right to be a member of Group LP’s most senior decision and policy-making committee (currently, the Group Management Committee). Messrs. Mahmoodzadegan and Raich are permitted to terminate their agreements at any time with or without cause; however, we may terminate the employment of Messrs. Mahmoodzadegan or Raich only for cause (as defined in the employment agreements).

The employment agreements provide that Messrs. Mahmoodzadegan and Raich will not solicit our employees, independent contractors, consultants, service providers or suppliers for six months following termination of his employment. The agreements also include restrictions relating to confidentiality, intellectual property and non-disparagement.

Employment Agreement with Eric Cantor

We entered into an employment agreement with Mr. Cantor pursuant to which he serves as the Vice Chairman of Group LP and a Managing Director. The employment agreement provides that Mr. Cantor receives an annual base salary of $400,000, is eligible to receive an annual discretionary performance bonus and is eligible to participate in our employee benefit plans and arrangements as in effect from time to time.

The employment agreement provides that upon a voluntary termination of Mr. Cantor’s employment other than for good reason, he will not compete with us for 90 days following the date of such termination. In addition, the employment agreement provides that Mr. Cantor will not solicit Group LP’s employees, independent contractors, consultants, service providers or suppliers for one year following termination of his employment for any reason (except for certain employees who joined in connection with Mr. Cantor). The agreement also includes restrictions relating to confidentiality, intellectual property and non-disparagement.

For calendar year 2015, in addition to other compensation and pursuant to the employment agreement, we paid to Mr. Cantor $400,000 in incentive RSUs, payable in equal quarterly installments (the “Quarterly

Certain Relationships and Related Person Transactions

RSUs”). For fiscal years 2016 through 2019, Mr. Cantor was granted annually $400,000 in Quarterly RSUs as part of his annual discretionary incentive compensation. The Quarterly RSUs generally have the same vesting schedule as incentive RSUs granted to other Managing Directors. The remaining unvested Quarterly RSUs will be forfeited if we terminate Mr. Cantor’s employment for cause or if Mr. Cantor terminates his employment other than (i) for good reason or (ii) after the second anniversary of the grant date, to take a full-time elected or appointed position in federal government, state government, or a national political party.

Transactions with Moelis Asset Management LP

Prior to our initial public offering, our business was owned by Moelis & Company Holdings LP (“Old Holdings”), an entity controlled by Kenneth Moelis, our Chair and Chief Executive Officer. In connection with our initial public offering, a reorganization of the existing businesses of Old Holdings was effected, pursuant to which the advisory business was transferred to our subsidiary, Group LP. Old Holdings retained its asset management business, which includes managers of direct lending funds, hedge funds, private equity funds, collateralized loan obligation funds and certain other asset management businesses, and was renamed Moelis Asset Management LP (“MAM”).

Master Services Agreement

We are party to a master services agreement with MAM. Under the master services agreement, we provide certain administrative services to MAM. MAM pays us mutually agreed-upon fees for these services, which are based on our costs of providing the shared services. The charges for the shared services generally are intended to allow us to recover the costs directly associated with providing the services, plus out-of-pocket costs and expenses, generally without profit. Under the master services agreement, MAM is able to use our services for a fixed term established on a service-by-service basis, which may be extended by mutual written agreement. MAM may terminate any of the specified services for any reason with 90 days prior written notice to us. Generally, each party agreed to indemnify the other party and its respective directors, officers, employees and agents against losses resulting from the transitional services, except, in the case of indemnification by MAM and its subsidiaries, to the extent of our gross negligence or intentional misconduct, not to exceed the amount of fees paid to us. Under this agreement, we allocated approximately $225,000 in costs to MAM for fiscal year ended December 31, 2023.

Master Separation Agreement

We entered into a master separation agreement with MAM in connection with the reorganization. The agreement set forth, among other things, MAM’s principal transactions with us necessary to separate the advisory and asset management businesses of MAM. The agreement identified the assets that were transferred, the liabilities assumed and the contracts assigned to us as part of the reorganization, and provided for when and how these transfers, assumptions and assignments occurred. Information in this Proxy Statement with respect to the assets and liabilities of the parties is presented based on the allocation of such assets and liabilities pursuant to the reorganization, unless the context otherwise requires.

The agreement provides for cross-indemnities that generally place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical advisory business and operations, and generally places MAM and its subsidiaries the financial responsibility for liabilities associated with all of MAM’s current and historical asset management businesses and operations.

License Agreements

We have granted a license to MAM and certain affiliates, under which MAM and such affiliates have the right to use trademarks incorporating the term “Moelis” for certain purposes, including in connection with asset management activities. MAM is not be able to use the trademarks if it is engaged in investment banking

Certain Relationships and Related Person Transactions

advisory services, and cannot use the trademark “Moelis & Company” or any derivations of it. The license is non-exclusive, non-sublicensable (except under certain conditions) and royalty-free. The license agreement continues in perpetuity unless terminated in accordance with its terms. We may terminate the license if MAM becomes insolvent, makes an assignment of the trademark for the benefit of its creditors, takes actions that cause any government or creditors to condemn or expropriate its assets or materially breaches the license agreement and fails to cure such breach.

NexPhase Capital LLC

Moelis Capital Partners (“MCP”) is a middle market private equity business owned by MAM, which has two main funds (the “MCP Funds”). On January 1, 2016, the managing partners of MCP (the “Managing Partners”), together with other members of the MCP investment team, separated from MCP (the “NexPhase Separation”) to form a new private equity firm, NexPhase Capital LP (“NexPhase”). At the time of the NexPhase Separation, NexPhase entered into a subcontractor agreement with MCP to manage the MCP Funds in exchange for management fees payable to MCP by the MCP Funds. In consideration for the NexPhase Separation, NexPhase agreed to pay MAM a combination of MAM units, Group LP units and deferred cash, a payment calculated based on the percentage of the commitments made to the next two funds to be raised by NexPhase (“Fund III” and Fund IV” and collectively the “NexPhase Funds”) and 25% and 20%, respectively, of carried interest for each of Fund III and Fund IV. MAM and Mr. Moelis committed and funded an aggregate of 3.0%, or $15 million, of NexPhase Fund III and have committed to fund an aggregate of 1.5% of NexPhase Fund IV, subject to a maximum commitment of $12 million.

In connection with the NexPhase Separation, we agreed to (i) waive the forfeiture provisions of 3,274 Group LP units and 21,400 options (the “NexPhase Employee Equity”) held by NexPhase employees and (ii) apply the lock-up period that is applicable to current MAM employees to the NexPhase Employee Equity, in each case so long as such NexPhase employee is employed and in good standing with NexPhase and NexPhase remains the subcontractor to MCP. In addition, we agreed to waive the lock-up applicable to 86,456 Group LP units (the “Transferred Group LP Units”) that the Managing Partners transferred to MAM as consideration for the NexPhase Separation, permitted MAM to exchange such Transferred Group LP Units for our common stock and permitted the economic equivalent of certain tax benefits associated with such exchange to be provided to the Managing Partners.

We also entered into an engagement letter with NexPhase to provide NexPhase access to our investment bankers for investment ideas and opportunities, industry advice and due diligence assistance. NexPhase agreed to pay Moelis up to $500,000 per year commencing on January 1, 2016 through the final close of Fund III, at which point the retainer will be 0.2% of third party commitments made to Fund III and then, upon the final closing of Fund IV, 0.2% of third party commitments made to Fund IV through the end of the Fund IV investment period. The retainer is subject to a cap of $1.0 million per year and can be accrued without payment for up to five years. Certain portions of the accrued retainer can be offset through certain fees paid by NexPhase, the MCP Funds or their respective portfolio companies to Moelis on certain future advisory mandates. NexPhase retained us to act as a co-agent on the NexPhase Fund III capital raise.

Archean Capital Partners GP LLC

In 2016, MAM and Veritable LP (“Veritable”) formed a 50/50 joint venture, Archean Capital Partners GP LLC (“Archean”) to source, evaluate and invest seed capital in high quality, first-time private equity managers. In January 2017, Archean closed Archean Capital Partners I LP (“Archean I”) and, in March 2021, Archean closed Archean Capital Partners II LP (“Archean II”). Affiliates of Mr. Moelis collectively committed $10,000,000 to Archean I and $10,000,000 to Archean II.

In consideration for introductions made to MAM and Archean, MAM will pay to the Company 50% of the investment economics paid to MAM by Archean, which is comprised of (i) annual management fees and (ii) a revenue share from the private equity managers that receive capital from Archean, if any, net of certain

Certain Relationships and Related Person Transactions

expenses, subject to a cap based upon invested capital. Under this arrangement, the Company received $0, and $486,826 from MAM during 2023 and 2022, respectively.

In June 2022, the Company and MAM amended the terms and conditions of the economics shared from introductions and capital raisings for future Archean funds. In exchange for a service fee of $3,567,000 paid by MAM to the Company, the Company will not share any of MAM’s economics from future funds raised by Archean. Beginning in January 2025, the Company’s interest will shift from 50% of net profits to 50% of gross revenues from Archean I and Archean II.

Other Transactions

We may enter into engagement letters to provide investment banking services to MAM and its subsidiaries from time to time. For the year ended December 31, 2023, no revenues were earned for investment banking services pursuant to engagement letters with funds managed by subsidiaries of MAM and portfolio companies of such funds.

Transactions with Atlas Crest

We had an affiliation with the sponsors (collectively referred to herein as “Atlas Crest Sponsors”) of Atlas Crest Investment Corp. II (“Atlas Crest II”) and Atlas Crest Investment Corp. III (formerly Atlas Crest Investment Corp. V) (“Atlas Crest III”), each a special purpose acquisition company (each an “Atlas Crest Entity” and collectively, the “Atlas Crest Entities”), which were formed and capitalized in 2021.

Mr. Moelis was a founding member of the Atlas Crest Sponsors and served as Non-Executive Chairman of the Atlas Crest Entities. Mr. Moelis (or an affiliate of Mr. Moelis) was the managing member of each of the Atlas Crest Sponsors. The Company’s executive officers and management Directors invested an aggregate $2,627,000 in the sponsor of Atlas Crest II and an aggregate $1,548,000 in the sponsor of Atlas Crest III during 2021 and 2022.

During 2021 and 2022, the Company invested $762,902 in the sponsor of Atlas Crest II and $1,131,750 in the sponsor of Atlas Crest III.

During 2022, the remaining Atlas Crest Entities were wound up and the remainder of the Company’s investments were liquidated. The Company recognized $982,799 in realized losses in other income and expenses on the consolidated statement of operations related to the wind-ups.

In addition, we had an affiliation with the sponsor of Atlas Crest Investment Corp. (“Atlas Crest I”, also referred to as an Atlas Crest Entity and the sponsor of Atlas Crest I referred to as an Atlas Crest Sponsor). Atlas Crest I completed its initial business combination with Archer Aviation Inc. (“Archer”) on September 16, 2021 (the “AC I Initial Business Combination”) and a distribution of the Archer common stock and warrants held by the sponsor of Atlas Crest I following the AC I Initial Business Combination was completed.

Business Combination Marketing Agreements

On October 27, 2020, the Company and Atlas Crest I entered into a Business Combination Marketing Agreement to engage the Company to provide certain advisory services in connection with an initial business combination of Atlas Crest I, including, organizing meetings with stockholders, introductions to potential investors, assistance in obtaining stockholder approval for the business combination and assistance with press releases and public filings in connection with the business combination (the “Business Combination Marketing Agreement”) for a fee of 1.5% of the total amount of the initial public offering, or $6,250,000, payable to the Company upon consummation of an initial business combination. The Business Combination Marketing Agreement fee was paid to the Company upon consummation of the AC I Initial Business Combination, 50% of which was received in cash and the remaining 50% in common stock of Archer.

Certain Relationships and Related Person Transactions

On February 3, 2021, the Company and Atlas Crest II entered into a Business Combination Marketing Agreement for a fee of 1.5% of the total amount of the initial public offering, or $4,312,500, payable upon consummation of an initial business combination.

Advisory and Placement Agency Services

In connection with the initial business combination of Atlas Crest I and Archer, the Company was engaged by Atlas Crest I to provide financial advisory and placement agency services to Atlas Crest I pursuant to customary engagement letters. An aggregate of $24,000,000 of M&A advisory fees and placement agent fees was paid to the Company by Atlas Crest I upon consummation of AC I Initial Business Combination, 50% of which was received in cash and the remaining 50% in common stock of Archer.

Services Agreements

In October 2020, the Company began providing office space, secretarial, administrative and other corporate services for a fee of $10,000 a month to Atlas Crest I. In February 2021, the Company began providing these services to Atlas Crest II for a fee of $10,000 per month and an agreement from each of the entities and the associated sponsors to indemnify the Company for any losses arising out of the provisions of services, subject to certain exceptions and limitations. This arrangement continued until December 2022 when Atlas Crest II was liquidated.

In accordance with our related persons transaction policy, management presented the above transactions to our Audit Committee and our Audit Committee reviewed and approved the transactions.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant regardless of the amount involved and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board of Directors. No related person transaction will be executed without the approval or ratification of our Board of Directors or a duly authorized committee of our Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Proposal 5: Ratification of Independent Auditor

Proposal 5: Ratification of Independent Auditor

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Although stockholder ratification of the appointment of Deloitte is not required by law, we are submitting the appointment to our stockholders for ratification as a matter of good corporate governance. The ratification of the appointment of Deloitte requires the vote of a majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class. If stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment. Even if stockholders ratify the appointment of Deloitte, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that you vote “FOR” the ratification of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Deloitte Fees

The following table presents aggregate fees billed to the Company for services rendered by Deloitte during the years ended December 31, 2023 and December 31, 2022.

	2023	2022

Audit fees(1)	$2,543,213	$2,440,625

Audit-related fees	—	—

Tax fees(2)	$1,714,923	$1,748,389

All other fees(3)	$4,126	$4,126

Total	$4,262,262	$4,193,140

(1)

Audit fees include fees for the audit of our consolidated financial statements, fees billed in the respective periods for professional consultations with respect to accounting issues, and issuance of consents required by statute or regulation and similar matters. Audit fees for the years presented include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

(2)	Tax fees include fees billed in the respective periods for tax compliance and consultations regarding the tax implications of certain transactions.

(3)	All other fees include subscriptions to Deloitte’s on-line accounting research tool.

Audit Committee Pre-Approval

Since our initial public offering, all services performed by Deloitte for the Company and its subsidiaries have been pre-approved by the Audit Committee. The Audit Committee has adopted a pre-approval policy, which requires that, before the independent auditor is engaged for any services, the Audit Committee must approve these services, including the fees and terms, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to completion of the audit. Services are reviewed taking into account the terms of the policy, and, for types of services not pre-approved in the policy, the rules of the SEC and the Public Company Accounting Oversight Board.

Audit Committee Report

Audit Committee Report

The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The committee assists in the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors and the Company’s internal audit function.

The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2023 with the Company’s management and Deloitte. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on such review and discussions, the Audit Committee recommended to the Company’s Board of Directors that the financial statements referred to above be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Audit Committee

Kenneth L. Shropshire (Chair)

John A. Allison IV

Laila Worrell

General Information

General Information

Moelis & Company is making this Proxy Statement available to its stockholders on or about April 24, 2024 in connection with the solicitation of proxies by the Board of Directors for our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this Proxy Statement. On or about April 24, 2024, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2023 Annual Report on Form 10-K.

Moelis & Company intends to hold the Annual Meeting in person.

Below are answers to common questions stockholders may have about the Proxy Materials and the Annual Meeting.

What are the Proxy Materials?

The “Proxy Materials” are this Proxy Statement and our Annual Report to stockholders for the fiscal year ended December 31, 2023. If you request printed versions of the Proxy Materials, you will also receive a proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of materials?

Under rules adopted by the SEC, we are furnishing Proxy Materials to many of our stockholders on the internet, rather than mailing printed copies. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the notice will instruct you how to access and review the Proxy Materials on the internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the notice.

What items will be voted on at the Annual Meeting and how does the Board of Directors recommend that I vote?

There are five proposals to be voted on at the Annual Meeting:

1.	the election of five directors to our Board of Directors;
2.	the approval, on an advisory basis, of the compensation of our named executive officers;
3.	the approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers;
4.	the approval of the 2024 Moelis Omnibus Incentive Plan;
5.	the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Our amended and restated by-laws require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders appointed by our Board of Directors will have discretion to vote on those matters.

The Board of Directors recommends:

1.	that you vote “FOR” each of the nominees in Proposal 1;
2.	that you vote “FOR” the approval of the advisory resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement in Proposal 2;
3.	that you vote “ONE YEAR” regarding the frequency of advisory votes to approve the compensation of our named executive officers in Proposal 3;

General Information

4.	that you vote “FOR” the approval of the 2024 Moelis Omnibus Incentive Plan in Proposal 4; and
5.	that you vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm for 2024 in Proposal 5.

Who may vote at the meeting?

Holders of Class A common stock and holders of Class B common stock as of the close of business on April 10, 2024 (the “Record Date”) may vote at the Annual Meeting.

How many shares may be voted at the Annual Meeting?

Only stockholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 70,354,653 shares of Class A common stock and 4,432,288 shares of Class B common stock entitled to vote.

How many votes do I have?

✓	Holders of our Class A common stock are entitled to one vote for each share held as of the Record Date.

✓	Holders of our Class B common stock are entitled to ten votes for each share held as of the Record Date.

✓	Holders of our Class A common stock and Class B common stock will vote as a single class on all matters at the Annual Meeting.

What vote is required for each proposal?

For the election of directors, each incumbent director must receive a majority of the votes cast (for and against) with respect to such director (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election) in an uncontested election. Pursuant to our by-laws, each incumbent director nominated for election must submit an irrevocable resignation, contingent on (i) not receiving a majority of the votes cast in an uncontested election, and (ii) the acceptance of that proffered resignation by the Board of Directors in accordance with the policies and procedures adopted by the Board of Directors for such purpose. In the event an incumbent director does not receive a majority of the votes cast in an uncontested election, the Nominating and Corporate Governance Committee of the Board of Directors will make a recommendation to the Board of Directors whether to accept or reject such incumbent director’s resignation or whether other action should be taken. The Board of Directors, taking into account the Nominating and Corporate Governance Committee’s recommendation, will decide whether to accept or reject such incumbent director’s resignation and will publicly disclose its decision, including, if the Board of Directors determines to reject such resignation, the rationale of the decision. The Board of Directors is not required to accept the resignation of an incumbent director that fails to receive a majority of the votes cast in an election that is not a Contested Election. If the Board of Directors accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill the resulting vacancy by vote of a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director, or may decrease the size of the Board of Directors in accordance with the Company’s by-laws. The foregoing is subject to the rights and obligations of the Company pursuant to the stockholders agreement between the Company, Moelis & Company Partner Holdings LP and certain stockholders as more fully described in “Certain Relationships and Related Person Transactions—Transaction with Our Directors, Executive Officers and 5% Holdings—Rights of Partner Holdings and Stockholders Agreement” below.

The approval, on an advisory basis of the compensation of our named executive officers, the approval of the 2024 Moelis Omnibus Incentive Plan, the ratification of the Company’s independent registered public accounting firm and any other proposals that may come before the Annual Meeting will be determined by the

General Information

majority of the voting power of the shares represented at the meeting and entitled to vote on such question, voting as a single class. For the approval, on an advisory basis, of the frequency of advisory votes to approve the compensation of our named executive officers, the frequency (every one year, two years or three years) receiving the greatest number of votes will be considered the frequency recommended by stockholders.

As of the Record Date, Moelis & Company Partner Holdings LP (“Partner Holdings”) owned all of our outstanding Class B shares. Partner Holdings is controlled by Kenneth Moelis, our Chair and Chief Executive Officer. As a result of his beneficial ownership of shares and control of nearly a majority of the voting power of our shares, Mr. Moelis has substantial ability to decide all matters to be voted upon at the Annual Meeting. See “Certain Relationships and Related Person Transactions—Transactions with Our Directors, Executive Officers and 5% Holders—Rights of Partner Holdings and Stockholders Agreement” below.

How are abstentions and broker non-votes counted?

Abstentions (shares present at the meeting in person or by proxy that are voted “abstain”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum but are not counted as votes cast for Proposal 1. Any abstentions on Proposals 2, 4, and 5 will be counted as votes “against” the proposal. Abstentions will have no effect on Proposal 3. Broker non-votes will have no effect on Proposals 2, 3, and 4. Brokers will have discretionary authority to vote on Proposal 5, so there will not be any broker non-votes on Proposal 5.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are a stockholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do stockholders of record vote?

There are four ways for stockholders of record to vote:

•

Via the internet. You may vote via the internet until 11:59 p.m. (Eastern Time) on the day before the Annual Meeting by visiting http://www.proxyvote.com and entering the unique control number for your shares located on the Notice of Internet Availability of Proxy Materials.

•

By telephone. You may vote by phone until 11:59 p.m. (Eastern Time) on the day before the Annual Meeting by calling (800) 690-6903. You will need the control number from your Notice of Internet Availability of Proxy Materials.

•

By mail. If you requested that Proxy Materials be mailed to you, you will receive a proxy card with your Proxy Materials. You may vote by filling out and signing the proxy card and returning it in the envelope provided. The proxy card must be received by the close of business on the day before the Annual Meeting.

•	In person. You may also vote your shares in person by completing a ballot at the Annual Meeting.

How do beneficial owners of shares held in street name vote?

If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

General Information

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by delivering to the Company’s General Counsel and Secretary a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, by voting again via the internet or by telephone or by attending and voting in person at the Annual Meeting. Street name stockholders who wish to change their votes should contact the organization that holds their shares.

If I hold shares in street name through a broker, can the broker vote my shares for me?

If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain “routine” proposals but cannot vote on other proposals. Proposals 1, 2, 3 and 4 are not considered “routine” proposals. Proposal 5 is a “routine” proposal. If you hold shares in street name and do not vote on Proposals 1, 2, 3 and 4 your shares will be counted as “broker non-votes.”

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Members of our Board of Directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

The Company has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies for the Annual Meeting. The Company will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials, and will pay D.F. King a fee of approximately $14,500, plus reimbursement of out-of-pocket expenses. The address of D.F. King is 48 Wall Street, 22nd Floor, New York, NY 10005. You can call D.F. King at (800) 714-3312 or email at MC@dfking.com.

What do I need to do if I want to attend the meeting?

You will need to provide evidence that you are a stockholder as of the Record Date. This can be a copy of your proxy card or a brokerage statement showing your shares. You must also bring photo identification. If you hold your shares in street name and wish to vote in person at the meeting, you will need to contact the organization that holds your shares in order to obtain a legal proxy from that organization.

We intend to hold the annual meeting in person.

Where can I find voting results?

We will file a Current Report on Form 8-K with the SEC including the final voting results from the Annual Meeting within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers and nominees may be participating in the practice of “householding” Proxy Materials. This means that only one copy of our Proxy Materials may be sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker, or other nominee who holds your shares.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Materials, you can contact our Investor Relations department at (212) 883-3800, investor.relations@moelis.com or 399 Park Avenue, 4th Floor, New York, NY 10022.

General Information

Who should I contact if I have additional questions?

You can contact our Investor Relations department at (212) 883-3800, investor.relations@moelis.com or at our principal executive offices at 399 Park Avenue, 4th Floor, New York, NY 10022. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote. If you have any questions about how to vote your shares, you may contact our proxy solicitor at:

D.F. King & Co, Inc.

48 Wall Street, 22nd Floor, New York, NY 10005

Call Toll-Free: (800) 714-3312

Banks and Brokers Call: (212) 269-5550

Additional Information

Additional Information

Procedures for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the 2025 Annual Meeting of Stockholders, pursuant to Exchange Act Rule 14a-8 must be delivered to the Secretary at our principal executive offices no later than December 25, 2024 in order to be included in the our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8 and our by-laws.

Under our by-laws, stockholder proposals submitted for consideration at any annual meeting of stockholders, but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to our Secretary at our principal executive offices not less than 90 days or more than 120 days before the first anniversary of the prior annual meeting of stockholders. Accordingly, under our by-laws, stockholder proposals and nominations under our by-laws must be delivered no earlier than February 6, 2025 and no later than March 8, 2025.

To be timely for purposes of Rule 14a-19 of the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19, which must be received in accordance with the requirements of our by-laws as described above. In addition, to the extent that any information required by Rule 14a-19 is not required under our by-laws to be included with your notice, we must receive such additional information by April 7, 2025.

Stockholder proposals and nominations must include all required information concerning the stockholder and the proposal or nominee set forth in our by-laws.

Annex A: Non-GAAP Financial Measures

Annex A: Non-GAAP Financial Measures

The Company prepares its consolidated financial statements using accounting principles generally accepted in the United States (GAAP). From time to time, the Company may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by the Company are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy.

Adjusted results are a non-GAAP financial measure which provide additional information on management’s view of operating results. These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

The Company’s Adjusted revenues includes amounts reflected within other income (expenses) which are considered the equivalent of revenues for compensation. Such adjustments may include gains on founder investments where our employees and the Moelis advisory platform contributed meaningfully to the value creation; or the mark-to-market impact of equity instruments held by the Company that were originally received as payment for our banking services and included in revenues. We believe these adjustments are useful to allow comparability of period-to-period operating performance and compensation levels.

The Company’s Adjusted compensation and benefits expenses may include adjustments reflected within other income (expenses) associated with compensation awards forfeited due to the enforcement of non-compete provisions. Management views the credits associated with such forfeitures as an offset to compensation and benefits expenses since the Firm will utilize the forfeited economics to recruit and or retain talent. We believe the netted presentation of forfeiture credits and compensation expenses are useful to allow comparability of period-to-period operating performance.

The Company’s Adjusted non-compensation expenses and Adjusted other income (expenses) may exclude certain one-time items that reduce the comparability of our operating performance as well as the amounts related to revenues and compensation and benefits expenses discussed above and adjustments to our provision for income taxes discussed below. Such adjustments increase the comparability of our financial performance across reporting periods and versus our peers.

The Company’s Adjusted provision (benefit) for income taxes is adjusted to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rates for the periods presented. Adjusted provision (benefit) for income taxes periodically includes the tax impact related to the settlement of share-based awards, the reclassification of TRA liability adjustments, or adjustments to our deferred tax assets and liabilities that occur in connection with new tax legislation. Such adjustments increase the comparability of our financial performance across reporting periods and versus our peers.

The Company’s Adjusted basic and diluted shares of Class A common stock outstanding is presented for each period as if all outstanding Class A partnership units have been exchanged into Class A common stock. The Adjusted presentation helps analysts, investors, and other stakeholders understand the effect of the Firm’s ownership structure on its results, including the impact of all the Firm’s income becoming subject to corporate-level tax.

Annex A: Non-GAAP Financial Measures

We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Company’s operating results by removing the significant accounting impact of one-time charges associated with the Company’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented below.

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Twelve Months Ended December 31, 2023

(Dollars in thousands, except share and per share data)

Twelve Months Ended December 31, 2023
Adjusted Items	GAAP	Adjustments	Adjusted (non-GAAP)

Revenues	$854,748	$5,337(a)	$860,085

Compensation and benefits	714,749	(3,591)(b)	711,158

Non-compensation expenses	180,351	(1,569)(c)(d)	178,782

Other income (expenses)	11,205	1,417(a)(b)(c)(d)(e)	12,622

Income (loss) before income taxes	(29,147)	11,914	(17,233)

Provision (benefit) for income taxes	(1,631)	(651)(e)(f)	(2,282)

Net income (loss)	(27,516)	12,565	(14,951)

Net income (loss) attributable to non-controlling interests	(2,816)	2,816(g)	—

Net income (loss) attributable to Moelis & Company	$(24,700)	$9,749	$(14,951)

Weighted-average shares of Class A common stock outstanding Diluted	68,501,018	6,238,470(g)	74,739,488

Net income (loss) attributable to holders of shares of Class A common stock per share Diluted	$(0.36)	—	$(0.20)

(a)	Reflects a reclassification of $5.3 million of other income to revenues related to shares sold that were received as partial payment for advisory services provided on certain transactions.

(b)	Reflects a reclassification of $3.6 million of other income to compensation and benefits expense associated with the enforcement of non-compete provisions.

(c)	Reflects adjustments of $10.4 million for expenses resulting from a regulatory settlement with the SEC relating to recordkeeping of business communications on messaging applications.

(d)	Reflects adjustments of $1.7 million related to asset impairments associated with the Company’s exit from a duplicate U.S. office location.

(e)

Tax Receivable Agreement (“TRA”) liability related adjustments are made to other income (expenses) for GAAP purposes. The adjustment of $0.2 million is reclassified to the provision for income taxes line.

Annex A: Non-GAAP Financial Measures

(f)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated, together with the tax benefit related to the settlement of share-based awards of $3.9 million, we have a net tax benefit of $2.3 million. Our Adjusted tax provision excludes any benefits or costs related to the adjustment to the step-up in tax basis in Group LP assets and TRA liabilities in connection with the past partnership unit exchanges; such adjustment for this period was a net expense of $0.6 million, which is not included in the corporate tax provision for the period presented.

(g)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

Twelve Months Ended December 31, 2022

(Dollars in thousands, except share and per share data)

Twelve Months Ended December 31, 2022
Adjusted Items	GAAP	Adjustments	Adjusted (non-GAAP)

Revenues	$985,297	$(15,102)(a)	$970,195

Compensation and benefits	618,195	(6,976)(b)	611,219

Other income (expenses)	220	9,990(a)(b)(c)(d)	10,210

Income (loss) before income taxes	216,320	1,864	218,184

Provision (benefit) for income taxes	47,638	1,138(c)(e)	48,776

Net income (loss)	168,682	726	169,408

Net income (loss) attributable to non-controlling interests	18,337	(18,337)(f)	—

Net income (loss) attributable to Moelis & Company	$150,345	$19,063	$169,408

Weighted-average shares of Class A common stock outstanding Diluted	70,320,182	6,041,284(f)	76,361,466

Net income (loss) attributable to holders of shares of Class A common stock per share Diluted	$2.14	—	$2.22

(a)

Reflects a reclassification of $15.1 million of other income to revenues related to unrealized losses from the mark-to-market impact on shares received as partial payment for advisory services provided on certain transactions.

(b)	Reflects a reclassification of $7.0 million of other income to compensation and benefits expense associated with the enforcement of non-compete provisions.

(c)	Adjustments to TRA liability and associated costs are made to other income (expenses) for GAAP purposes. Such amounts are reclassified to the provision for income taxes line.

(d)	Reflects an adjustment of $1.0 million in realized losses related to the wind-up of certain Atlas Crest Entities.

Annex A: Non-GAAP Financial Measures

(e)

An adjustment has been made to illustrate the result as if 100% of the Company’s income is being taxed at our corporate effective tax rate for the period stated. Our adjusted effective tax rate for the period presented is 22.4%. Our adjusted tax provision includes a tax benefit related to the settlement of share-based awards of $9.5 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 26.7%. In addition, our adjusted tax provision excludes any benefits or costs relating to the adjustment to the step-up in tax basis in Group LP assets and TRA liabilities in connection with past partnership unit exchanges and offerings; such adjustment for this period was a net expense of $2.4 million, which is not included in the adjusted corporate effective tax rate for the period presented.

(f)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

Annex B: 2024 Moelis Omnibus Incentive Plan

Annex B: 2024 Moelis Omnibus Incentive Plan

MOELIS & COMPANY

2024 OMNIBUS INCENTIVE PLAN

Section 1. Purpose of Plan.

The name of the Plan is the Moelis & Company 2024 Omnibus Incentive Plan (the “Plan”). The purposes of the Plan are to provide an additional incentive to selected officers, employees, managing directors, non-employee directors, independent contractors, partners and consultants of the Company or its Affiliates (as hereinafter defined) whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards or any combination of the foregoing.

Section 2. Definitions.

(a) “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.

(b) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified (for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person through the ownership of voting securities, by agreement or otherwise).

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus, Other Stock-Based Award or Cash Award granted under the Plan.

(d) “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan. Each Participant who is granted an Award shall enter into an Award Agreement with the Company containing such terms and conditions as the Administrator shall determine, in its sole discretion.

(e) “Base Price” has the meaning set forth in Section 8(b) hereof.

(f) “Board” means the Board of Directors of the Company.

(g) “By-Laws” means the by-laws of the Company, as may be amended and/or restated from time to time.

(h) “Cash Award” means an Award granted pursuant to Section 12 hereof.

(i) “Cause” means, unless otherwise defined in the Award Agreement, any of the following by the Participant: (i) (a) gross misconduct, fraud, material misrepresentation or breach of trust or loyalty or (b) gross negligence, in each case in respect of the Participant’s performance of, or failure to perform, the Participant’s

Annex B: 2024 Moelis Omnibus Incentive Plan

duties or responsibilities; (ii) a material and repeated failure to exercise a reasonable level of skill, effort and/or efficiency in performing the Participant’s duties or responsibilities (other than due to Disability); (iii) willful conduct which adversely impacts the reputation of the Company or any of its Affiliates; (iv) the conviction of a felony (or equivalent in other jurisdictions), or any crime involving moral turpitude (including embezzlement, bribery, forgery, counterfeiting, extortion, false statements or insider trading), or any plea of “no contest” or “nolo contendere” (or equivalent in other jurisdictions) in connection therewith; (v) the charge or indictment of a felony or any other criminal offense, the defense of which renders the Participant substantially unable to perform adequately the Participant’s duties for at least six months; (vi) a material violation of applicable laws, rules or regulations or the rules or regulations of any securities exchange or association or regulatory body of which the Company and/or its Affiliates is a member and/or licensed by; (vii) a material violation of the Company’s and/or an Affiliate’s employment, confidentiality, operations, compliance, ethics or similar policies; (viii) a material breach of the Participant’s contractual arrangements with the Company and/or any Affiliate; or (ix) failure to co-operate with an internal investigation, an investigation by regulatory or law enforcement authorities or actual or prospective litigation in which the Company and/or its Affiliates have an interest, after being reasonably instructed by the Company and/or any of its Affiliates to co-operate.

In the case of clauses (i)(b), (ii), (vi), (vii), (viii) and (ix) above, provided in each case that such breach, failure, violation, or act or omission is reasonably capable of prompt Cure, (a) the Company shall provide the Participant with a sufficiently detailed written notice describing such breach, failure, violation, or act or omission (a “30-Day Notice”), and (b) the Participant shall have 30 days to Cure such breach, failure, violation, or act or omission (provided that, for the avoidance of doubt, if the Participant receives the 30-Day Notice and fails to timely Cure within such 30-day period, the Company shall not be required to provide any additional notice or notice period and the Company may terminate the Participant for Cause after the last day of such 30-day period). For purposes of this Plan, “Cure” means to take such unilateral action(s) as will avoid all material effects of a breach, failure, violation, or act or omission.

All determinations of whether any act or omission constitutes Cause in any particular case will be made by the Administrator in its sole discretion and will be final and binding on all parties.

On or before any termination for “Cause” that does not require a 30-Day Notice, the Company or the applicable Affiliate shall provide the Participant with written notice describing any such breach, failure, violation or act or omission claimed to constitute “Cause”.

(j) “Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company, as may be further amended and/or restated from time to time.

(k) “Change in Capitalization” means any (1) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (2) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, or other property), stock split, reverse stock split, subdivision or consolidation, (3) combination or exchange of shares, or (4) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 hereof is appropriate.

(l) “Change in Control” means the occurrence of any of the following events:

(1) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provisions thereto, excluding any Permitted Transferee or any group of Permitted Transferees, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director

Annex B: 2024 Moelis Omnibus Incentive Plan

(other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (2); or

(3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Company immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation; or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than the sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Company in substantially the same proportions as their Beneficial Ownership of such securities of the Company immediately prior to such sale.

Notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to have occurred (x) as a result of any transaction or series of integrated transactions following which Kenneth Moelis or any of his Affiliates possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (or any successor thereto), whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the Board or the board of directors or similar body governing the affairs of any successor to the Company or (y) except with respect to clause (2) and clause (3)(i) above, by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, and (ii) for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code. For purposes of this Section 2(l), “Beneficial Ownership” (including correlative terms) shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Exchange Act and “Permitted Transferee” means a shareholder’s family members or a trust for the benefit of the shareholder and/or family members.

(m) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(n) “Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Certificate of Incorporation or

Annex B: 2024 Moelis Omnibus Incentive Plan

By-laws of the Company, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(o) “Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

(p) “Company” means Moelis & Company, a Delaware corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).

(q) “Compliance Policy” means any policy, procedure, manual or handbook of the Company, Moelis & Company Group LP or its subsidiaries.

(r) “Disability” means, unless otherwise defined in the Award Agreement, a Participant’s inability due to illness or other physical or mental impairment to substantially perform the Participant’s duties to the Company or an Affiliate for a period of ninety (90) consecutive days during any six-month period or for one-hundred eighty (180) days during any twelve (12) month period, as determined in the good faith discretion of the Administrator.

(s) “Effective Date” has the meaning set forth in Section 19 hereof.

(t) “Eligible Recipient” means an officer, employee, managing director, non-employee director, independent contractor, partner or consultant of the Company or any Affiliate of the Company who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Stock Appreciation Right means any such Person with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code; provided further, an Eligible Recipient of an Incentive Stock Option means an employee of the Company or any of its Subsidiaries.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(v) “Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase such shares of Common Stock issuable upon the exercise of such Option.

(w) “Fair Market Value” of Common Stock or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, unless otherwise determined by the Administrator, (i) if the Common Stock or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on such date, or if there shall have been no trades reported on that date, on the last preceding date on which such trades were so reported, or (ii) if the Common Stock or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such share in such over-the-counter market for the last preceding date on which there was a sale of such share in such market.

(x) “Free Standing Right” has the meaning set forth in Section 8(a) hereof.

(y) “Good Reason” means, unless otherwise defined in the Award Agreement: a material breach of a material provision of Participant’s employment agreement or offer letter, if any, with the Company or an Affiliate thereof by the Company and/or the Affiliate; provided, however, that the Participant must provide the Company or the Affiliate, as applicable, with a sufficiently detailed notice of the events deemed to constitute “Good Reason” within sixty (60) days of when the Participant knew or should have known that the events deemed to constitute “Good Reason” occurred and allow the Company and the Affiliate thirty (30) days to Cure (as defined in Section 2(i)) any of the events or occurrences described above, to the extent reasonably capable of prompt Cure, before the Participant may resign for Good Reason (the “Good Reason Notice”). For the avoidance of doubt, if the Participant gives the Good Reason Notice and the Company or the Affiliate fails to timely Cure within such 30-day period, the Participant shall not be required to provide any additional notice

Annex B: 2024 Moelis Omnibus Incentive Plan

or notice period, and the Participant may terminate such Participant’s employment with the Company and/or its Affiliates for Good Reason after the last day of such 30-day period but within forty-five (45) days of the end of such 30-day Cure period.

(z) “Incentive Stock Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof that is designated, in the applicable Award Agreement, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.

(aa) “Nonqualified Stock Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 hereof that is not an Incentive Stock Option.

(bb) “Non-Transfer Period” means the period during which Shares issued to a Participant pursuant to an Award shall be subject to restriction on Transfer. The Non-Transfer Period is not required to be coincident with the Vesting Period.

(cc) “Option” means either an Incentive Stock Option or a Nonqualified Stock Option.

(dd) “Other Stock-Based Award” means an Award granted pursuant to Section 10 hereof.

(ee) “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 hereof, to receive grants of Awards, and, upon the Participant’s death, such Participant’s successors, heirs, executors and administrators, as the case may be.

(ff) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(gg) “Plan” has the meaning set forth in Section 1 hereof.

(hh) “Prior Plan” means the Moelis & Company 2014 Omnibus Incentive Plan, which expired on April 14, 2024.

(ii) “Related Right” has the meaning set forth in Section 8(a) hereof.

(jj) “Restricted Stock” means Shares granted pursuant to Section 9 hereof subject to certain restrictions that lapse at the end of a specified period or periods.

(kk) “Restricted Stock Unit” means the right, granted pursuant to Section 9 hereof, to receive a share of Common Stock or, in the case of an Award denominated in cash, to receive the amount of cash per unit that is determined by the Administrator in connection with the Award.

(ll) “Rule 16b-3” has the meaning set forth in Section 3(a) hereof.

(mm) “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(nn) “Stock Appreciation Right” means the right to receive, upon exercise of the right, the applicable amounts as described in Section 8 hereof.

(oo) “Stock Bonus” means a bonus payable in fully vested shares of Common Stock granted pursuant to Section 11 hereof.

(pp) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

Annex B: 2024 Moelis Omnibus Incentive Plan

(qq) “Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company or an Affiliate combines.

(rr) “Transfer” has the meaning set forth in Section 17 hereof.

(ss) “Vesting Period” means the period during which an Award is subject to forfeiture due to a condition that the Participant remain actively employed with, or in the service of, the Company or an Affiliate and/or that certain performance goals be met.

References in this Plan to “employment”, “employees” or similar/related terms or concepts shall be construed to include “partnerships,” “partners” or similar/related terms or concepts where an individual’s relationship with the Company or its Affiliates is based on their status being that of a partner of a partnership rather than as an employee. Any wording amendments necessary to give effect to such intent shall be implied into this Plan but shall not serve to imply an employment relationship between (i) the Company or its Affiliates and (ii) an individual, where such an employment relationship did not exist previously.

Section 3. Administration.

(a) The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b) Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1) to select those Eligible Recipients who shall be Participants;

(2) to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(3) to determine the number of Shares to be covered by each Award granted hereunder;

(4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Stock or Restricted Stock Units during the Vesting Period and/or the Non-Transfer Period and the conditions under which restrictions applicable to such Restricted Stock or Restricted Stock Units during the Vesting Period and/or the Non-Transfer Period shall lapse, (ii) the performance goals and periods applicable to Awards, (iii) the Exercise Price of each Option and Base Price of each Stock Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating or waiving the vesting schedule or other conditions of such Awards);

(5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;

(6) to determine the Fair Market Value in accordance with the terms of the Plan;

(7) to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment or service for purposes of Awards granted under the Plan;

Annex B: 2024 Moelis Omnibus Incentive Plan

(8) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(9) to prescribe, amend and rescind rules and regulations relating to sub-plans or addendums established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Plan or the applicable Award Agreement; and

(10) to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c) The Administrator may, in its sole discretion, delegate its authority, in whole or in part, under this Section 3 (including, but not limited to, its authority to grant Awards under the Plan, other than its authority to grant Awards under the Plan to any Participant who is subject to reporting under Section 16 of the Exchange Act) to two or more authorized individuals of the Company, subject to the requirements of applicable law or any stock exchange on which the Shares are traded.

(d) Notwithstanding the foregoing, but subject to Section 4 hereof, the Company may not, without first obtaining the approval of the Company’s stockholders, (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the Exercise Price or Base Price, as applicable, of such Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is less than the Exercise Price or Base Price of the original Options or Stock Appreciation Rights or (iii) cancel outstanding Options or Stock Appreciation Rights with an Exercise Price or Base Price, as applicable, that is above the current per share stock price, in exchange for cash, property or other securities.

(e) In addition to the power and authority set forth in Section 3(b) hereof, the Administrator, subject, in the case of any Committee, to any restrictions on authority delegated to it by the Board, shall have the power and authority, without limitation, to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt the sub-plans and Plan addenda, as the Administration deems desirable, to accommodate foreign laws, regulations and practices.

(f) The Administrator’s determinations under the Plan (including without limitation, the selection of Participants, the form, amount and timing of Awards, the terms and provisions of Awards and the applicable Award Agreements, the modification or amendment of any award and the applicable Award Agreement, and the construction and interpretation of the terms and provisions of the Plan and any Award) need not be uniform and may be made by the Administrator selectively among Eligible Recipients or Participants whether or not such persons are similarly situated.

(g) All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation. Such indemnification shall be in addition to any rights to indemnification such member may have under applicable law, by contract or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate.

Annex B: 2024 Moelis Omnibus Incentive Plan

Section 4. Shares Reserved for Issuance; Certain Limitations.

(a) The maximum number of shares of Common Stock reserved for issuance under the Plan shall be (x) 15,000,000 Shares plus (y) any shares of Common Stock subject to awards granted under the Prior Plan that are outstanding as of April 14, 2024 and are forfeited, canceled, exchanged, surrendered, terminated or expired without a distribution of Shares to the holder thereof, or settled in cash, in each case following the Effective Date.

(b) Subject to adjustment as provided by Section 5 hereof, no more than the maximum number of shares referred to in Section 4(a)(x) hereof shall be delivered pursuant to the exercise of Incentive Stock Options.

(c) Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award under the Plan are forfeited, canceled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan or Prior Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan or Prior Plan, shall not be available for subsequent Awards under the Plan, and notwithstanding that a Stock Appreciation Right is settled by the delivery of a net number of shares of Common Stock, the full number of shares of Common Stock underlying such Stock Appreciation Right shall not be available for subsequent Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. In addition, (i) to the extent an Award under the Plan or Prior Plan is denominated in shares of Common Stock, but paid or settled in cash, the number of shares of Common Stock with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Common Stock underlying Awards that can only be settled in cash, and any Substitute Awards, shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan.

(d) No Participant who is a non-employee director of the Company shall be granted Awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $800,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes). The Administrator may make exceptions to increase such limit to $1,000,000 for an individual non-employee director in extraordinary circumstances, such as where a non-employee director serves as the non-executive chairman of the Board or lead independent director, or as a member of a special litigation or transactions committee of the Board, as the Administrator may determine in its sole discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation involving such non-employee director.

Section 5. Equitable Adjustments.

(a) In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, in the manner determined by the Administrator, in its sole discretion, in (i) the aggregate number of shares of Common Stock reserved for issuance under the Plan, (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Stock Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of shares of Common Stock, or the amount of cash or amount or type of other property, subject to outstanding Restricted Stock, Restricted Stock Units, Stock Bonuses and Other Stock-Based Awards granted under the Plan or (iv) the

Annex B: 2024 Moelis Omnibus Incentive Plan

performance goals and performance periods applicable to any Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b) Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the shares of Common Stock, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant.

(c) The determinations made by the Administrator or the Board, as applicable, pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.

Section 7. Options.

(a) General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. Each Option granted hereunder shall indicate the extent to which the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

(b) Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but in no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant; provided, however, the exercise price of an Option that is a Substitute Award may be an amount that preserves the intrinsic value of such award.

(c) Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate.

(d) Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established performance goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

Annex B: 2024 Moelis Omnibus Incentive Plan

(e) Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing.

(f) Rights as Stockholder. A Participant shall have no rights to dividends or distributions or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 16 hereof.

(g) Termination of Employment or Service. In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Options, such Options shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(h) Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence (including unpaid and unprotected leaves of absence), changes from full-time to part-time employment, partial disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

(i) Incentive Stock Option Limitations/Terms.

(1) Eligibility. Only employees of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a “subsidiary corporation” (as such term is defined in Section 424(f) of the Code) may be granted Incentive Stock Options.

(2) $100,000 Limitation. Notwithstanding the designation “Incentive Stock Option” in an Award Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 7(i)(2), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time of grant.

(3) Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in the Plan, if an Incentive Stock Option is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or “subsidiary corporation” (as such term is defined in Section 424(f) of the Code), the term of the Incentive Stock Option shall not exceed five (5) years from the time of grant of such Incentive Stock Option and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(4) Transferability. An Incentive Stock Option cannot be transferable by the Participant other than by will or the laws of descent and distribution, and, during the lifetime of such Participant, shall not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option shall be treated as a Nonqualified Stock Option.

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(5) Other Terms. Award Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code. Neither the Company nor the Administrator will be liable to a Participant, or to any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code.

(6) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make a disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under circumstances described in Section 421(b) of the Code relating to certain “disqualifying dispositions”, such Participant shall notify the Company of such disposition within ten (10) days thereof. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the Incentive Stock Option and (ii) one year after the date the Participant acquired the Shares by exercising the Incentive Stock Option. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

Section 8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b) Base Price. Each Stock Appreciation Right shall be granted with a base price that is not less than one hundred percent (100%) of the Fair Market Value of the related shares of Common Stock on the date of grant (such amount, the “Base Price”); provided, however, the Base Price of a Stock Appreciation Right that is a Substitute Award may be an amount that preserves the intrinsic value of such award.

(c) Rights as Stockholder. A Participant shall have no rights to dividends, dividend equivalents or any other rights of a stockholder with respect to the Shares, if any, subject to a Stock Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 16 hereof.

(d) Exercisability.

(1) Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(2) Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8.

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(e) Consideration Upon Exercise.

(1) Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive that number of Shares equal in value to (i) the excess of the Fair Market Value as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised.

(2) A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive that number of Shares equal in value to (i) the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3) Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).

(f) Termination of Employment or Service.

(1) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(2) In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g) Term.

(1) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(2) The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

Section 9. Restricted Stock and Restricted Stock Units.

(a) General. Restricted Stock and Restricted Stock Units may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock or Restricted Stock Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of the Restricted Stock or Restricted Stock Units; the Vesting Period of the Restricted Stock or Restricted Stock Units; the Non-Transfer Period of the Restricted Stock or the Shares issued upon or after the vesting of the Restricted Stock Units; the performance objectives (if any); and all other conditions of the Restricted Stock and Restricted Stock Units. If the restrictions, performance objectives and/or conditions established by the Administrator are not attained, a Participant shall forfeit the Participant’s Restricted Stock or Restricted Stock Units, in accordance with the terms of the grant. The provisions of the Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant.

(b) Awards and Certificates.

(1) Except as otherwise provided in Section 9(b)(3) hereof, (i) each Participant who is granted an award of Restricted Stock may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Stock; and (ii) any such certificate so issued shall be registered in the name of the

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Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Stock, the Participant shall have delivered a stock transfer form, endorsed in blank, relating to the Shares covered by such Award. Certificates for shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Vesting Period and Non-Transfer Period have expired without forfeiture in respect of such Restricted Stock.

(2) With respect to Restricted Stock Units, at the expiration of the Vesting Period or at such later time as the Administrator shall provide in the Award Agreement, stock certificates in respect of the Shares underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or the Participant’s legal representative, in a number equal to the number of shares of Common Stock underlying the Award of Restricted Stock Units.

(3) Notwithstanding anything in the Plan to the contrary, any Restricted Stock or Restricted Stock Units to be settled in Shares (at the expiration of the Vesting Period or such later time as the Administrator shall provide in the Award) may, in the Company’s sole discretion, be issued in uncertificated form.

(4) Except as otherwise provided in the applicable Award Agreement, with respect to Restricted Stock Units, at the expiration of the Vesting Period, Shares shall promptly be issued (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within such other period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(c) Restrictions and Conditions. The Restricted Stock and Restricted Stock Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1) The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service as an officer, director, independent contractor or consultant to the Company or any Affiliate thereof, or the Participant’s death or Disability. Notwithstanding the foregoing, upon a Change in Control, the outstanding Awards shall be subject to Section 13 hereof.

(2) Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to shares of Restricted Stock during the Vesting Period, including the right to vote such shares and to receive any dividends declared with respect to such shares. The Participant shall generally not have the rights of a stockholder with respect to shares of Common Stock subject to Restricted Stock Units during the Vesting Period; provided, however, that, subject to Section 409A of the Code, an amount equal to dividends declared during the Vesting Period with respect to the number of shares of Common Stock covered by Restricted Stock Units may, to the extent set forth in an Award Agreement, be provided to the Participant. Notwithstanding the foregoing, any dividend or dividend equivalent awarded with respect to Restricted Stock or Restricted Stock Units shall, unless otherwise set forth in an applicable Award Agreement, be subject to the same restrictions, conditions and risks of forfeiture as the underlying Restricted Stock or Restricted Stock Units.

(d) Termination of Employment or Service. The rights of Participants granted Restricted Stock or Restricted Stock Units upon termination of employment or service with the Company and all Affiliates thereof for any reason during the Vesting Period or Non-Transfer Period shall be set forth in the Award Agreement.

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Section 10. Other Stock-Based Awards.

Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted under the Plan, including but not limited to (i) dividend equivalents, which may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) and (ii) units in Moelis & Company Group LP, Moelis & Company Group Employee Holdings LP or another Affiliate of the Company, to the extent directly or indirectly convertible into shares of Common Stock. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Awards. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Common Stock, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Stock-Based Awards.

Section 11. Stock Bonuses.

In the event that the Administrator grants a Stock Bonus, the Shares constituting such Stock Bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

Section 12. Cash Awards.

The Administrator may grant awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of performance criteria.

Section 13. Change in Control Provisions.

Unless otherwise determined by the Administrator and evidenced in an Award Agreement, in the event that (a) a Change in Control occurs, and (b) either (x) an outstanding Award is not assumed or substituted in connection therewith or (y) an outstanding Award is assumed or substituted in connection therewith and the Participant’s employment or service is terminated by the Company, its successor or an Affiliate thereof without Cause or by the Participant for Good Reason, in either case on or after the effective date of the Change in Control but prior to twelve (12) months following the Change in Control, then:

(a) any unvested or unexercisable portion of any Award carrying a right to exercise shall become fully vested and exercisable; and

(b) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an Award granted under the Plan shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved.

For purposes of this Section 13, an outstanding Award shall be considered to be assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common equity of the acquiring entity (or cash or such other security or entity as may be determined by the Administrator, in its sole discretion, pursuant to Section 5 hereof).

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Section 14. Amendment and Termination.

The Administrator may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s stockholders for any amendment to the Plan that would require such approval in order to satisfy the requirements of any rules of the stock exchange on which the Common Stock is traded or other applicable law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 hereof and the immediately preceding sentence, no such amendment shall impair the rights of any Participant without the Participant’s consent; provided that the Administrator may amend the terms of any such Award to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Award to any applicable law, government regulation or stock exchange listing requirement relating to such Award (including, but not limited to, Section 409A of the Code), and by accepting an Award under this Plan, the Participant thereby agrees to any amendment made pursuant to this Section 14 to such Award (as determined by the Administrator) without further consideration or action.

Section 15. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 16. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, an amount in respect of such taxes up to the maximum federal, state and local tax rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations as determined by the Company; provided, that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by (i) electing to have the Company withhold from such delivery Shares or other property, as applicable, (ii) delivering already owned unrestricted shares of Common Stock or (iii) executing a broker assisted sale procedure, in each case, having a value not exceeding the maximum federal, state and local tax rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. Any such withheld Shares or other property or already owned and unrestricted shares of Common Stock shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award as determined by the Company.

Section 17. Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable and any Non-Transfer Period has expired or terminated in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or

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other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of any shares of Common Stock or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 18. Continued Employment or Service.

Neither the adoption of the Plan nor the grant of an Award hereunder shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 19. Effective Date.

The Plan was adopted by the Board on April 23, 2024, and shall become effective without further action as of the date that it is approved by the Company’s stockholders (the “Effective Date”).

Section 20. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the third (3rd) anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

Section 21. Securities Matters and Regulations.

(a) Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator and the listing requirements of any securities exchange on which the Shares are traded. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Common Stock

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pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to the Company in writing that the Common Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 22. No Fractional Shares.

No fractional Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 23. Beneficiary.

A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

Section 24. Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Section 25. Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Section 26. Clawback; Forfeiture Events.

(a) Notwithstanding any other provisions in this Plan, any Award granted under the Plan will be subject to such deductions and clawback as may be required to be made pursuant to (i) any law, government regulation or stock exchange listing requirement that is applicable to the Company or any of its Affiliates or (ii) any clawback, forfeiture, recoupment or similar policy adopted by the Company. For the avoidance of doubt, any Award granted under the Plan shall be subject to the terms and conditions of the Moelis & Company Clawback Policy filed as Exhibit 10.24 to our Form 10-K on February 22, 2024 (or any successor policy).

(b) In addition to the provisions set forth in Section 26(a) hereof, if a Participant materially breaches or violates a Company Compliance Policy and such breach or violation has an adverse impact on the Company (a “Forfeiture Event”), then the Administrator (or its delegate pursuant to Section 3 hereof) may determine to forfeit all or a portion of any unvested Awards or Awards that are subject to sale restrictions granted to such Participant. All determinations of whether any act or omission constitutes a Forfeiture Event and the amount of any forfeiture in any particular case will be made by the Administrator (or its delegate pursuant to Section 3 hereof) in its sole discretion and will be final and binding on all parties.

Section 27. Section 409A of the Code.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service

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with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Administrator shall have the sole authority to make any accelerated distributions permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants with respect to any deferred amounts, provided that such distributions meets the requirements of Treas. Reg. Section 1.409A-3(j)(4). The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code. Without limiting the foregoing, the Company makes no representation as to the tax treatment of a Participant with respect to the receipt, vesting, exercise or settlement of an Award granted herein.

Section 28. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

Section 29. Titles and Headings.

The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 30. Successors.

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 31. Miscellaneous Provisions.

(a) Effect on Other Benefits. Awards shall not be taken into account in computing the amount of salary or compensation of a Participant for purposes of determining any pension, retirement, death, severance, other benefits under (a) any pension, retirement, profit sharing, bonus, insurance, severance or other employee benefit plan of the Company or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between the Company (or an Affiliate) and the Participant, except as such plan or agreement shall otherwise expressly provide.

(b) Use of Personal Data. By accepting an Award, the Participant shall have acknowledged that the Company may use the Participant’s personal data for purposes of (i) determining the Participant’s compensation, (ii) payroll activities, including but not limited to, tax withholding and regulatory reporting, (iii) registration of shares, and (iv) other lawful purposes related to the Participant’s employment and the Award and the Company may provide such data to third party vendors with whom it has contracted to provide such services. The Participant may terminate this authorization at any time except with respect to tax and regulatory reporting. In such case, the Participant’s Award may be subject to cancellation.

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(c) Arbitration.

(1) Except as expressly provided in clauses (2) or (3) below, if any claim, controversy or dispute arises in connection with the Plan or Award Agreement, the Participant and the Company (or an Affiliate thereof) agree to final and binding arbitration of any and all such claims, controversies or disputes as described below:

(i) If the Participant is registered and FINRA Dispute Resolution, Inc. has jurisdiction over the dispute, the Participant agrees to final and binding arbitration before FINRA or any successor organization or body thereto in accordance with FINRA’s special procedures applicable to Large Cases, if available, and to have the case heard by a single arbitrator who was a former judge; provided that, if such special procedures are not available, then in accordance with FINRA’s then applicable rules, including those related to discovery. The arbitration shall take place at the FINRA hearing site located nearest to the Company’s (or the Affiliate’s) office at which the Participant is providing services or was providing services as of the date his or her employment or other relationship terminated. The number of arbitrators in any arbitration before FINRA shall be determined in accordance with FINRA’s rules.

(ii) If the Participant is not registered or if FINRA does not have jurisdiction, the Participant agrees to final and binding arbitration administered by JAMS or any successor organization or body thereto pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, with the exception that the Participant and the Company (or the Affiliate) agree that no depositions will be taken, except if ordered by the arbitrator due to extraordinary circumstances. The arbitration hearing will take place at the JAMS hearing site located nearest to the Company’s (or the Affiliate’s) office at which the Participant is providing services or was providing services as of the date the Participant’s employment or other relationship terminated. Any such arbitration shall be before one arbitrator, who shall be a former judge, selected in accordance with the rules described above.

This agreement to arbitrate disputes includes, but is not limited to, any claims of discrimination and/or harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, claims for breach of contract or the implied covenant of good faith and fair dealing, tortious conduct (whether intentional or negligent), including claims of misappropriation, fraud, conversion, interference with economic advantage or contract, breach of fiduciary duty, misrepresentation, or any other federal, state or local law relating to discrimination in employment, any claims relating to wage and hour claims and any other statutory or common law claims. In the course of any arbitration, the employee and the Company (or the Affiliate) agree: (x) to request that a written award be issued by the arbitrator(s); (y) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding; and (z) that the Participant will not be required to pay any fees in the arbitration that are greater than the fees the Participant would be required to pay in a court proceeding. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.

(2) The Participant and the Company (or an Affiliate) knowingly and voluntarily agree to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that the Participant and the Company (or an Affiliate) agree that each has the right to seek injunctive or other equitable relief from a court with respect to the enforcement of any obligations the employee may have regarding any notice period the Company (or the Affiliate) is entitled to, trade secrets, confidential information, non-solicitation of employees, consultants or independent contractors, non-solicitation of clients or customers, non-competition, inventions, work product or other intellectual property and non-disparagement (whether such obligations arise pursuant to the Plan, an Award Agreement, any employee handbook, any offer letter, any employment agreement, any confidentiality and/or restrictive covenant agreement, the common law or otherwise).

(3) Any claims filed by the parties in arbitration must be brought in the parties’ individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding. In the

Annex B: 2024 Moelis Omnibus Incentive Plan

event that the preceding sentence is ruled to be unenforceable, any such purported class, collective or representative proceeding must be heard in court and not in arbitration.

(4) Each provision of this arbitration agreement is intended to be severable, and the invalidity or unenforceability of any portion or provision of this agreement shall not affect the validity, enforceability or legality of the remainder hereof. In the event any provision of this arbitration policy is determined by any court of competent jurisdiction or arbitrator(s) to be illegal, invalid or unenforceable as written, such provision shall be interpreted so as to be legal, valid and enforceable to the fullest extent possible under applicable law. In the event any provision of this arbitration policy is determined by a court of competent jurisdiction or arbitrator(s) to be void, the remaining provisions of this arbitration policy shall nevertheless be binding upon the parties with the same effect as though the void provision thereof had been severed and deleted.

MOELIS & COMPANY 399 PARK AVENUE, 4TH FLOOR NEW YORK, NY 10022 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V48906-P09449 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY MOELIS & COMPANY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. Kenneth Moelis 1b. Eric Cantor 1c. John A. Allison IV 1d. Kenneth L. Shropshire 1e. Laila J. Worrell The Board of Directors recommends you vote FOR proposal 2. For Against Abstain 2. To approve, on an advisory basis, the compensation of our Named Executive Officers. The Board of Directors recommends you vote 1 YEAR for proposal 3. 1 Year 2 Years 3 Years Abstain 3. To approve, on an advisory basis, the frequency (every 1, 2 or 3 years) of future advisory votes to approve the compensation of our Named Executive officers. The Board of Directors recommends you vote FOR proposal 4. For Against Abstain 4. 2024 Moelis Omnibus Incentive Plan. The Board of Directors recommends you vote FOR proposal 5. For Against Abstain 5. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSAL 2, 1 YEAR FOR PROPOSAL 3, FOR PROPOSAL 4, AND FOR PROPOSAL 5. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V48907-P09449 MOELIS & COMPANY Annual Meeting of Stockholders June 6, 2024 8:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Kenneth Moelis, Joseph Simon, Katherine Pilcher-Ciafone and Osamu Watanabe, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A and Class B common stock of Moelis & Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders, to be held at 8:30 AM (Eastern Time) on June 6, 2024, at the offices of Moelis & Company, located at 399 Park Avenue, 4th Floor, New York, NY 10022, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSAL 2, 1 YEAR FOR PROPOSAL 3, FOR PROPOSAL 4, AND FOR PROPOSAL 5. Continued and to be signed on reverse side